Exhibit 4.22

EXECUTION VERSION
CREDIT AGREEMENT

Dated as of January 26, 2011,

among

PLY GEM HOLDINGS, INC.,

PLY GEM INDUSTRIES, INC.,
as the Specified U.S. Borrower,

PLY GEM CANADA, INC.,
as the Canadian Borrower,

The Other Borrowers Named Herein,

UBS AG, STAMFORD BRANCH,
as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer,

WELLS FARGO CAPITAL FINANCE, LLC
as Co-Collateral Agent,

UBS LOAN FINANCE LLC,
as U.S. Swing Line Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a U.S. L/C Issuer,

UBS AG CANADA BRANCH
as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a U.S. L/C Issuer

CREDIT SUISSE AG, TORONTO BRANCH,
as a Canadian L/C Issuer,

The Lenders Party Hereto,

and

UBS SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

WELLS FARGO CAPITAL FINANCE, LLC
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

TABLE OF CONTENTS

i

SECTION 10.02.	Notices; Effectiveness; Electronic Communications	97
SECTION 10.03.	No Waiver; Cumulative Remedies	98
SECTION 10.04.	Expenses; Indemnity; Damage Waiver	98
SECTION 10.05.	Payments Set Aside	99
SECTION 10.06.	Successors and Assigns	100
SECTION 10.07.	Treatment of Certain Information; Confidentiality	102
SECTION 10.08.	Right of Setoff	103
SECTION 10.09.	Interest Rate Limitation	103
SECTION 10.10.	Counter parts; Integration; Effectiveness	103
SECTION 10.11.	Survival of Representations and Warranties	104
SECTION 10.12.	Severability	104
SECTION 10.13.	Replacement of Lenders	104
SECTION 10.14.	Governing Law; Jurisdiction; Etc.	104
SECTION 10.15.	Waiver of Jury Trial	105
SECTION 10.16.	No Advisory or Fiduciary Responsibility	105
SECTION 10.17.	Electronic Execution of Assignments and Certain Other Documents	105
SECTION 10.18.	USA Patriot Act Notice	105
SECTION 10.19.	Judgment Currency	106
SECTION 10.20.	Language	106
SECTION 10.21.	Intercreditor Agreement	106

SCHEDULES
Schedule 1.01(a)	Sale-Leaseback Properties
Schedule 1.01(b)	Existing Letters of Credit
Schedule 2.01	Commitments and Applicable Percentages
Schedule 4.01(a)(vi)	Mortgaged Properties
Schedule 5.05	Supplement to Interim Financial Statements
Schedule 5.06	Litigation
Schedule 5.08(b)	Owned Real Property
Schedule 5.08(c)	Leased Real Property
Schedule 5.09	Environmental Matters
Schedule 5.13	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 6.12	Guarantors
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03(e)	Existing Indebtedness
Schedule 7.05	Dispositions
Schedule 7.08(j)	Transactions with Affiliates
Schedule 7.08(m)	Specified Permitted Affiliate Transactions
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Swing Line Loan Notice
Exhibit C-1	Form of U.S. Revolving Credit Note
Exhibit C-2	Form of Canadian Revolving Credit Note
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Assignment and Assumption
Exhibit E-2	Form of Administrative Questionnaire
Exhibit F	Form of U.S. Guaranty
Exhibit G-1	Form of U.S. Security Agreement
Exhibit G-2	Form of Canadian Security Agreement
Exhibit H	[Reserved]
Exhibit I	Form of Intercompany Note
Exhibit J-1	Form of Opinion – U.S. Counsel to Loan Parties
Exhibit J-2	Form of Opinion – Counsel to Canadian Loan Parties
Exhibit J-3	Form of Opinion – Local Counsel to U.S. Loan Parties
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	Form of Perfection Certificate

v

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 26, 2011, among PLY GEM HOLDINGS, INC., a Delaware corporation (“Holdings”); PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower” and, in its capacity as the representative of the other Borrowers pursuant to Section 2.15 hereof, the “Borrower Agent”); PLY GEM CANADA, INC., a Canadian corporation (the “Canadian Borrower”); the Subsidiaries of the Specified U.S. Borrower from time to time party hereto as Borrowers and Guarantors; each Lender from time to time party hereto; UBS AG, STAMFORD BRANCH, as U.S. Administrative Agent, as U.S. Collateral Agent, and a U.S. L/C Issuer; UBS LOAN FINANCE LLC, as U.S. Swing Line Lender; WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. L/C Issuer; UBS AG CANADA BRANCH (“UBS Canada”), as Canadian Administrative Agent, as Canadian Collateral Agent, as Canadian Swing Line Lender, and as a Canadian L/C Issuer; CREDIT SUISSE, as a U.S. L/C Issuer; CREDIT SUISSE, TORONTO BRANCH, as a Canadian L/C Issuer; UBS SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner; and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agent, Syndication Agent, Joint Lead Arranger and Joint Bookrunner.

Preliminary Statements:

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms.  As used in this Agreement (including the Preliminary Statements), the following terms shall have the meanings set forth below:

“2014 Senior Subordinated Notes” means all outstanding 13 1/8% unsecured senior subordinated notes due 2014 issued by the Specified U.S. Borrower pursuant to the 2014 Senior Subordinated Notes Indenture.

“2014 Senior Subordinated Notes Indenture” means the Indenture dated as of January 11, 2010 among U.S. Bank National Association, the Specified U.S. Borrower and certain of the Guarantors, together with all instruments and other agreements in connection therewith or otherwise setting forth the terms of the 2014 Senior Subordinated Notes, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“ABL Priority Collateral” means the “Revolving Facility First Lien Collateral” (as defined in the Intercreditor Agreement).

“Account” has the meaning specified in the UCC (or, with respect to a Canadian Loan Party, the PPSA), and shall include any and all rights of a Loan Party to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Administrative Agent” means, with respect to matters relating to the U.S. Revolving Credit Facility and the U.S. Loan Documents, the U.S. Administrative Agent and, with respect to matters relating to the Canadian Revolving Credit Facility and the Canadian Loan Documents, the Canadian Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advisory Agreement” means the General Advisory Agreement dated as of February 12, 2004 between the Specified U.S. Borrower and CXCIC LLC, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the Loan Documents.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent and the Co-Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement as modified, amended, supplemented or restated, and in effect from time to time.

“Anti-Terrorism Laws” has the meaning specified in Section 5.23(a).

“Applicable Commitment Fee Rate” means, (a) until the fiscal quarter ending on or around June 30, 2011, 0.500% and (b) for each fiscal quarter thereafter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Average Excess Availability	Applicable Commitment Fee Rate
≥ $100,000,000	0.625%
< $100,000,000 but ≥ $50,000,000	0.500%
< $50,000,000	0.375%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter.  Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records.  If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrowers are not received by the Agents by the date required pursuant to Section 6.01(f) of this Agreement, then, upon the request of the Required Lenders, the Applicable Commitment Fee Rate shall be deemed to be 0.625% until such time as such Borrowing Base Certificates and supporting information are received.

“Applicable Percentage” means, (a) with respect to any U.S. Appropriate Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time and (b) with respect to any Canadian Appropriate Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Revolving Credit Facility represented by such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment at such time.  If the commitment of each Appropriate Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Appropriate Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Appropriate Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for each fiscal quarter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Applicable Rate
Pricing Level	Average Excess Availability	Eurodollar Rate, BA Rate and Letter of Credit Fees	Base Rate, Canadian Base Rate and Canadian Prime Rate
1	≥ $100,000,000	2.25%	1.25%
2	< $100,000,000 but ≥ $50,000,000	2.50%	1.50%
3	< $50,000,000	2.75%	1.75%

Notwithstanding the foregoing, during the fiscal quarter in which the Closing Date occurs and until the fiscal quarter ending on or around June 30, 2011, Level 2 shall be deemed to apply.  Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter.  Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records.  If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrowers are not received by the Agents by the date required pursuant to Section 6.01(f) of this Agreement, then, upon the request of the Required Lenders, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 3 until such time as such Borrowing Base Certificates and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) (i) with respect to the U.S. Revolving Credit Facility, a Lender that has a Commitment with respect to the U.S. Revolving Credit Facility or holds a U.S. Revolving Credit Loan at such time (each, a “U.S. Appropriate Lender”), (ii) with respect to the U.S. Letter of Credit Sublimit, (A) the U.S. L/C Issuer and (B) if any U.S. Letters of Credit have been issued pursuant to Section 2.01(c), the U.S. Revolving Credit Lenders and (iii) with respect to the U.S. Swing Line Sublimit, (A) the U.S. Swing Line Lender and (B) if any U.S. Swing Line Loans are outstanding pursuant to Section 2.04(A)(a), the U.S. Revolving Credit Lenders and (b) (i) with respect to the Canadian Revolving Credit Facility, a Lender that has a Commitment with respect to the Canadian Revolving Credit Facility or holds a Canadian Revolving Credit Loan at such time (each, a “Canadian Appropriate Lender”), (ii) with respect to the Canadian Letter of Credit Sublimit, (A) the Canadian L/C Issuer and (B) if any Canadian Letters of Credit have been issued pursuant to Section 2.01(d), the Canadian Revolving Credit Lenders and (iii) with respect to the Canadian Swing Line Sublimit, (A) the Canadian Swing Line Lender and (B) if any Canadian Swing Line Loans are outstanding pursuant to Section 2.04(B)(a), the Canadian Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2009 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to each Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the applicable Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each applicable Appropriate Lender to make Revolving Credit Loans and of the obligation of the applicable L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserve” means, on any date of determination and with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, as the case may be, the sum (without duplication) of (a) reserves for deterioration in the salability of inventory; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) all accrued Royalties, whether or not then due and payable by, in the case of the U.S. Borrowing Base, a U.S. Loan Party or, in the case of the Canadian Borrowing Base, a Canadian Loan Party; (e) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Collateral Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Priority Payables Reserve; (g) reserves for excess dilution; (h) reserves for inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party; and (i) such additional reserves, in such amounts and with respect to such matters, as the Agents in their Credit Judgment may elect to impose from time to time; provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment at such time; and provided further that such Availability Reserve shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (unless an Event of Default exists in which event no notice shall be required). The Agents will be available during such period to discuss any such proposed Availability Reserve or change with the Borrowers and without limiting the right of the Agents to establish or change such Reserves in the Agents’ Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agents. The amount of any Availability Reserve established by the Agents shall have a reasonable relationship as determined by the Agents in their Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral, but the Agents shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Average Revolving Credit Facility Balance” means, for any period for any Facility, the amount obtained by adding the Outstanding Amount of Loans outstanding under such Facility (less the Outstanding Amount of any Swing Line Loans under such Facility on such date) and L/C Obligations under such Facility at the end of each day for the period in question and by dividing such sum by the number of days in such period.

“BA Rate” means, for the Interest Period of each BA Rate Loan, the rate of interest per annum equal to the average annual rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points; provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the rate of interest per annum equivalent to the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus ten (10) basis points.

“BA Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (a) cash management services provided by Cash Management Banks under Cash Management Agreements and (b) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing (other than Excess Bank Product Debt) to be included as an “Obligation” for purposes of a distribution under Section 8.03, the applicable Secured Party and the Loan Party must have previously provided written notice to the Agents of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (the “Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  The Bank Product Amount may be changed from time to time upon written notice to the Agents by the applicable Secured Party and Loan Party.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists and is continuing, or if a reserve in such amount would cause an Overadvance.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product”.

“Bank Product Debt” means Debt and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserve” means, with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, the aggregate amount of reserves established by the Agents from time to time in their Credit Judgment in respect of Bank Product Debt of the U.S. Loan Parties or the Canadian Loan Parties, as the case may be, which shall be at least equal to the sum of all Bank Product Amounts.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as determined from time to time by UBS AG, Stamford Branch as its “corporate base rate” in effect at its principal office in Stamford, Connecticut.  The “corporate base rate” is a rate set by UBS AG, Stamford Branch based upon various factors including UBS AG, Stamford Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “corporate base rate” so determined by UBS AG, Stamford Branch shall take effect at the opening of business on the day specified by UBS AG, Stamford Branch.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bookrunner” means UBS Securities LLC and Wells Fargo Capital Finance, LLC, collectively in their capacities as joint lead arrangers and joint bookrunners.

“Borrower Agent” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” mean the Canadian Borrower and the U.S. Borrowers.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means any of the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit K.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, relative to matters with respect to the U.S. Revolving Credit Facility, the state where the Administrative Agent’s Office is located, or relative to matters with respect to the Canadian Revolving Credit Facility, the jurisdiction where the Administrative Agent’s principal Canadian lending Affiliate or branch is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established pursuant to Section 8.04.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.04.

“CAM Exchange Date” means the first date after the Closing Date on which there shall occur (a) any Event of Default under clause (f) or (g) of Section 8.01 with respect to a Borrower or (b) an acceleration of Loans pursuant to Section 8.02(b).

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum, without duplication, of (i) the Canadian Revolving Credit Exposure, if any, of such Lender, (ii) the U.S. Revolving Credit Exposure, if any, of such Lender and (iii) the aggregate amount of any other Obligations otherwise owed to such Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate U.S. Revolving Credit Exposure of all the Lenders, (ii) the aggregate Canadian Revolving Exposure of all Lenders and (iii) the aggregate amount of any other Obligations otherwise owed to any of the Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.

“Canadian Account Control Agreements” means, collectively, the Deposit Account Control Agreements entered into by the Canadian Loan Parties in favor of the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

“Canadian Administrative Agent” means UBS Canada, in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.

“Canadian Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as determined from time to time by UBS Canada as its “corporate base rate” for loans in Dollars in Canada.  The “Canadian Base Rate” is a rate set by UBS Canada based upon various factors including UBS Canada’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “Canadian Base Rate” so determined by UBS Canada shall take effect at the opening of business on the day specified by UBS Canada.

“Canadian Base Rate Loan” means any Canadian Revolving Credit Loan denominated in Dollars bearing interest computed by reference to the Canadian Base Rate.

“Canadian Benefit Plans” means all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its employees or former employees in Canada.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Agents in accordance with this Agreement) equal to

(a)           the sum of

(i) 90% of the value of Eligible Credit Card Receivables of the Canadian Loan Parties,

(ii) 85% of the value of the Eligible Receivables of the Canadian Loan Parties, and

(iii) 85% of the NOLV Percentage of the value of the Eligible Inventory of the Canadian Loan Parties,

minus

(b)           the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.

“Canadian Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Canadian Lender or an Affiliate of an Agent or a Canadian Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Canadian Loan Party.

“Canadian Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Canadian Collateral Documents and all of the other property that is or is intended under the terms of the Canadian Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Collateral Agent” means UBS AG Canada Branch, in its capacity as Canadian collateral agent under any of the Loan Documents, or any successor Canadian collateral agent.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement, the Canadian Intellectual Property Security Agreement, Canadian Mortgages, the Canadian Account Control Agreements, each of the collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, deeds of hypothec, hypothecs, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien securing the Canadian Obligations in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Dollar” or “Cdn. $” means Canadian dollars, the lawful currency of Canada.

“Canadian Excess Availability” means, at any time, the difference between (a) the lesser of (i) the Canadian Revolving Credit Facility and (ii) the Canadian Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(f) hereof minus (b) the Total Canadian Revolving Credit Outstandings.

“Canadian Guarantee” means, collectively, the Guarantees made by the Canadian Subsidiary Guarantors in favor of the Canadian Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent, together with each other guarantee and guarantee supplement delivered pursuant to Section 6.12.

“Canadian Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vii).

“Canadian L/C Advance” means, with respect to each Canadian Revolving Credit Lender, such Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Credit Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Issuer” means UBS Canada and/or Credit Suisse, Toronto Branch, each in its capacity as issuer of Canadian Letters of Credit hereunder, any Lender acceptable to the Canadian Borrower and the Canadian Administrative Agent or any successor issuer of Canadian Letters of Credit hereunder.

“Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Canadian Letters of Credit, including all Canadian L/C Borrowings.  For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Lender” means each financial institution listed on Schedule 2.01 as a “Canadian Revolving Credit Lender”, as well as any Person that becomes a “Canadian Revolving Credit Lender” hereunder pursuant to Section 2.16 or 10.06 and, as the context requires, includes the Canadian Swing Line Lender.

“Canadian Letter of Credit” means any standby letter of credit or commercial letter of credit issued hereunder.

“Canadian Letter of Credit Sublimit” means an amount equal to $3,000,000.  The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.

“Canadian Loan” means an extension of credit by a Lender to the Canadian Borrower under Article II in the form of a Canadian Revolving Credit Loan or a Canadian Swing Line Loan.

“Canadian Loan Documents” means, collectively, (a) this Agreement, (b) the Canadian Revolving Credit Notes, (c) the Canadian Guarantee, (d) the Canadian Collateral Documents, (e) the Fee Letters and (f) each Issuer Document with respect to a Canadian Letter of Credit.

“Canadian Loan Parties” means the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan, Canadian Letter of Credit, Canadian Secured Cash Management Agreement or Canadian Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Canadian Overadvance” has the meaning specified in Section 2.01(g).

“Canadian Overadvance Loan” means a Canadian Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Canadian Payment Account” means the Canadian Dollar account and the U.S. Dollar account of the Collateral Agent to which all monies constituting proceeds of Canadian Collateral shall be transferred from time to time.

“Canadian Pension Plans” means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its Canadian employees or former employees.

“Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (a) the rate of interest in effect for such day as determined from time to time by UBS Canada as its “corporate base rate” and (b) the interest rate per annum equal to the sum of (i) the BA Rate applicable to bankers’ acceptances with a term of 30 days on such day and (ii) 0.50% per annum.  The “Canadian Prime Rate” is a rate set by UBS Canada based upon various factors including UBS Canada’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “Canadian Prime Rate” so determined by UBS Canada shall take effect at the opening of business on the day specified by UBS Canada.

“Canadian Prime Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest computed by reference to the Canadian Prime Rate.

“Canadian Priority Payables” means, at any time, with respect to the Canadian Borrowing Base:

(a)           the amount past due and owing by the Canadian Borrower and/or any other Canadian Loan Party, or the accrued amount for which the Canadian Borrower and/or any other Canadian Loan Party has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable Law, rule or regulation, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, salaries, commissions or compensation, including vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, lien, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents; and

(b)           the aggregate amount of any other liabilities of the Canadian Borrower and any other Canadian Loan Parties (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, or claim or other Lien on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

“Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Agents in their Credit Judgment in such amount as the Agents may determine reflects the unpaid or unremitted Canadian Priority Payables by the Canadian Loan Parties, which would give rise to a Lien with priority under applicable Laws over the Lien of the Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and BA Rate Loans, having the same Interest Period made by each of the Canadian Revolving Credit Lenders pursuant to Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Agents’ Credit Judgment, Protective Advance made hereunder.

“Canadian Revolving Credit Commitment” means, as to each Canadian Revolving Credit Lender, its obligation to (a) make Canadian Revolving Credit Loans to the Canadian Borrower pursuant to Section 2.01(b), (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.16.

“Canadian Revolving Credit Exposure” means, with respect to any Appropriate Lender at any time, the Outstanding Amount of Canadian Revolving Credit Loans of such Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian L/C Obligations with respect to Canadian Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian Swing Line Loans.

“Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time.

“Canadian Revolving Credit Lender” means, at any time, any Lender that has a Canadian Revolving Credit Commitment at such time.

“Canadian Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Agents’ Credit Judgment, Protective Advance made hereunder.

“Canadian Revolving Credit Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Appropriate Lender evidencing Canadian Revolving Credit Loans or Canadian Swing Line Loans, as the case may be, made by such Canadian Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Canadian Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Canadian Loan Party and any Cash Management Bank.

“Canadian Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any Canadian Loan Party and any Hedge Bank.

“Canadian Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Canadian Revolving Credit Lenders, the Canadian L/C Issuer, the Canadian Hedge Banks, the Canadian Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent  or the Collateral Agent from time to time pursuant to Section 9.05, and the other Persons the Canadian Obligations owing to which are or are purported to be secured by the Canadian Collateral under the terms of the Collateral Documents.

“Canadian Security Agreement” means, collectively, the Security Agreements and the deeds of hypothec delivered pursuant to Section 6.12, in each case in respect of the Canadian Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent and as amended.

“Canadian Subsidiary” means any direct or indirect Subsidiary of the Canadian Borrower which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary (other than the Canadian Borrower or any Excluded Subsidiary) and each Person that shall, at any time after the date hereof, become a Canadian Subsidiary and execute and deliver a Canadian Guarantee pursuant to Section 6.12; it being understood that none of the Canadian Borrower or any Canadian Subsidiary Guarantors shall guarantee any of the U.S. Obligations.

“Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.04.

“Canadian Swing Line Lender” means UBS Canada in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender hereunder.

“Canadian Swing Line Loan” has the meaning specified in Section 2.04(B)(a).

“Canadian Swing Line Sublimit” means an amount equal to $1,500,000.  The Canadian Swing Line Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.

“Canadian Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Canadian Borrower on the assumption that each Canadian Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Canadian Borrower or made available to the Administrative Agent by any such Canadian Lender, (b) with respect to the Canadian Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Canadian Swing Line Loan that shall not have been funded by the Canadian Revolving Credit Facility Lenders in accordance with Section 2.04(c) and (c) with respect to the Canadian L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding Canadian L/C Borrowing that shall not have been funded by the Canadian Revolving Credit Facility Lenders in accordance with Sections 2.03(c).

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the net cash proceeds of any Disposition (other than any Dispositions under Sections 7.05(b), (f), (h), (i) and (j)) or any insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired and the reinvestment of the net cash proceeds of any such Disposition or such insurance proceeds, (d) the purchase price of equipment purchased substantially contemporaneously with the trade-in or sale of used or surplus existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted to the seller of such equipment (or for the net proceeds of such sale) for the equipment being traded in or sold at such time, or (f) capitalized interest relating to the construction of any fixed assets.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; provided that obligations that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after the Closing Date shall not be treated as Capitalized Lease Obligations for any purposes under this Agreement.  Notwithstanding the foregoing, any obligations under any sale-leaseback transaction (including the Sale-Leaseback Transaction) in existence on the Closing Date shall not constitute Capitalized Lease Obligations hereunder.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Dominion Event” means either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived, and/or (b) if the Cash Dominion Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America (or Canada) or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America (or Canada, as the case may be) is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia (or Canada, as the case may be) or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia (or Canada, as the case may be), and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America (or Canada, as the case may be) and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)           repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(f)           readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than twelve (12) months from the date of acquisition thereof;

provided that instruments equivalent to those referred to in clauses (a) through (f) above denominated in Canadian Dollars which are comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in Canada shall be permitted to the extent reasonably required in connection with any business conducted by any Subsidiary organized in Canada.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means a U.S. Cash Management Bank and/or a Canadian Cash Management Bank, as the context may require.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended or otherwise modified from time to time and any rule or regulation issued thereunder.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.

A “Change of Control”   shall be deemed to have occurred if:

(a)           Holdings at any time ceases to own 100% of the Equity Interests of the Specified U.S. Borrower;

(b)           at any time a change of control (as defined in the documentation for any Indebtedness in an outstanding aggregate principal amount in excess of the Threshold Amount) shall occur;

(c)           prior to a Qualifying IPO, (i) the Equity Investors cease to own (directly or indirectly), or to have the power to vote or direct the voting of, Equity Interests of Holdings representing a majority of the voting power of the total outstanding voting Equity Interests of Holdings or (ii) the Equity Investors cease to own (directly or indirectly) Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings;

(d)           following a Qualifying IPO, (i) the Equity Investors shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, Equity Interests of Holdings representing more than 20% of the voting power of the total outstanding voting Equity Interests of Holdings, (ii) the Equity Investors cease to own (directly or indirectly) Equity Interests representing more than 20% of the total economic interests of the Equity Interests of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting Equity Interests of Holdings representing more than the voting power of the voting Equity Interests of Holdings owned by the Equity Investors; or

(e)           following a Qualifying IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (or, if a parent company of Holdings shall have been the subject of such Qualifying IPO, such parent) (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings or such parent, which members comprising such majority are then still in office and were either directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or such parent.

For purpose of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions contemplated by such agreement.

“Closing Date” means January 26, 2011.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means the U.S. Collateral and the Canadian Collateral.

“Collateral Agent” means, with respect to matters relating to the U.S. Revolving Credit Facility and the U.S. Loan Documents, the U.S. Collateral Agent and, with respect to matters relating to the Canadian Revolving Credit Facility and the Canadian Loan Documents, the Canadian Collateral Agent.

“Co-Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Co-Collateral Agent hereunder, or any successor Co-Collateral Agent in such capacity.

“Collateral Documents” means the U.S. Collateral Documents and the Canadian Collateral Documents.

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodities Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Amortization Expense” for any period means, with respect to any specified Person for such period, the amortization expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any period means, with respect to any specified Person for such period, the depreciation expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:  (1) Consolidated Income Tax Expense; plus (2) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense); plus (3) Consolidated Depreciation Expense; plus (4) Consolidated Interest Expense; plus (5) Restructuring Expenses; plus (6) payments pursuant to the Advisory Agreement; plus (7) Pro Forma Cost Savings; plus (8) net out-of-pocket costs and expenses related to acquiring the inventory of a prior supplier of a company in connection with becoming a provider to such company not to exceed $15,000,000 for any Measurement Period; plus (9) fees and expenses payable in connection with this Agreement, and costs payable in connection with the establishment of any incremental facilities permitted hereunder and any other amendment or waiver hereto; plus (10) customary costs, fees and expenses (including prepayment premiums) incurred in connection with any equity offering, Permitted Acquisition, Investment, permitted disposition, recapitalization, financing or refinancing transaction after the date hereof, in each case whether or not successful, and any actual or proposed amendment or modification to the terms of any such transactions in an aggregate amount not to exceed $5,000,000 in any fiscal year, plus (11) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period an excluding write-down or write-off of current assets) for such period, in each case for items (1) to (11) above, determined on a consolidated basis in accordance with GAAP; minus (10) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period; provided that the sum of the Restructuring Expenses and Pro Forma Costs Savings added to the Consolidated Net Income to compute Consolidated EBITDA in any Measurement Period shall not exceed 15% of such Consolidated EBITDA for such Measurement Period.

Notwithstanding the preceding, the provision for items (2) to (9) above of a Subsidiary which is not a Guarantor of the Specified U.S. Borrower shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Specified U.S. Borrower only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Subsidiary (other than any Loan Party) only if a corresponding amount would be permitted at the date of determination to be distributed to the Specified U.S. Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDA of the Specified U.S. Borrower and its Subsidiaries, less (ii) the aggregate amount of all Capital Expenditures of or by the Specified U.S. Borrower and its Subsidiaries made during such period, less (iii) taxes paid or payable in cash by the Specified U.S. Borrower and its Subsidiaries with respect to such period (net of cash refunds received) to (b) the sum of (i) the Consolidated Interest Expense of the Specified U.S. Borrower and its Subsidiaries for such period paid in cash, plus (ii) the aggregate principal amount of all Mandatory Principal Payments made during such period but excluding (A) any such payments to the extent financed through the incurrence of additional Indebtedness (other than Loans hereunder) otherwise expressly permitted under Section 7.02 and (B) Mandatory Principal Payments in respect of the Existing Credit Facility in each case made on or before the Closing Date, and (iii) the aggregate principal amount of all Restricted Payments made during such period pursuant to Section 7.06(e), for the most recently complete Measurement Period.

“Consolidated Income Tax Expense” for any period means, with respect to any specified Person for any period, the provision for taxes of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means, with respect to any specified Person for any period, the sum, without duplication, of the total interest expense (less interest income) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(a)           imputed interest on Capitalized Lease Obligations,

(b)           commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(c)           the net costs associated with Hedging Obligations,

(d)           the interest portion of any deferred payment obligations,

(e)           all other non-cash interest expense,

(f)           capitalized interest,

(g)           the product of (i) all dividend payments on any series of Disqualified Equity Interests of such Person or any Preferred Stock of any Subsidiary thereof (other than any such Disqualified Equity Interests or any Preferred Stock held by such Person or a wholly-owned Subsidiary thereof or to the extent paid in Qualified Equity Interests), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Subsidiaries, expressed as a decimal,

(h)           all interest payable with respect to discontinued operations, and

(i)           all interest on any Indebtedness described in clause (e) or (h) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Specified U.S. Borrower or any Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of clause (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(a)           net income (or loss) of any Person  (other than a Subsidiary) in which such specified Person other than the Specified U.S. Borrower and its Subsidiaries has an ownership interest; provided that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(b)           except to the extent includible in Consolidated Net Income of the specified Person pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Subsidiary or is merged into or consolidated with the specified Person or a Subsidiary thereof or (ii) the assets of such Person are acquired by the specified Person or a Subsidiary thereof;

(c)           the net income of any Subsidiary (other than any Loan Party) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the specified Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(d)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by such specified Person or any of its Subsidiaries upon (i) the acquisition of any securities, or the extinguishment of any Indebtedness, of the specified Person and any Subsidiary thereof or (ii) any Disposition by the specified Person or any Subsidiary thereof;

(e)           gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(f)           unrealized gains and losses with respect to Hedging Obligations;

(g)           the cumulative effect of any change in accounting principles;

(h)           any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions;

(i)           gains and losses realized upon the refinancing of any Indebtedness of the specified Person or any Subsidiary thereof;

(j)           any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the specified Person or any Subsidiary during such period thereof;

(k)           non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(l)           any non-cash goodwill or non-cash asset impairment charges subsequent to the Closing Date;

(m)           any expenses or reserves for liabilities to the extent that the specified Person or any Subsidiary thereof is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the specified Person or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the specified Person or such Subsidiary will not be indemnified; and

(n)           so long as the specified Person or any Subsidiary file a consolidated tax return, or are part of a consolidated group for tax purposes, with Holdings or any other holding company, the excess of (i) the Consolidated Income Tax Expense for such period over (ii) all tax payments payable for such period by the specified Person and the Subsidiaries thereof to Holdings or such other holding company under a tax sharing agreement or arrangement.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Trigger Event” means, at any time, either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (i) 12.5% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $17,500,000.  For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived and/or (b) if the Covenant Trigger Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (i) 12.5% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $17,500,000 for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.  For purposes of determining whether a Covenant Trigger Event shall have occurred and is continuing, no greater than 15% of Excess Availability shall be composed of Canadian Excess Availability and no greater than 15% of the Aggregate Commitments shall be composed of Commitments of Canadian Lenders.

“Credit Card Processor” means a Person that provides credit card processing services for any merchant.

“Credit Card Receivables” means any Accounts due to any Loan Party on a non-recourse basis (it being understood, for the avoidance of doubt, that normal return policies of any Loan Party shall not be deemed to be with recourse) in connection with purchases from and other goods and services provided by such Loan Party from: Visa, MasterCard, American Express and such other Credit Card Processor acceptable to the Agents in their Credit Judgment, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by the Credit Card Processor; provided, that Credit Card Receivables shall be calculated net of fees and chargebacks owed to credit card processors and deposits, holdbacks or escrows held by credit card processors.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Judgment” means the Agents’ commercially reasonable judgment exercised in good faith based upon their consideration of any factor that they reasonably believe (a) could materially adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of the Collateral Agent’s Liens, or the amount that the Agents and the Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (d) creates or could result in an Event of Default.  In exercising such judgment, the Agents may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the Revolving Credit Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a BA Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests (other than Disqualified Equity Interests)), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date; provided that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of Holdings, the Specified U.S. Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings, the Specified U.S. Borrower or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require Holdings or the Specified U.S. Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that Holdings or the Specified U.S. Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate in accordance with Section 1.07.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means any Deposit Account of a Loan Party at the Collateral Agent or its Affiliates or branches or another bank acceptable to the Collateral Agent, in each case which is subject to a Deposit Account Control Agreement and a lockbox or other similar arrangement in accordance with Section 6.17(a)(iv).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means, collectively, Eligible Inventory, Eligible Receivables, and Eligible Credit Card Receivables.

“Eligible Credit Card Receivables” means any Credit Card Receivable that (i) has been earned and represents the bona fide amounts due to a Loan Party from a Credit Card Processor, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not excluded as an Eligible Credit Card Receivable pursuant to any of clauses (a) through (l) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no person other than a Loan Party as payee or remittance party. Eligible Credit Card Receivables shall not include any Credit Card Receivable if:

(a)           such Credit Card Receivable is not owned by a Loan Party and such Loan Party does not have good or marketable title to such Credit Card Receivable;

(b)           such Credit Card Receivable is payable other than in Dollars or, in the case of Canadian Loan Parties, Dollars or Canadian Dollars;

(c)           such Credit Card Receivable does not constitute an “Account” (as defined in the UCC or , with respect to a Canadian Loan Party, the PPSA) or such Credit Card Receivable has been outstanding more than five (5) Business Days;

(d)           the Credit Card Processor of the applicable credit card with respect to such Credit Card Receivable is the subject of any bankruptcy or insolvency proceedings;

(e)           such Credit Card Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(f)           such Credit Card Receivable is not subject to a properly perfected security interest in favor of the Collateral Agent, or is subject to any Lien whatsoever other than Liens permitted by this Agreement contemplated by the processor agreements and for which appropriate reserves (as determined by the Agents in their Credit Judgment) have been established or maintained by the Loan Parties;

(g)           such Credit Card Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(h)           such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid or overdue Credit Card Processor fee balances;

(i)           such Credit Card Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent;

(j)           such Credit Card Receivable has been disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related Credit Card Processor;

(k)           such Credit Card Receivable is due from a Credit Card Processor which the Agents determine in their Credit Judgment to be unlikely to be collected;

(l)           other than for the sixty (60) days, or up to ninety (90) days as may be agreed by the Agents in their discretion, immediately following the Closing Date, such Credit Card Receivable is due from a Credit Card Processor with respect to which a Processor Control Agreement has not been obtained; or

(m)           it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Agents, in their Credit Judgment.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Receivable.

“Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory:

(a)           which has been shipped for receipt by any Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;

(b)           for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c)           which is insured in accordance with the terms of this Agreement; and

(d)           which otherwise would constitute Eligible Inventory.

“Eligible Inventory”  means Inventory of the Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lowest of its cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; provided, however, that, subject to the ability of the Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Agents in their Credit Judgment, none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(a)           Inventory that is obsolete, unusable or otherwise unavailable for sale;

(b)           Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(c)           Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(d)           Inventory (i) with respect to the U.S. Borrowing Base,  located outside the United States and (ii) with respect to the Canadian Borrowing Base, located outside of Canada;

(e)           Inventory that is located on premises owned, leased or rented by a Person that is not a Loan Party, or is placed on consignment; provided that Inventory placed on consignment with an aggregate book value of up to $25,000,000 shall consist of Eligible Inventory if such Inventory is clearly segregated from all Inventory of such Person, all UCC and PPSA filings deemed necessary or desirable by the Agents have been made, notice has been given to any secured lender of such Person, and a reasonably satisfactory Lien Waiver has been delivered to the Agents by such Person;

(f)           Inventory with respect to which the representations and warranties set forth in this Agreement, in the U.S. Security Agreement or in the Canadian Security Agreement applicable to Inventory are not correct;

(g)           Inventory in respect of which the U.S. Security Agreement or the Canadian Security Agreement, as applicable, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Collateral Agent, on behalf of the applicable Secured Parties, securing the applicable Obligations;

(h)           it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Agents, in their Credit Judgment; and

(i)           in-transit Inventory other than Eligible In-Transit Inventory with an aggregate book value of up to $5,000,000.

If the Agents deem Inventory ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).

“Eligible Receivables” means Accounts (other than Credit Card Receivables) of the Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, subject to the ability of the Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Agents in their Credit Judgment, none of the following classes of Accounts shall be deemed to be Eligible Receivables:

(a)           Accounts that (i) do not arise out of sales of goods or rendering of services in the ordinary course of the Borrowers’ or the relevant Subsidiaries’ business, (ii) are not evidenced by an invoice or other documentation satisfactory to the Agents, (iii) are contingent upon any Loan Party’s completion of any further performance or (iv) relate to payments of interest;

(b)           Accounts payable other than in Dollars or, in the case of Canadian Loan Parties, Dollars or Canadian Dollars, or that are otherwise on terms other than those normal or customary in the Borrowers’ or the relevant Subsidiaries’ business;

(c)           Accounts arising out of a sale made or services rendered by any Borrower to a Subsidiary of any Borrower or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower (including any employees, officers, directors or stockholders of such Borrower);

(d)           Accounts (i) more than 90 days past the original invoice date, (ii) more than 60 days past the original due date (other than up to $7,500,000 of Accounts not more than 75 days past the original due date) or (iii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(e)           Accounts owing from any Person from which an aggregate amount of more than 50% of the Accounts owing therefrom is more than 90 days past original invoice date or more than 60 days past the date due;

(f)           Accounts owing from any Person that exceed 20% of the net amount of all Eligible Receivables, but only to the extent of such excess;

(g)           Accounts owing from any Person that (i) has disputed liability for any Account owing from such Person or has been placed on credit hold due to past due balances or (ii) has otherwise asserted any claim, demand or liability against a Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;

(h)           Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);

(i)           Accounts (i) owing from any Person that is also a supplier to or creditor of a Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agents, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom, (iii) in respect of which the related invoice(s) has been reversed;

(j)           Accounts arising out of sales to account debtors outside the United States and Canada, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agents and such irrevocable letter of credit is in the possession of the Collateral Agent;

(k)           Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back or Accounts representing any unapplied cash;

(l)           Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof or Canada or any province or territory thereof unless the applicable Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, or the Financial Administration Act (Canada) and any similar state, provincial or territorial legislation and the Agents are satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;

(m)           Accounts with respect to which the representations and warranties set forth in this Agreement or in the Security Agreement applicable to Accounts are not correct;

(n)           Accounts in respect of which the applicable Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Obligations;

(o)           Accounts that fail to meet all standards imposed by any Governmental Authority having regulatory authority over such Account;

(p)           Accounts (i) for which goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed or if such Account was invoiced more than once and (ii) with respect to which any check or other instrument of payment has been uncollected for any reason; and

(q)           it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Agents, in their Credit Judgment.

If the Agents deem Accounts ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).

“Environmental Laws” means any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, and the common law relating to pollution or the protection of the environment (including ambient air, indoor air, surface wastes, groundwater, land and subsurface strata), human health and safety and natural resources including those related to Release or threat of Release, or exposure to, or generation, storage, treatment, transport, handling, distribution or disposal of Hazardous Materials.

“Environmental Liability” means any liability or costs, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Specified U.S. Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means the Sponsor, the Management Shareholders, the other equityholders of Ply Gem Prime Holdings, Inc. and their respective Affiliates and Related Parties as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) (i) the occurrence of a Reportable Event with respect to a Pension Plan or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; (g) the withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan that is a multiple employer or other plan described in Section 4064(a) of ERISA during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA or other applicable Laws shall have been met with respect to any Pension Plan or Canadian Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, an interest rate per annum equal to the product of (a) the rate per annum determined by UBS AG, Stamford Branch, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period (as specified in the applicable Committed Loan Notice) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurodollar Rate” shall be the interest rate per annum, determined by UBS AG, Stamford Branch to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by UBS AG, Stamford Branch at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period and (b) Statutory Reserves.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means the sum of U.S. Excess Availability and Canadian Excess Availability.

“Excess Bank Product Debt” means Bank Product Debt in excess of the Bank Product Reserve.

“Excluded Accounts” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Excluded Subsidiary” means, on any date, any Subsidiary of the Specified U.S. Borrower that has less than $100,000 in total assets; (ii) which does not have any Indebtedness (including by way of Guarantee) in respect of money borrowed (it being understood, without limitation to the foregoing, that in no event shall any Subsidiary that provides a Guarantee of the Senior Secured Notes be an Excluded Subsidiary), and (iii) which is not engaged in any substantial business activities.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income or capital (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from any amounts payable under this Agreement, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Agent under Section 10.13 and other than an assignee Lender pursuant to a CAM Exchange under Section 8.04), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii), and (e) any United States withholding tax imposed as a result of FATCA.

“Executive Order” has the meaning specified in Section 5.23(a).

“Existing Credit Agreement” means that certain Credit Agreement, entered into as of June 9, 2008, and amended and restated as of July 16, 2009, as amended, among the Borrowers, Holdings, Credit Suisse, as administrative agent, U.S. swing line lender and U.S. letter of credit issuer, General Electric Capital Corporation, as collateral agent, Credit Suisse, Toronto Branch, as Canadian swing line lender and Canadian letter of credit issuer, the lenders party thereto, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner, General Electric Capital Corporation, as syndication agent and UBS Loan Finance LLC, as documentation agent.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01(b) hereto and outstanding on the Closing Date.

“Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to UBS AG, Stamford Branch on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the letter agreement, dated January 26, 2011, among the Specified U.S. Borrower, the Administrative Agent, the Collateral Agent and UBS Securities LLC and (ii) the letter agreement, dated January 26, 2011, between the Specified U.S. Borrower  and the Co-Collateral Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Specified U.S. Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Specified U.S. Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Specified U.S. Borrower, the Subsidiaries of the Specified U.S. Borrower listed on Schedule 6.12 and each other Subsidiary of the Specified U.S. Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranties” means the U.S. Guaranty and the Canadian Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is an Agent or a Lender or an Affiliate of an Agent or a Lender, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(c) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holdings” means Ply Gem Holdings, Inc.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.16.

“Incremental Revolving Credit Lender” means a Revolving Credit Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan as a result of an Incremental Revolving Credit Commitment.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing;

provided that, “Indebtedness” shall not include any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Closing Date or incurred in connection with Investments permitted under Section 7.02(h) or (n) (i) if such obligations are not required to be reflected as a liability on the balance sheet of the applicable Person or (ii) if at the time of such Investment, the Specified U.S. Borrower was able to satisfy the tests in Section 7.02(h) or (n), as applicable, after giving pro forma effect to the maximum possible payment that could result from such adjustment, earn-out or other obligation as if paid on the date of consummation of such Investment (as certified to the Administrative Agent in reasonable detail by a Responsible Officer of the Borrower).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum intended to be used by the Bookrunner in connection with the syndication of the Commitments.

“Initial Borrowing Base Certificate” means the first Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(f) after completion of the Required Audit and Appraisal.

“Intellectual Property Security Agreements” means the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement.

“Intercompany Note” means an intercompany note, substantially in the form of Exhibit I, executed by the Specified U.S. Borrower and each of its Subsidiaries and endorsed in blank by each of the U.S. Loan Parties.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among the Collateral Agent, on behalf of the U.S. Secured Parties, and the Trustee, on behalf of the “Noteholder Secured Parties” (as defined therein), Holdings and the U.S. Loan Parties.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or BA Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or a BA Rate Loan exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan or Swing Line Loan, the first Business Day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan and BA Rate Loan, the period commencing on the date such Eurodollar Rate Loan or BA Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or BA Rate Loan, and ending on the date 1, 2, 3 or 6 months (or 9 or 12 months, if agreed to by all the Appropriate Lenders) thereafter, as selected by a Borrower in its Committed Loan Notice or such other period that is 365 days or less requested by a Borrower and consented to by all the Appropriate Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” has the meaning specified in the UCC or the PPSA, as applicable, and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration; all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business (but excluding Equipment).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” means a supplement delivered in connection with any Intellectual Property Security Agreement, in each case in form and substance reasonably satisfactory to the Collateral Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means the 2014 Senior Subordinated Notes, the 2014 Senior Subordinated Notes Indenture and any documentation governing any other Junior Financing.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” a U.S. L/C Advance and/or a Canadian L/C Advance, as the context may require.

“L/C Borrowing” means a U.S. L/C Borrowing and/or a Canadian L/C Borrowing, as the context may require.

“L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Canadian L/C Credit Extension, as the context may require.

“L/C Issuer” means the U.S. L/C Issuer and/or the Canadian L/C Issuer, as the context may require.

“L/C Obligations” means the U.S. L/C Obligations and/or the Canadian L/C Obligations, as the context may require.

“Lender” means a U.S. Lender and/or a Canadian Lender, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context may require.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means the U.S. Letter of Credit Sublimit and/or the Canadian Letter of Credit Sublimit, as the context may require.

“License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any IP Rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, trust, deemed trust or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by which (a) for any personal property Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Collateral Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Collateral Agent, and agrees to deliver the Collateral to the Collateral Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Collateral Agent upon request.

“Loan” means a U.S. Loan and/or a Canadian Loan.

“Loan Documents” means the U.S. Loan Documents and the Canadian Loan Documents.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Shareholders” means the members of management of the Specified U.S. Borrower or its Subsidiaries who were investors in Ply Gem Prime Holdings, Inc. on the Closing Date.

“Mandatory Principal Payments” means all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money of any Borrower or Guarantor.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the business, assets, liabilities, operations, condition (financial or otherwise) operating results of the Specified U.S. Borrower and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of the Borrowers or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Foreign Subsidiary” has the meaning specified in Section 6.12(d).

“Material Real Estate” means any parcel of real property that is fee owned by a U.S. Loan Party, other than any parcel of real property (i) for which the greater of the cost and the book value is less than $2,000,000, or (ii) which property is subject to a Lien permitted by Section 7.01(q) which prohibits the granting of a Lien to the Collateral Agent.

“Maturity Date” means, with respect to each of the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility, the earliest of (i) the Stated Maturity Date, (ii) the date which is two months prior to the maturity date of the Senior Secured Notes unless, on or prior to such date, the Senior Secured Notes have been repaid, refinanced or the maturity date thereof extended, in each case, to a date that is at least six months later than the Stated Maturity Date and (iii) the date which is three months prior to the maturity date of the 2014 Senior Subordinated Notes unless, on or prior to such date, the 2014 Senior Subordinated Notes have been repaid, refinanced or the maturity date thereof extended, in each case, to a date that is at least six months later than the Stated Maturity Date; provided, further, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Specified U.S. Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(vi).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(vi)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser and on terms satisfactory to the Agents.

“Noteholder Priority Collateral” means the “Noteholder Collateral” (as defined in the Intercreditor Agreement).

“Note” means a Revolving Credit Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means the U.S. Obligations and the Canadian Obligations.

“OFAC” has the meaning specified in Section 5.23(b)(v).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, property intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.  Notwithstanding the foregoing, at the time of any Canadian Revolving Credit Borrowing, any issuance of Canadian Letters of Credit, any Canadian L/C Borrowing or any conversion or continuation of a Canadian Loan if (a) such Borrowing, issuance, conversion or continuation is for a Loan or Letter of Credit denominated in Canadian dollars or (b) there are any outstanding Canadian Loans or Canadian Letters of Credit denominated in Canadian dollars, the Administrative Agent shall calculate the Outstanding Amount based on the Dollar Equivalent on the date of such Borrowing, conversion or continuation to determine whether such Borrowing complies with the proviso to the first sentences of Sections 2.01(a), (b), (c) or (d) or Sections 2.04(A)(a) or (B)(a).

“Overadvance” means a U.S. Overadvance and/or a Canadian Overadvance, as the context may require.

“Overadvance Loan” means a U.S. Overadvance Loan and/or a Canadian Overadvance Loan, as the context may require.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by UBS Canada in the Canadian interbank market for Canadian Dollars to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.  For greater certainty, “Pension Plan” does not include any Canadian Pension Plan.

“Perfection Certificate” shall mean certificates in the form of Exhibit L or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Acquired Debt” has the meaning specified in Section 7.03(r).

“Permitted Acquisition” has the meaning specified in Section 7.02(h).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Specified U.S. Borrower (or capital contributions in respect thereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (to the extent such commitments could be drawn at the time of such refinancing in compliance with this Agreement) or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, re-financed, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially, taken as a whole, less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended or are on market terms for similar issuances at the time of such modification, refinancing, refunding, renewal or extension, (e) such modification, refinancing, refunding, renewal or extension is incurred and/or guaranteed by only the Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Seller Notes” has the meaning specified in Section 7.03(r).

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Specified U.S. Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions of the 2014 Senior Subordinated Notes, (b) will not mature prior to the date that is six months after the Maturity Date, (c) has no scheduled amortization or payments of principal prior to the Maturity Date and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope than those contained in the 2014 Senior Subordinated Notes Indenture as in effect on the Closing Date, taken as a whole; provided any such Indebtedness shall constitute Permitted Subordinated Indebtedness only if both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.  For greater certainty, “Plan” does not include any Canadian Benefit Plan or Canadian Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means any pledged “Pledged Debt” defined in any Security Agreement and all other indebtedness from time to time owed to the Loan Parties (including, without limitation, all promissory notes or instruments, if any, evidencing such indebtedness) and required to be pledged by the Loan Parties pursuant to the Loan Documents.

“Pledged Equity” means any pledged “Pledged Stock” defined in any Security Agreement and all other Equity Interests from time to time acquired, owned or held by the Loan Parties (including, without limitation, the certificates, if any, representing such Equity Interests) and required to be pledged by the Loan Parties pursuant to the Loan Documents.

“PPSA” means the Personal Property Security Act of Alberta; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Alberta, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Processor Control Agreement” shall mean an agreement among the Administrative Agent, the applicable Borrower and a Credit Card Processor in form and substance reasonably satisfactory to the Administrative Agent.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pro Forma Cost Savings” means, with respect to any Measurement Period, the reductions in costs that occurred during such Measurement Period that are (a) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, or (b) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (a) and (b), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Measurement Period in order to achieve such reduction in costs.

“Protective Advance” has the meaning specified in Section 2.01(h).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Specified U.S. Borrower or financed, directly or indirectly, using funds (a) borrowed from the Specified U.S. Borrower  or any Subsidiary of the Specified U.S. Borrower until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by the Specified U.S. Borrower or any Subsidiary of the Specified U.S. Borrower (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualifying IPO” means the issuance by Holdings or any parent company that directly or indirectly holds 100% of the issued and outstanding Equity Interests of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in the sale or distribution of at least 15% of the total issued and outstanding common Equity Interests of Holdings or such parent company.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, or placing into the environment.

“Rent and Charges Reserve” means (a) with respect to the U.S. Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a U.S. Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless it has executed a Lien Waiver and (b) with respect to the Canadian Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a Canadian Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Audit and Appraisal” means the Agents’ Collateral due diligence review, including, without limitation, completion of the borrowing base field audit and the inventory appraisal in respect of the ABL Priority Collateral and the Canadian Collateral and completion of the review of the cash management and accounting systems, policies and procedures of the Specified U.S. Borrower and its Subsidiaries, with results reasonably satisfactory to the Agents.

“Required Canadian Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Canadian Outstandings (with the aggregate amount of each Canadian Revolving Credit Lender’s risk participation and funded participation in Canadian L/C Obligations and Canadian Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Canadian Revolving Credit Commitments; provided that the unused Canadian Revolving Credit Commitment of, and the portion of the Total Canadian Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required U.S. Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total U.S. Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in U.S. L/C Obligations and U.S. Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Credit Commitments; provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restructuring Expenses” means expenses and charges incurred in connection with restructuring within the Specified U.S. Borrower and/or one or more of its Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, signing, retention or completion bonuses, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

“Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing and/or a Canadian Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means a U.S. Revolving Credit Commitment and/or a Canadian Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.

“Revolving Credit Lender” means a U.S. Revolving Credit Lender and/or a Canadian Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” means a U.S. Revolving Credit Loan and/or a Canadian Revolving Credit Loan, as the context may require.

“Revolving Credit Note” means a U.S. Revolving Credit Note and/or a Canadian Revolving Credit Note, as the context may require.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback Documents” shall mean the Deed of Lease Agreement, by and among GP (MULTI) L.P., a Delaware limited partnership as Landlord, and Ply Gem Industries, Inc., MWM Holding, Inc., Great Lakes Window, Inc., MWM Manufacturers Inc., Napco Window Systems, Inc., Kroy Building Products, Inc., Napco, Inc., Thermal-Gard, Inc., as Tenant, dated as of August 27, 2004 and the Lease Agreement by and between PG-NOM (ALBERTA) INC., an Alberta corporation, as nominee for PG-TRUST (DE), a trust formed under the laws of the State of Delaware, as Landlord and Ply Gem Canada, Inc. (f/k/a CWD Windows and Doors, Inc.), as Tenant, dated as of August 27, 2004.

“Sale-Leaseback Properties” shall mean the owned real properties listed on Schedule 1.01(a).

“Sale-Leaseback Transaction” shall mean the Sale and Leaseback of the Sale-Leaseback Properties pursuant to the Sale-Leaseback Documents.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means the U.S. Secured Parties and the Canadian Secured Parties.

“Security Agreement” means the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Security Agreement Supplement” means a supplement delivered in connection with any Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Senior Secured Notes” means the senior secured notes of the Specified U.S. Borrower in an aggregate principal amount of up to $800,000,000 issued and sold on or after June 9, 2008 pursuant to the Senior Secured Notes Documents, as the same may be modified or otherwise supplemented from time to time in accordance with the terms hereof, and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Secured Notes Indenture, as the same may be modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Purchase Agreement dated as of June 2, 2008 among the Specified U.S. Borrower, the Initial Purchasers (as defined therein) and the guarantors party thereto, the Senior Secured Notes and all other agreements, instruments and other documents pursuant to which the Senior Secured Notes have been or will be issued or otherwise setting forth the terms of the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture, dated as of June 9, 2008, among the Specified U.S. Borrower, as “Issuer” and U.S. Bank National Association, as Trustee.

“September 10-Q” means Holdings’ quarterly report on Form 10-Q filed with the SEC on November 15, 2010.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified U.S. Borrower” has the meaning specified in the introductory paragraph hereto.

“Sponsor” means CI Capital Partners LLC and its Controlled Affiliates.

“Stated Maturity Date” means, with respect to each of the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility, the fifth anniversary of the Closing Date.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (the “Board”) and any other banking authority, domestic or foreign, to which UBS AG, Stamford Branch or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Specified U.S. Borrower.

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Supplemental Collateral Agent” has the meaning specified in Section 9.05(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Agent or a Lender or any Affiliate of an Agent or a Lender).

“Swing Line Borrowing” means a U.S. Swing Line Borrowing and/or a Canadian Swing Line Borrowing, as the context may require.

“Swing Line Lender” means the U.S. Swing Line Lender and/or the Canadian Swing Line Lender, as the context may require.

“Swing Line Loan” means a U.S. Swing Line Loan and/or a Canadian Swing Line Loan, as the context may require.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(A)(b) or 2.04(B)(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means the U.S. Swing Line Sublimit and/or the Canadian Swing Line Sublimit, as the context may require.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Borrowing Base” means the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Total Canadian Outstandings” means the aggregate Outstanding Amount of all Canadian Loans and all Canadian L/C Obligations.

“Total Canadian Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total U.S. Outstandings” means the aggregate Outstanding Amount of all U.S. Loans and all U.S. L/C Obligations.

“Total U.S. Revolving Credit Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations.

“Transaction” means, collectively, (a) the entering into and performance by the U.S. Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Indebtedness of the Borrowers and their Subsidiaries and the termination of all commitments with respect thereto and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Trustee” means U.S. Bank National Association, in its capacity as trustee under the Senior Secured Notes Indenture.

“Tuck-in Acquisitions” means one or more acquisitions made pursuant to Section 7.02(h) with aggregate consideration for all such acquisitions not to exceed $20,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan, BA Rate Loan or a Eurodollar Rate Loan.

“UBS Canada” has the meaning specified in the introductory paragraph hereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b).

“U.S. Administrative Agent” means UBS AG, Stamford Branch in its capacity as U.S. administrative agent under any of the Loan Documents, or any successor U.S. administrative agent.

“U.S. Borrowers” means the Specified U.S. Borrower and each Domestic Subsidiary that becomes a “Guarantor” hereunder after the Closing Date.

“U.S. Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Agents in accordance with this Agreement) equal to

(a)           the sum of

(i)           90% of the value of the Eligible Credit Card Receivables of the U.S. Loan Parties,

(ii)           85% of the value of the Eligible Receivables of the U.S. Loan Parties, and

(iii)           85% of the NOLV Percentage of the value of the Eligible Inventory of the U.S. Loan Parties,

minus

(b)           the Availability Reserve to the extent attributable to the U.S. Loan Parties in the Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.

“U.S. Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an Agent, a U.S. Lender or an Affiliate of an Agent or a U.S. Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a U.S. Loan Party.

“U.S. Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the U.S. Collateral Documents and all of the other property that is or is intended under the terms of the U.S. Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the U.S. Secured Parties.

“U.S. Collateral Agent” means UBS AG, Stamford Branch in its capacity as U.S. collateral agent under any of the Loan Documents, or any successor U.S. collateral agent.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Intellectual Property Security Agreement, the U.S. Mortgages, the U.S. Account Control Agreements, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the U.S. Secured Parties.

“U.S. Excess Availability” means, at any time, the difference between (a) the lesser of (i) (A) the U.S. Revolving Credit Facility and (ii) the U.S. Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(f) hereof minus (b) the Total U.S. Revolving Credit Outstandings.

“U.S. Guaranty” means, collectively, the Guarantees made by the Specified U.S. Borrower and the U.S. Subsidiary Guarantors in favor of the U.S. Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“U.S. Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vii).

“U.S. L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage.

“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Revolving Credit Borrowing.

“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“U.S. L/C Issuer” means UBS AG, Stamford Branch, Wells Fargo Bank, National Association, and/or Credit Suisse, each in its capacity as issuer of U.S. Letters of Credit hereunder, any Lender acceptable to the U.S. Borrower and the U.S. Administrative Agent or any successor issuer of U.S. Letters of Credit hereunder.

“U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all U.S. L/C Borrowings.  For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Lender” means each financial institution listed on Schedule 2.01 as a “U.S. Revolving Credit Lender”, as well as any Person that becomes a “U.S. Revolving Credit Lender” hereunder pursuant to Section 2.16 or 10.06 and, as the context requires, includes the U.S. Swing Line Lender.

“U.S. Letter of Credit” means any standby letter of credit issued hereunder.  A U.S. Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“U.S. Letter of Credit Sublimit” means an amount equal to $13,500,000.  The U.S. Letter of Credit Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.

“U.S. Loan” means an extension of credit by a Lender to the Specified U.S. Borrower under Article II in the form of a U.S. Revolving Credit Loan or a U.S. Swing Line Loan.

“U.S. Loan Documents” means, collectively, (a) this Agreement, (b) the U.S. Revolving Credit Notes, (c) the U.S. Guaranty, (d) the U.S. Collateral Documents, (e) the Intercreditor Agreement, (f) the Fee Letters and (g) each Issuer Document with respect to a U.S. Letter of Credit.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any U.S. Loan Party arising under any Loan Document or otherwise with respect to any U.S. Loan, U.S. Letter of Credit, U.S. Secured Cash Management Agreement or U.S. Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any U.S. Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“U.S. Overadvance” has the meaning specified in Section 2.01(f).

“U.S. Overadvance Loan” means a U.S. Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“U.S. Payment Account” means the account of the Collateral Agent to which all monies constituting proceeds of U.S. Collateral shall be transferred from time to time.

“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and U.S. Protective Advance made hereunder.

“U.S. Revolving Credit Commitment” means, as to each U.S. Revolving Credit Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Specified U.S. Borrower pursuant to Section 2.01(a), (b) purchase participations in U.S. L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including Section 2.16; provided, that at any time that that Total Canadian Revolving Credit Outstandings exceed 100% of the Canadian Revolving Credit Commitments, the U.S. Revolving Credit Commitments shall be temporarily reduced by the amount of such excess until such excess is reduced to zero.

“U.S. Revolving Credit Exposure” means, with respect to any U.S. Appropriate Lender at any time, the Outstanding Amount of such Lender’s U.S. Revolving Credit Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. L/C Obligations with respect to U.S. Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. Swing Line Loans.

“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time.

“U.S. Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.

“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and U.S. Protective Advance made hereunder.

“U.S. Revolving Credit Note” means a promissory note made by the Specified U.S. Borrower in favor of a U.S. Appropriate Lender evidencing U.S. Revolving Credit Loans or U.S. Swing Line Loans, as the case may be, made by such U.S. Revolving Credit Lender, substantially in the form of Exhibit C-1.

“U.S. Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a U.S. Loan Party and any Cash Management Bank.

“U.S. Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any U.S. Loan Party and any Hedge Bank.

“U.S. Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the U.S. Revolving Credit Lenders, the U.S. L/C Issuer, the U.S. Hedge Banks, the U.S. Cash Management Banks, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05, the Canadian Secured Parties and the other Persons the U.S. Obligations owing to which are or are purported to be secured by the U.S. Collateral under the terms of the Collateral Documents.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of the Closing Date and attached as Exhibit G-1 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12 in respect of the U.S. Collateral, in each case as amended).

“U.S. Subsidiary Guarantor” means each Domestic Subsidiary (other than the Specified U.S. Borrower and any Excluded Subsidiary) and each Person that shall, at any time after the date hereof, become a Domestic Subsidiary.

“U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04.

“U.S. Swing Line Lender” means UBS Loan Finance LLC in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.

“U.S. Swing Line Loan” has the meaning specified in Section 2.04(a).

“U.S. Swing Line Sublimit” means an amount equal to the lesser of (a) $13,500,000 and (b) the U.S. Revolving Credit Facility.  The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.

“U.S. Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the U.S. Borrowers on the assumption that each U.S. Appropriate Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the U.S. Borrowers or made available to the Administrative Agent by any such U.S. Appropriate Lender, (b) with respect to the U.S. Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding U.S. Swing Line Loan that shall not have been funded by the U.S. Revolving Credit Lenders in accordance with Section 2.04(c) and (c) with respect to any U.S. L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding U.S. L/C Borrowing that shall not have been funded by the U.S. Revolving Credit Lenders in accordance with Sections 2.03(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

SECTION 1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) any references herein to “ordinary course of business” or “ordinary course” shall mean the ordinary course of business of the Loan Parties and their respective Subsidiaries, and undertaken in good faith.

(b) All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC or the PPSA to the extent the same are used or defined therein.  For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Collateral Document) and for all other purposes pursuant to which the interpretation or construction of a Collateral Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude,” (iii) ”tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, registering or recording financing statements or other required documents under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or any covenant in Article VII hereof or any related definition, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio, requirement, covenant or definition to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, requirement, covenant or definition shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement, covenant or definition made before and after giving effect to such change in GAAP.

SECTION 1.04. Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.06. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.07. Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars (including for calculations of Excess Availability).  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) U.S. Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Appropriate Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) in Dollars to the Specified U.S. Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base.  Within the limits of each U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  U.S. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Canadian Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Canadian Appropriate Lender severally agrees to make loans (each such loan, a “Canadian Revolving Credit Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base.  Within the limits of each Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Canadian Revolving Credit Loans denominated in Dollars may be Canadian Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Canadian Revolving Credit Loans denominated in Canadian Dollars may be Canadian Prime Rate Loans or BA Rate Loans, as further provided herein.

(c) U.S. Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the U.S. L/C Issuer agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.01(c) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue U.S. Letters of Credit for the account of the Specified U.S. Borrower or any U.S. Loan Party, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Credit Lenders severally agree to participate in U.S. Letters of Credit issued for the account of the Specified U.S. Borrower or any U.S. Loan Party and any drawings thereunder; provided that after giving effect to any U.S. L/C Credit Extension with respect to any U.S. Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I)  the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, (y) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (I) the U.S. Revolving Credit Facility and (II) the U.S. Borrowing Base and (z) the Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit.  Each request by the Specified U.S. Borrower for the issuance or amendment of a U.S. Letter of Credit shall be deemed to be a representation by the Specified U.S. Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Specified U.S. Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the Specified U.S. Borrower may, during the foregoing period, obtain U.S. Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The U.S. L/C Issuer’s Commitment to issue U.S. Letters of Credit shall automatically terminate on the earlier to occur of (x)  the date of termination of the U.S. Revolving Credit Commitments pursuant to Section 2.06, and (y) the date 30 days prior to the Maturity Date.

(ii) The U.S. L/C Issuer shall not issue any U.S. Letter of Credit if:

(A) subject to Section 2.03(a)(i) and 2.03(a)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required U.S. Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii) The U.S. L/C Issuer shall not be under any obligation to issue any U.S. Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the U.S. L/C Issuer from issuing such Letter of Credit, or any Law applicable to the U.S. L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the U.S. L/C Issuer shall prohibit, or request that the U.S. L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the U.S. L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the U.S. L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the U.S. L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the U.S. L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the U.S. L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) a default of any U.S. Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any U.S. Appropriate Lender is at such time a Defaulting Lender hereunder, unless the U.S. L/C Issuer has entered into reasonably satisfactory arrangements with the Specified U.S. Borrower or such Lender to eliminate the U.S. L/C Issuer’s risk with respect to such Lender.

(iv) The U.S. L/C Issuer shall not amend any Letter of Credit if the U.S. L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The U.S. L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the U.S. L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The U.S. L/C Issuer shall act on behalf of the U.S. Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the U.S. L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the U.S. L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the U.S. L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the U.S. L/C Issuer.

(d) Canadian Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the Canadian L/C Issuer agrees, in reliance upon the agreements of the Canadian Revolving Credit Lenders set forth in this Section 2.01(d) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit for the account of the Canadian Borrower or any of its Canadian Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Revolving Credit Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Canadian Borrower or any of its Canadian Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, (y) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (I) the Canadian Revolving Credit Facility and (II) the Canadian Borrowing Base, and (z) the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit.  Each request by the Canadian Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by the Canadian Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Canadian Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The Canadian L/C Issuer’s Commitment to issue Canadian Letters of Credit shall automatically terminate on the earlier to occur of (x)  the date of termination of the Canadian Revolving Credit Commitments pursuant to Section 2.06, and (y) the date 30 days prior to the Maturity Date.

(ii) The Canadian L/C Issuer shall not issue any Canadian Letter of Credit if:

(A) subject to Section 2.03(a)(i), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Canadian Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii) The Canadian L/C Issuer shall not be under any obligation to issue any Canadian Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Canadian L/C Issuer from issuing such Letter of Credit, or any Law applicable to the Canadian L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Canadian L/C Issuer shall prohibit, or request that the Canadian L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Canadian L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Canadian L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date and which the Canadian L/C Issuer in good faith deems applicable to it, or shall impose upon the Canadian L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Canadian L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Canadian L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; or

(D) a default of any Canadian Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any Canadian Appropriate Lender is at such time a Defaulting Lender hereunder, unless the Canadian L/C Issuer has entered into reasonably satisfactory arrangements with the Canadian Borrower or such Lender to eliminate the Canadian L/C Issuer’s risk with respect to such Lender.

(iv) The Canadian L/C Issuer shall not amend any Letter of Credit if the Canadian L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Canadian L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the Canadian L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e) The Canadian L/C Issuer shall act on behalf of the Canadian Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Canadian L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Canadian L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Canadian L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Canadian L/C Issuer.

(f) U.S. Overadvances.  If the aggregate Outstanding Amount of the U.S. Revolving Credit Loans exceed the U.S. Borrowing Base (“U.S. Overadvance”) at any time, the excess amount shall be payable by the U.S. Borrowers on demand by the Administrative Agent, but all such excess U.S. Revolving Credit Loans shall nevertheless constitute U.S. Obligations secured by the U.S. Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by the Required U.S. Lenders, the Administrative Agent may require the U.S. Revolving Credit Lenders to honor requests for U.S. Overadvance Loans and to forbear from requiring the U.S. Borrowers to cure a U.S. Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the U.S. Overadvance does not continue for more than 45 consecutive days (and no U.S. Overadvance may exist for at least five consecutive days thereafter before further U.S. Overadvance Loans are required), and (ii) the U.S. Overadvance is not known by the Administrative Agent to exceed, when taken together with all Canadian Overadvances and all Protective Advances, the lesser of (x) $10,000,000 and (y) an amount equal to 10% of the Total Borrowing Base.  In no event shall U.S. Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans to exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment or (B) the Total U.S. Revolving Credit Outstandings to exceed (x) the U.S. Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the U.S. Loan Parties in the Agents’ Credit Judgment at such time.  Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  At the Administrative Agent’s discretion, U.S. Overadvance Loans made under this Section 2.01(f) may be made in the form of U.S. Swing Line Loans in accordance with Section 2.04(A).

(g) Canadian Overadvances.  If the aggregate Outstanding Amount of the Canadian Revolving Credit Loans exceed the Canadian Borrowing Base (“Canadian Overadvance”) at any time, the excess amount shall be payable by the Canadian Borrower on demand by the Administrative Agent, but all such excess Canadian Revolving Credit Loans shall nevertheless constitute Canadian Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by the Required Canadian Lenders, the Administrative Agent may require the Canadian Revolving Credit Lenders to honor requests for Canadian Overadvance Loans and to forbear from requiring the Canadian Borrower to cure a Canadian Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the Canadian Overadvance does not continue for more than 45 consecutive days (and no Canadian Overadvance may exist for at least five consecutive days thereafter before further Canadian Overadvance Loans are required), and (ii) the Canadian Overadvance is not known by the Administrative Agent to exceed $1,500,000 or, when taken together with all U.S. Overadvances and all Protective Advances, the lesser of (x) $10,000,000 and (y) 10% of the Total Borrowing Base.  In no event shall Canadian Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans to exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment or (B) the Total Canadian Revolving Credit Outstandings to exceed (x) the Canadian Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Agents’ Credit Judgment at such time.  Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  At the Administrative Agent’s discretion, Canadian Overadvance Loans made under this Section 2.01(g) may be made in the form of Canadian Swing Line Loans in accordance with Section 2.04(B).

(h) Protective Advances.  The Agents shall be authorized, in their discretion, at any time that any conditions in Section 4.02 are not satisfied, to make U.S. Revolving Credit Loans (any such U.S. Revolving Credit Loans made pursuant to this Section 2.01(h), “U.S. Protective Advances”) or to cause to be made through UBS Canada as its sub-agent Canadian Revolving Credit Loans (any such Canadian Revolving Credit Loans made pursuant to this Section 2.01(h), “Canadian Protective Advances” and, together with the U.S. Protective Advances, the “Protective Advances”) (a) up to an aggregate amount, when taken together with all U.S. Overadvances and all Canadian Overadvances, the lesser of (x) $10,000,000 and (y) 10% of the Total Borrowing Base outstanding at any time, if the Agents reasonably deem such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses.  Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents.  Immediately upon the making of a Protective Advance, each applicable Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agents a risk participation in such Protective Advance in an amount equal to the product of such applicable Revolving Credit Lender’s Applicable Percentage times the amount of such Protective Advance.  The Agents’ determination that funding of a Protective Advance is appropriate shall be conclusive.  In no event shall Protective Advances cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Commitment.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or BA Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or of any conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans that is in excess of $10,000,000, and (iii) on the requested date of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans for an amount up to $10,000,000; provided, however, that if the applicable Borrower wishes to request Eurodollar Rate Loans or BA Rate Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.  Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple of $200,000 or Cdn. $200,000, as applicable, in excess thereof.  Except as provided in Sections 2.03(a) and 2.04(c), each Borrowing of or conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the currency of the Borrowing, continuation or conversion.  If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (in the case of U.S. Revolving Credit Loans), Canadian Base Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Dollars) or Canadian Prime Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Canadian Dollars).  Any such automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or BA Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of 1 month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan or a BA Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, described in Section 2.02(a).  In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower by wire transfer of such funds in accordance with instructions provided (and reasonably acceptable) to the Administrative Agent by the applicable Borrower.

(c) Any Eurodollar Rate Loan and a BA Rate Loan continued or converted other than on the last day of an Interest Period for such Eurodollar Rate Loan or BA Rate Loan and any continuation or conversion shall be subject to Section 3.05.  During the existence of an Event of Default, (i) upon notice to the Borrower Agent from the Administrative Agent given at the request of the Required U.S. Lenders, no outstanding Loans to the U.S. Borrowers may be converted into, or continued as Eurodollar Rate Loans and (ii) upon notice to the Borrower Agent from the Administrative Agent given at the request of the Required Canadian Lenders, no outstanding Loans to the Canadian Borrowers may be converted into, or continued as Eurodollar Rate Loans or BA Rate Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and BA Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the applicable Lenders of any change in UBS AG, Stamford Branch’s or UBS Canada’s, as applicable, base rate or prime rate used in determining the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable, promptly following the announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

SECTION 2.03. Letters of Credit  Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require.  Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Appropriate Lender under the applicable Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.  Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the Outstanding Amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required U.S. Lenders (in the case of the U.S. Letters of Credit) or the Required Canadian Lenders (in the case of Canadian Letters of Credit) have elected not to permit such extension or (2) from the Administrative Agent, any Appropriate Lender under the applicable Facility or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b) Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender under the applicable Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans (in the case of U.S. Letters of Credit) or Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable (in the case of Canadian Letters of Credit) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under the applicable Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in such currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(ii) Each Appropriate Lender under the applicable Facility shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans (or Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be) because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any applicable Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of a Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Appropriate Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an L/C Issuer submitted to any Appropriate Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c) Repayment of Participations.  (i)  At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Appropriate Lender under the applicable Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Obligations Absolute.  The obligation of the Borrowers to reimburse the applicable L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer.  Each Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e) Role of L/C Issuer.  Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders under the applicable Facility or the Required U.S. Lenders or Required Canadian Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral.  Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all applicable L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver or hypothecate to the Collateral Agent, for the benefit of the applicable L/C Issuers and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount of cash equal to 102% of the amount of the aggregate Outstanding Amount of all L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Collateral Agent, for the benefit of the applicable L/C Issuer and the Appropriate Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts under the exclusive control of the Collateral Agent.  If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than 102% of the amount of the aggregate Outstanding Amount of all applicable L/C Obligations, the applicable Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(g) Applicability of ISP and UCP.  Unless otherwise expressly agreed by an L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees.  The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Appropriate Lender in accordance with its Applicable Percentage, and the Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Appropriate Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each U.S. Letter of Credit or Canadian Letter of Credit, as applicable, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, any past-due Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day of each April, July, October and January in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Swing Line Loans.

(A) (a)  The U.S. Swing Line.  Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(A), to make loans (each such loan, a “U.S. Swing Line Loan”) in Dollars to the Specified U.S. Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Credit Loans and U.S. L/C Obligations of the Lender acting as U.S. Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base; and provided that the Specified U.S. Borrower shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding U.S. Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.04(A), prepay under Section 2.05, and reborrow under this Section 2.04(A).  Each U.S. Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a U.S. Swing Line Loan, each U.S. Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times the amount of such U.S. Swing Line Loan.

(b) Borrowing Procedures.  Each U.S. Swing Line Borrowing shall be made upon the Specified U.S. Borrower’s irrevocable notice to the U.S. Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Specified U.S. Borrower.  Promptly after receipt by the U.S. Swing Line Lender of any telephonic Swing Line Loan Notice, the U.S. Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the U.S. Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the U.S. Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed U.S. Swing Line Borrowing (A) directing the U.S. Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(A)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Specified U.S. Borrower.  If a U.S. Swing Line Loan is requested at any time when any U.S. Appropriate Lender is a Defaulting Lender hereunder, such Defaulting Lender’s Applicable Percentage of such requested U.S. Swing Line Loan shall be automatically reallocated among the U.S. Appropriate Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but in any event not in excess of any non-Defaulting Lender’s U.S. Revolving Credit Commitment.  To the extent that all or any portion of any Defaulting Lender’s Applicable Percentage of any U.S. Swing Line Loan requested hereunder cannot be reallocated to the non-Defaulting Lenders pursuant to the immediately preceding sentence, the U.S. Swing Line Lender shall not be obligated to fund such amount of any U.S. Swing Line Loan requested hereunder.

(c) Refinancing of U.S. Swing Line Loans.  (i)  The U.S. Swing Line Lender at any time in its sole and absolute discretion (but at least once per week) may request, on behalf of the Specified U.S. Borrower (which hereby irrevocably authorizes the U.S. Swing Line Lender to so request on its behalf), that each U.S. Appropriate Lender make a Base Rate Loan in an amount equal to the sum of such Lender’s Applicable Percentage of the amount of U.S. Swing Line Loans then outstanding and any Defaulting Lender’s Applicable Percentage of such U.S. Swing Line Loans that has been reallocated to such Lender pursuant to Section 2.04(A)(b).  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02.  The U.S. Swing Line Lender shall furnish the Specified U.S. Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each U.S. Appropriate Lender shall make an amount equal to the sum of such Lender’s Applicable Percentage of the amount specified in such Committed Loan Notice and any Defaulting Lender’s Applicable Percentage of such amount that has been reallocated to such Lender pursuant to Section 2.04(A)(b) available to the Administrative Agent in immediately available funds for the account of the U.S. Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(A)(c)(ii), each U.S. Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Specified U.S. Borrower in such amount.  The Administrative Agent shall remit the funds so received to the U.S. Swing Line Lender.

(ii) If for any reason any U.S. Swing Line Loan cannot be refinanced by such a U.S. Revolving Credit Borrowing in accordance with Section 2.04(A)(c)(i), the request for Base Rate Loans submitted by the U.S. Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant U.S. Swing Line Loan and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of the U.S. Swing Line Lender pursuant to Section 2.04(A)(c)(i) shall be deemed payment in respect of such participation.

(iii) If any U.S. Appropriate Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(A)(c) by the time specified in Section 2.04(A)(c)(i), the U.S. Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the U.S. Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) If any U.S. Appropriate Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by it pursuant to Section 2.04(A)(c)(iii), the U.S. Swing Line Lender shall be entitled, at its sole and absolute discretion, to recover from the Borrowers (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing.

(v) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.04(A)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the U.S. Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04(A)(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.  (i) At any time after any U.S. Appropriate Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if the U.S. Swing Line Lender receives any payment on account of such Swing Line Loan, the U.S. Swing Line Lender will distribute to such Appropriate Lender its Applicable Percentage thereof in the same funds as those received by the U.S. Swing Line Lender.

(ii) If any payment received by the U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by the U.S. Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the U.S. Swing Line Lender in its discretion), each U.S. Appropriate Lender shall pay to the U.S. Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  The Administrative Agent will make such demand upon the request of the U.S. Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the U.S. Obligations and the termination of this Agreement.

(e) Interest for Account of U.S. Swing Line Lender.  The U.S. Swing Line Lender shall be responsible for invoicing the Specified U.S. Borrower for interest on the U.S. Swing Line Loans.  Until each U.S. Appropriate Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04(A) to refinance such Revolving Credit Lender’s Applicable Percentage of any U.S. Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the U.S. Swing Line Lender.

(f) Payments Directly to U.S. Swing Line Lender.  The Specified U.S. Borrower shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to the U.S. Swing Line Lender.

(B) (a)           The Canadian Swing Line.  Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(B), to make loans (each such loan, a “Canadian Swing Line Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Sublimit, notwithstanding the fact that such Canadian Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Canadian Revolving Credit Loans and Canadian L/C Obligations of the Lender acting as Canadian Swing Line Lender, may exceed the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base; and provided that the Canadian Borrower shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.04(B), prepay under Section 2.05, and reborrow under this Section 2.04(B).  Each Canadian Swing Line Loan denominated in Dollars shall bear interest only at a rate based on the Canadian Base Rate.  Each Canadian Swing Line Loan denominated in Canadian Dollars shall bear interest only at a rate based on the Canadian Prime Rate.  Immediately upon the making of a Canadian Swing Line Loan, each Canadian Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Percentage times the amount of such Canadian Swing Line Loan.

(b) Borrowing Procedures.  Each Canadian Swing Line Borrowing shall be made upon the Canadian Borrower’s irrevocable notice to the Canadian Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Canadian Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount and currency to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Canadian Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Canadian Borrower.  Promptly after receipt by the Canadian Swing Line Lender of any telephonic Swing Line Loan Notice, the Canadian Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Canadian Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Canadian Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Canadian Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Canadian Swing Line Borrowing (A) directing the Canadian Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(B)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Canadian Borrower.  If a Canadian Swing Line Loan is requested at any time when any Canadian Appropriate Lender is a Defaulting Lender hereunder, such Defaulting Lender’s Applicable Percentage of such requested Canadian Swing Line Loan shall be automatically reallocated among the Canadian Appropriate Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but in any event not in excess of any non-Defaulting Lender’s Canadian Revolving Credit Commitment.  To the extent that all or any portion of any Defaulting Lender’s Applicable Percentage of any Canadian Swing Line Loan requested hereunder cannot be reallocated to the non-Defaulting Lenders pursuant to the immediately preceding sentence, the Canadian Swing Line Lender shall not be obligated to fund such amount of any Canadian Swing Line Loan requested hereunder.

(c) Refinancing of Canadian Swing Line Loans.  (i)  The Canadian Swing Line Lender at any time in its sole and absolute discretion (but at least once per week) may request, on behalf of the Canadian Borrower (which hereby irrevocably authorizes the Canadian Swing Line Lender to so request on its behalf), that each Canadian Appropriate Lender make a Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, in an amount equal to the sum of such Lender’s Applicable Percentage of the amount of Canadian Swing Line Loans then outstanding and any Defaulting Lender’s Applicable Percentage of such Canadian Swing Line Loans that has been reallocated to such Lender pursuant to Section 2.04(B)(b).  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Canadian Base Rate Loans and Canadian Prime Rate Loans, but subject to the unutilized portion of the Canadian Revolving Credit Facility and the conditions set forth in Section 4.02.  The Canadian Swing Line Lender shall furnish the Canadian Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Canadian Appropriate Lender shall make an amount equal to the sum of such Lender’s Applicable Percentage of the amount specified in such Committed Loan Notice and any Defaulting Lender’s Applicable Percentage of such amount that has been reallocated to such Lender pursuant to Section 2.04(B)(b) available to the Administrative Agent in immediately available funds for the account of the Canadian Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(B)(c)(ii), each Canadian Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loan, as the case may be, to the Canadian Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Canadian Swing Line Lender.

(ii) If for any reason any Canadian Swing Line Loan cannot be refinanced by such a Canadian Revolving Credit Borrowing in accordance with Section 2.04(B)(c)(i), the request for Canadian Base Rate Loans or Canadian Prime Rate Loans submitted by the Canadian Swing Line Lender as set forth herein shall be deemed to be a request by the Canadian Swing Line Lender that each of the Canadian Revolving Credit Lenders fund its risk participation in the relevant Canadian Swing Line Loan and each Canadian Revolving Credit Lender’s payment to the Administrative Agent for the account of the Canadian Swing Line Lender pursuant to Section 2.04(B)(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Canadian Appropriate Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(B)(c) by the time specified in Section 2.04(B)(c)(i), the Canadian Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Canadian Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) If any Canadian Appropriate Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by it pursuant to Section 2.04(B)(c)(iii), the Canadian Swing Line Lender shall be entitled, at its sole and absolute discretion, to recover from the Borrowers (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing.

(v) Each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans or to purchase and fund risk participations in Canadian Swing Line Loans pursuant to this Section 2.04(B)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Canadian Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans pursuant to this Section 2.04(B)(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.  (i)At any time after any Canadian Appropriate Lender has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Swing Line Loan, the Canadian Swing Line Lender will distribute to such Appropriate Lender its Applicable Percentage thereof in the same funds as those received by the Canadian Swing Line Lender.

(ii) If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Canadian Appropriate Lender shall pay to the Canadian Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Canadian Prime Rate.  The Administrative Agent will make such demand upon the request of the Canadian Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Canadian Obligations and the termination of this Agreement.

(e) Interest for Account of Canadian Swing Line Lender.  The Canadian Swing Line Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swing Line Loans.  Until each Canadian Appropriate Lender funds its Canadian Base Rate Loan or Canadian Prime Rate Loan, as the case may be, or risk participation pursuant to this Section 2.04(B) to refinance such Revolving Credit Lender’s Applicable Percentage of any Canadian Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Canadian Swing Line Lender.

(f) Payments Directly to Canadian Swing Line Lender.  The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.  (i)  Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or BA Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple of $200,000 or Cdn. $200,000, as applicable, in excess thereof; and (C) any prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or BA Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan or a BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) The applicable Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.  (i)  If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Total Borrowing Base at such time (except as a result of Overadvance Loans or Protective Advances permitted under Sections 2.01(f), (g) or (h)) and (y) the Revolving Credit Facility at such time, the Borrowers shall immediately prepay their respective Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize their respective L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.  If for any reason the Total U.S. Revolving Credit Outstandings at any time exceed the lesser of (x) the U.S. Borrowing Base at such time (except to the extent constituting U.S. Overadvance Loans permitted under Section 2.01(f)) and (y) the U.S. Revolving Credit Facility at such time, the U.S. Borrowers shall immediately prepay U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Borrowings and/or Cash Collateralize the U.S. L/C Obligations (other than the U.S. L/C Borrowings) in an aggregate amount equal to such excess.  If for any reason (other than negative fluctuations in Dollar Equivalents of Canadian Dollars) the Total Canadian Revolving Credit Outstandings at any time exceed the lesser of (x) the Canadian Borrowing Base at such time (except to the extent constituting Canadian Overadvance Loans permitted under Section 2.01(g)) and (y) the Canadian Revolving Credit Facility at such time, the Canadian Borrower shall immediately prepay Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Borrowings and/or Cash Collateralize the Canadian L/C Obligations (other than the Canadian L/C Borrowings) in an aggregate amount equal to such excess.

(ii) If, as a result of any negative fluctuations in the Dollar Equivalent of Canadian Dollars, the Total Canadian Revolving Credit Outstandings exceeds 110% of the aggregate amount of the Canadian Revolving Credit Commitments as then in effect, the Canadian Borrower shall, if requested (through the Administrative Agent) by the Required Canadian Lenders prepay the Canadian Revolving Credit Loans (or Cash Collateralize the Canadian Letters of Credit) within three (3) Business Days following such Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the Total Canadian Revolving Credit Outstandings does not exceed the Canadian Revolving Credit Commitments.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional.  The Specified U.S. Borrower may, upon notice to the Administrative Agent, terminate the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, the U.S. Swing Line Sublimit, or from time to time permanently reduce the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, or the U.S. Swing Line Sublimit; and the Canadian Borrower may, upon notice to the Administrative Agent, terminate the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit, or from time to time permanently reduce the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the U.S. Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of U.S. L/C Obligations not fully Cash Collateralized hereunder would exceed the U.S. Letter of Credit Sublimit, (C) the U.S. Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of U.S. Swing Line Loans would exceed the U.S. Swing Line Sublimit, (D) the Canadian Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Credit Outstandings would exceed the Canadian Revolving Credit Facility, (E) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit, (E) the Canadian Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Canadian Swing Line Loans would exceed the Canadian Swing Line Sublimit or (F) the U.S. Revolving Credit Facility while the Canadian Revolving Credit Facility remains in effect.

(b) Mandatory.  (i)  If after giving effect to any reduction or termination of U.S. Revolving Credit Commitments under this Section 2.06, the U.S. Letter of Credit Sublimit or the U.S. Swing Line Sublimit exceeds the U.S. Revolving Credit Facility at such time, the U.S. Letter of Credit Sublimit and/or the U.S. Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(ii) If after giving effect to any reduction or termination of Canadian Revolving Credit Commitments under this Section 2.06, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit exceeds the Canadian Revolving Credit Facility at such time, the Canadian Letter of Credit Sublimit and/or the Canadian Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of any Letter of Credit Sublimit, any Swing Line Sublimit or any Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the applicable Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Facility shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) Revolving Credit Loans.  The U.S. Borrowers shall repay to the U.S. Revolving Credit Lenders on the Maturity Date for the U.S. Revolving Credit Facility the aggregate principal amount of all U.S. Revolving Credit Loans outstanding on such date.  The Canadian Borrower shall repay to the Canadian Revolving Credit Lenders on the Maturity Date for the Canadian Revolving Credit Facility the aggregate principal amount of all Canadian Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans.  The U.S. Borrowers shall repay each U.S. Swing Line Loan on the Maturity Date for the U.S. Revolving Credit Facility.  The Canadian Borrower shall repay each Canadian Swing Line Loan on the Maturity Date for the Canadian Revolving Credit Facility.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each BA Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Canadian Base Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate; (v) each Canadian Prime Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (vi) each U.S. Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility; and (vii) each Canadian Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate (for Canadian Swing Line Loans denominated in Dollars) or the Canadian Prime Rate (for Canadian Swing Line Loans denominated in Canadian Dollars) plus the Applicable Rate for the Revolving Credit Facility.

(b) (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then unless otherwise agreed by the Required Lenders, the interest on such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee.  The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Appropriate Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the U.S. Revolving Credit Facility for such fiscal quarter (or portion thereof that the U.S. Revolving Credit Commitments are in effect) is less than the aggregate amount of the U.S. Revolving Credit Commitments; provided that, if the U.S. Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period.  The Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Appropriate Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Canadian Revolving Credit Facility for such fiscal quarter (or portion thereof that the Canadian Revolving Credit Commitments are in effect) is less than the aggregate amount of the Canadian Revolving Credit Commitments; provided that, if the Canadian Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period.  The commitment fees shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period for the Revolving Credit Facility (and, if applicable, thereafter on demand).  The commitment fee shall be calculated quarterly in arrears and if there is any change in the Applicable Commitment Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate for each period during which such Applicable Commitment Fee Rate was in effect, with effect from the date of the change in such rate pursuant to the definition of Applicable Commitment Fee Rate.  The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Other Fees.  (i)  The Borrowers shall pay to the Bookrunner, the Administrative Agent, the Collateral Agent and the Co-Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans when the Base Rate, Canadian Base Rate and/or Canadian Prime Rate is determined by UBS AG, Stamford Branch’s or UBS Canada’s, as applicable, “prime rate” or “base rate”, and BA Rate Loans shall be made on the basis of a year of 365/366 days and actual days elapsed.  All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year commencing on the date such calculation is being made, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Specified U.S. Borrower or for any other reason, the Borrowers or the Lenders determine that (i) Average Availability as calculated by a Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Availability would have resulted in higher pricing for such period, the applicable Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any such Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(b)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

SECTION 2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to any Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as the case may be, and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or BA Rate Loans (or, in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (in each case with respect to the applicable Facility or Facilities) (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt and Excess Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of the principal amount of any Overadvance Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, (iii) third, toward payment of principal, L/C Borrowings and other obligations in respect of Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, L/C Borrowings and Bank Product Debt then due to such parties and (iv) fourth, toward payment of obligations in respect of Excess Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Excess Bank Product Debt then due to such parties; provided, however, that the proceeds from the foreclosure of any Collateral shall be applied as set forth in the Intercreditor Agreement.

SECTION 2.13. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that prior to the CAM Exchange Date, each Lender shall only purchase participations in Loans, L/C Obligations and Swing Line Loans under the Facility with respect to which they hold a Commitment; and provided further that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14. Nature of Obligations.

(a) The U.S. Borrowers agree that all U.S. Obligations of each U.S. Borrower under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the U.S. Borrowers.

(b) Each U.S. Borrower waives presentment to, demand of payment from and protest to the other U.S. Borrowers of any of the U.S. Obligations, and also waives notice of acceptance of its Obligations and notice of protest for nonpayment.  The Obligations of a U.S. Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other U.S. Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other U.S. Borrower.

(c) Each U.S. Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other U.S. Borrower or any other Person.

(d) The Obligations of each U.S. Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other U.S. Borrowers or otherwise.  Without limiting the generality of the foregoing, the Obligations of each U.S. Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other U.S. Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.

(e) Each U.S. Borrower further agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other U.S. Borrowers is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the occurrence of any event described in Sections 8.01(f) or (g) in respect of such Borrower, any of the other U.S. Borrowers or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any U.S. Borrower by virtue hereof, upon the failure of a U.S. Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other U.S. Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid U.S. Obligations, and thereupon each U.S. Appropriate Lender shall, in a reasonable manner, assign the amount of the U.S. Obligations of the other U.S. Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

(g) Upon payment by a U.S. Borrower of any amount as provided above, all rights of such Borrower against another U.S. Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the U.S. Obligations to the U.S. Revolving Credit Lenders.

(h) Each U.S. Borrower, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Obligations of each U.S. Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Obligations of each U.S. Borrower hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the U.S. Borrowers hereby irrevocably agree that the Obligations of each U.S. Borrower hereunder shall be limited to the maximum amount as will result in the Obligations of such U.S. Borrower hereunder not constituting a fraudulent transfer or conveyance.  Each U.S. Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such U.S. Borrower will contribute, to the maximum extent permitted by law, such amounts to each other U.S. Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 2.15. Borrower Agent.  Each Borrower hereby irrevocably appoints the Specified U.S. Borrower, and the Specified U.S. Borrower agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting Borrowings, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan or a BA Rate Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agents.  The Agents may rely, and shall be fully protected in relying, on any Committed Loan Notice, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by the Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and the Agents shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Committed Loan Notice, instruction, report, information, Borrowing Base Certificate or other notice or communication from the Borrower Agent, nor shall any joint and several character of the Borrowers’ liability for the Obligations be affected.

SECTION 2.16. Incremental Revolving Credit Commitments.

(a) The Specified U.S. Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Specified U.S. Borrower) from time to time after the Closing Date, request Incremental Revolving Credit Commitments in an aggregate amount not to exceed $75,000,000 (or such higher amount as is approved by the Required Lenders) from one or more Incremental Revolving Credit Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Credit Commitments in their own discretion; provided that each Incremental Revolving Credit Lender shall be subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Credit Lender is a Lender, an Affiliate of a Lender or an Approved Fund.  Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested, (ii) whether the request is for U.S. Revolving Credit Commitments or Canadian Revolving Commitments and (iii) the date on which such Incremental Revolving Credit Commitments are requested to become effective.

(b) The Borrowers and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Revolving Credit Commitment shall be on the same terms as the U.S. Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable.

(c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 10.01, including, if applicable, by increasing the Applicable Rate and the Applicable Commitment Fee Rate if, and to the extent, designated in the applicable Incremental Assumption Agreement and agreed upon by the Specified U.S. Borrower (it being agreed that any such increase in the Applicable Rate or the Applicable Commitment Fee Rate shall apply equally to the Incremental Revolving Credit Commitments and to all other Revolving Credit Commitments hereunder (and to all Revolving Credit Loans made on Letter of Credit participations acquired pursuant thereto)).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.16 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02(a) and (b) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Specified U.S. Borrower and (ii)  the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent or the Required Lenders, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Collateral Documents and title endorsement bringdowns) as the Agents may reasonably require to assure that the Revolving Credit Loans in respect of Incremental Revolving Credit Commitments are secured by the Collateral ratably with the existing Revolving Credit Loans.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.16, the outstanding Revolving Credit Loans (if any) are held by the Revolving Credit Lenders in accordance with their new Applicable Percentages.  This may be accomplished at the discretion of the Administrative Agent, following consultation with the Specified U.S. Borrower, (i) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (ii) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders or (iii) by a combination of the foregoing. Any prepayment or assignment described in this paragraph (e) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

ARTICLE III

Taxes, Yield Protection and Illegality

SECTION 3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes (other than Excluded Taxes).  If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code or other applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by such Borrower or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions attributable to an Indemnified Tax or Other Tax (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, jointly and severally, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent demonstrable manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against a Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or any Borrower, as the case may be, under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the applicable Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver on or before the date such Lender becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation) to such Borrower and the Administrative Agent duly executed, properly completed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver on or before the date such Lender becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation) and promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (other than as a result of a CAM Exchange) under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) duly executed, properly completed originals of Internal Revenue Service Form W-8BEN or any successor thereto claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) duly executed, properly completed originals of Internal Revenue Service Form W-8ECI or any successor thereto,

(III) duly executed, properly completed originals of Internal Revenue Service Form W-8IMY or any successor thereto and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed, properly completed originals of  Internal Revenue Service Form W-8BEN, or

(V) duly executed, properly completed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) each Lender shall deliver to such Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable Law to demonstrate, to the extent applicable, that payments to such Lender under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA.

(iii) Each Lender (except an assignee Lender pursuant to a CAM Exchange under Section 8.04 (in which case any such Lender shall comply with this Section 3.01(e)(iii) to the extent practicable)) shall promptly (A) notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that such Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer if the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

SECTION 3.02. Illegality.  If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or BA Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or BA Rate Loans or to convert Base Rate Loans or Canadian Base Rate Loans to Eurodollar Rate Loans or Canadian Prime Rate Loans to BA Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or BA Rate Loans of such Lender to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a BA Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate or the BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan, (c) the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate cannot otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, or (d) the Eurodollar Rate or BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or BA Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.

SECTION 3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  Except for Taxes, which are covered in Section 3.01, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer; or

(ii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan or BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error.  Each applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof); provided further that, a Borrower shall not be required to compensate a Lender or an L/C Issuer for increased costs or reductions suffered more than nine months after such Change in Law, except that in the case of any such change having retroactive effect, such period shall be extended until nine months after the Lender becomes aware of such change.

(e) Reserves on Eurodollar Rate Loans.  Each applicable Borrower shall pay to each Appropriate Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided a Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the applicable Borrower;

(c) any assignment of a Eurodollar Rate Loan or BA Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.13; or

(d) the occurrence of a CAM Exchange pursuant to Section 8.04;

but excluding any loss of anticipated profits or and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by each Borrower to the Appropriate Lenders under this Section 3.05, each Appropriate Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Appropriate Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 10.13.

SECTION 3.07. Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder was subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or in “pdf” or similar format unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement in sufficient number for distribution to the Administrative Agent, the Collateral Agent and each Borrower;

(ii) a Note executed by each applicable Borrower in favor of each Lender requesting a Note;

(iii) any joinder or assumption agreement or other necessary documentation required under the terms of the Intercreditor Agreement in order for the Administrative Agent and Collateral Agent to become parties thereto and to succeed to the rights and obligations thereunder of the administrative agent and collateral agent under the Existing Credit Agreement;

(iv) the U.S. Guaranty duly executed by Holdings, the Specified U.S. Borrower and each U.S. Subsidiary Guarantor;

(v) (1) the U.S. Security Agreement duly executed by the Administrative Agent, the Collateral Agent and each U.S. Loan Party and (2) the Canadian Security Agreement duly executed by the Administrative Agent, the Collateral Agent and each Canadian Loan Party, in each case together with:

(A) written evidence reasonably satisfactory to the Administrative Agent that certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank have been delivered to the Noteholder Collateral Agent (as defined therein), acting as gratuitous bailee of the Collateral Agent,

(B) proper Financing Statements in form appropriate for filing under the UCC and/or PPSA of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and such information shall reveal no material judgments and no Liens on the Collateral except Liens permitted under Section 7.01 hereunder or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem necessary or reasonably desirable in order to perfect the Liens created thereby,

(E) evidence that all other action that the Collateral Agent may deem necessary or reasonably desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements, to the extent applicable); and

(F) the Perfection Certificate, along with completed Schedules thereto, duly executed by Holdings, the Specified U.S. Borrower and the Canadian Borrower;

provided, that, notwithstanding anything in this Section 4.01(a)(v) to the contrary, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the availability of the Revolving Credit Facility, and the Loan Parties hereby agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests within 30 days after the Closing Date; provided further that in each case, the Administrative Agent may, in its sole discretion, grant extensions of such time period;

(vi) deeds of trust, trust deeds, deeds to secure debt, and mortgages, in substantially the form of those executed and delivered in connection with the Existing Credit Agreement (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(a)(vi) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid (junior only to the Liens securing the Senior Secured Notes) and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (together with any of the following (i) a zoning endorsement, (ii) a zoning compliance letter from the applicable municipality or (iii) a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent in its reasonable discretion) and in amounts acceptable to the Administrative Agent in its reasonable discretion (such amount not to exceed the value of the property in cases where tie-in endorsements are available or, if not available, 10% of the value of such property), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated (i) no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent or (ii) an earlier date together with an affidavit from the applicable Borrower and survey coverage and survey endorsements from title insurers reasonably acceptable to the Administrative Agent), showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Liens permitted under Section 7.03(h), encroachments and other defects reasonably acceptable to the Administrative Agent; provided that notwithstanding anything in this clause (C) to the contrary, to the extent that the Mortgage Policies for the properties listed on Schedule 4.01(a)(vi) hereto include no survey exception without the need to comply with this clause (C), this clause (C) shall not apply with respect to such property,

(D) a favorable opinion of local counsel to the Loan Parties in the states in which the Properties are located, addressed to the Administrative Agent, the Collateral Agent and each Lender, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, substantially in the form of Exhibit J-3 (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel, including changes  to account for local law matters), and with respect to such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request,

(E) evidence of the insurance required by the terms of the Mortgages, and

(F) evidence that all other actions that the Collateral Agent may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages has been taken;

provided, that, notwithstanding anything in this Section 4.01(a)(vi) to the contrary, no mortgages, title insurance policies, surveys or other customary documentation relating to real property Collateral (the “Real Estate Collateral Deliverables”), will be delivered prior to or on the Closing Date and the delivery of such Real Estate Collateral Deliverable shall not constitute a condition precedent to the availability of the Revolving Credit Facility, and the Loan Parties hereby agree to deliver such Real Estate Collateral Deliverable (including related legal opinions as to matters of (i) enforceability and perfection of the Mortgages and any related fixture filings, and (ii) corporate formalities, as the Administrative Agent may reasonably request) within 120 days after the Closing Date; provided further that in each case, the Administrative Agent may, in its sole discretion, grant extensions of such time period;

(vii) (1) an intellectual property security agreement, in substantially the form of Exhibit B to the U.S. Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “U.S. Intellectual Property Security Agreement”) and (2) an intellectual property security agreement, in substantially the form of Exhibit B to the Canadian Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Canadian Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party and Canadian Loan Party, as applicable, together with evidence that all action that the Collateral Agent may deem necessary or reasonably desirable in order to perfect the Liens created under the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement has been taken;

(viii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(ix) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(x) a favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J-1 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xi) a favorable opinion of Bennett Jones LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J-2 and such other matters concerning the Canadian Loan Parties and the Canadian Loan Documents as the Administrative Agent may reasonably request;

(xii) favorable opinions of local counsel to the Loan Parties in the United States addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xiii) a certificate signed by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower certifying (A) that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xiv) the Administrative Agent shall have received certification as to the consolidated financial condition and solvency of Holdings and its subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto), from the chief financial officer of Holdings;

(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral (and the Administrative Agent shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their subsidiaries); and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lenders or any Lender reasonably may require.

(b) (i) All fees (to the extent invoiced) required to be paid to the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) and the Bookrunner on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transaction and the related financings and other transactions contemplated hereby.

(d) There shall not have occurred since December 31, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; provided that neither (i) the Company’s financial results for its fiscal quarter ending October 2, 2010, as disclosed in the September 10-Q nor (ii) any event occurring prior to October 2, 2010 as and to the extent specifically described in the September 10-Q as to which there has been no adverse change in status or effect on the Company from that set forth in the September 10-Q shall be deemed to constitute a Material Adverse Effect; provided further that the October 2, 2010 financial results and such other events may be considered in determining whether a Material Adverse Effect exists in a future period or on a cumulative basis.

(e) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(f) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the incremental amount of Indebtedness the Specified U.S. Borrower would be permitted to incur on the Closing Date under the Senior Secured Notes Indenture and the 2014 Senior Subordinated Notes Indenture.

(g) Excess Availability on the Closing Date (after giving effect to the Transaction and calculated utilizing the Borrowing Base Certificate as of December 31, 2010 and reflecting the most recent field examination conducted by the Agents) shall not be less than $50,000,000.

(h) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(i) All indebtedness and other amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged and released.  After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Revolving Credit Facility, (b) the Senior Secured Notes, (c) the 2014 Senior Subordinated Notes and (d) other Indebtedness permitted hereunder.

(j) The Required Audit and Appraisal shall have been completed.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) (i) The lesser of (A) the Total Borrowing Base and (B) the Revolving Credit Facility, exceeds the Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations at such time, after giving effect to such Credit Extension, (ii) the lesser of (A) the U.S. Borrowing Base and (B) the U.S. Revolving Credit Facility, exceeds the Outstanding Amount of the U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations at such time, after giving effect to such Credit Extension and (iii) the lesser of (A) the Canadian Borrowing Base and (B) the Canadian Revolving Credit Facility, exceeds the Outstanding Amount of the Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations at such time, after giving effect to such Credit Extension.

(e) If, after giving effect to any such Request for Credit Extension, the Total Revolving Credit Outstandings would exceed the amount set forth in clause 1(a) of Section 4.10(b) of the Senior Secured Notes Indenture or any comparable provision of any Permitted Refinancing of the Senior Secured Notes, the making of such Credit Extension shall not cause the Borrower to be in default under the covenants (including the restrictions on liens and debt) contained in any document evidencing Junior Financing and each document evidencing Indebtedness incurred pursuant to Section 7.03(a), (b), (c) or (e).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of Holdings and each Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case referred to in clause (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment  to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent (which filings are disclosed in the Perfection Certificate) or (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

SECTION 5.04. Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2009 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by Holdings or any of its consolidated Subsidiaries of any material part of the business or property of Holdings and its consolidated Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Holdings and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.  From December 31, 2009 to the Closing Date, except as set forth on Schedule 5.05, Holdings and its Subsidiaries have not incurred any material Indebtedness or other liabilities, direct or contingent, that, in accordance with GAAP, would be required to be disclosed in Holdings’ financial statements.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated October 2, 2010, and the related consolidated statements of income or operations, stockholder’s investment and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied through the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

SECTION 5.06. Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default.  None of Holdings, the Specified U.S. Borrower or any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01.

(b) Set forth on Schedule 5.08(b) is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries located in the United States or Canada, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner.

(c) Set forth on Schedule 5.08(c) is a complete and accurate list of all material leases of domestic and Canadian real property located in the U.S. or Canada under which any Loan Party or any of its Subsidiaries is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction (to the extent available), state and lessee.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

SECTION 5.09. Environmental Compliance.  Except as specifically disclosed on Schedule 5.09:

(a) Each Loan Party and each of its Subsidiaries, and each Subsidiary of their operations and properties is, and for the past three years, has been, in compliance with all applicable Environmental Laws except to the extent any non-compliance could not reasonably be expected to result in a material liability.

(b) Except as could not reasonably be expected to result in a material liability, there are no pending actions, claims, notices of violation or potential responsibility, or proceedings alleging liability under or non-compliance with any Environmental Law on the part of any Loan Party or any of its Subsidiaries.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of any Loan Party formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or to the knowledge of any Loan Party proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial, municipal or local list; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries in each case, that would reasonably be expected to result in a material liability; (iii) there is no asbestos or asbestos-containing material in friable form or condition on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been Released on, under or from any property currently or, to their knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(d) None of the properties of the Loan Parties contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of or (ii) could give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at, on, under or from any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigations, assessments, responses or other actions that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) Except as disclosed on Schedule 5.09, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

SECTION 5.10. Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Specified U.S. Borrower and its Subsidiaries) with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses and owning similar properties in localities where each Loan Party or the applicable Subsidiary operates and as required by Sections 6.07 and 6.18.

SECTION 5.11. Taxes.  Each Loan Party and its Subsidiaries have filed all federal and material provincial and material state, territorial, foreign and other material tax returns and reports required to be filed, and have paid all federal and material provincial and material state, territorial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than 45 days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.12. ERISA Compliance.

(a) Except as could not reasonably be expected to result in a material liability to the Borrowers, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred within the prior 2 years or, to the knowledge of the Borrowers, is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Pension Plans; except, with respect to each of the foregoing clauses of this Section 5.12(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable Governmental Authorities, and neither the Specified U.S. Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.13. Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) Liens securing the Senior Secured Notes and (iii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13.

SECTION 5.14. Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no Credit Extension will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Holdings and the Borrowers do not own any margin stock.

(b) None of Holdings, the Specified U.S. Borrower, any Person Controlling Holdings, the Specified U.S. Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.15. Disclosure.  No report, financial statement, certificate or other information (including, without limitation, the Information Memorandum) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Specified U.S. Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.16. Compliance with Laws.  Each Loan Party and its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17. Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, without, to the knowledge of the Borrowers, conflict with the rights of any other Person, except to the extent such conflicts or failures to own or possess such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18. Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

SECTION 5.19. Casualty, Etc.  Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.20. Perfection, Etc.  All filings and other actions necessary or desirable to perfect and protect the Liens in the Collateral created under the Collateral Documents and to render such Liens opposable to third parties have been or will be, during the periods required by the Loan Documents, duly made or taken and are in full force and effect, and the Collateral Documents are effective to create in favor of (i) the Collateral Agent for the benefit of the Secured Parties and (ii) the Collateral Agent for the benefit of the Canadian Secured Parties, a valid and, together with such filings and other actions, perfected first priority Lien in the U.S. Collateral and the Canadian Collateral, respectively, securing the payment of the Obligations (in the case of the U.S. Collateral) and the Canadian Obligations (in the case of the Canadian Collateral), subject to Liens permitted by Section 7.01.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created under the Loan Documents and permitted by Section 7.01.

SECTION 5.21. Senior Debt.  The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the 2014 Senior Subordinated Notes Indenture.

SECTION 5.22. Tax Shelter Regulations.  The Specified U.S. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Specified U.S. Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Specified U.S. Borrower so notifies the Administrative Agent, the Specified U.S. Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain the lists and other records required by such Treasury Regulation.

SECTION 5.23. Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Borrowers, none of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 or the Proceeds of Crime (Money-Laundering) and Terrorist Financing Act (Canada).

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority.

(c) No Loan Party and, to the knowledge of the Borrowers, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5.24. Accounts.  Without limiting the provisions of Section 5.15 or the statements contained in any Borrowing Base Certificate, each Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all material respects.  The Agents may rely, in determining which Accounts are Eligible Receivables, on all statements and representations made by the Borrowers with respect thereto.  Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Receivable in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Administrative Agent on request;

(d) it is not subject to any offset, Lien (other than the Collateral Agent’s Lien and the Trustee’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC or the PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and

(g) to the best of each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

SECTION 5.25. Canadian Pension Plans.  Except as could not reasonably be expected to result in a material liability to the Borrowers, the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status.  All material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and Canadian Benefit Plans and any funding agreements therefor have been performed in a timely fashion, except where (i) the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) no Lien (other than Liens permitted pursuant to Section 7.01) is created thereby.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans by any Loan Party or its Affiliates except where such withdrawals or applications could not reasonably be expected to have a Material Adverse Effect.  There are no material outstanding disputes involving any Loan Party or its Affiliates concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans except where such disputes could not reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each of the Canadian Pension Plans was fully funded on a solvency basis as of the date of the most recent actuarial valuations filed with Government Authorities.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Specified U.S. Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

SECTION 6.01. Financial Statements; Borrowing Base.  Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings (or, if earlier, the date on which Holdings’ Form 10-K would be required to be filed with the SEC (after giving effect to any extension)), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholder’s investment, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (or, if earlier, the date on which Holdings’ 10-Q would be required to be filed with the SEC (after giving effect to any extension)), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ investment, and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) at the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) above, a management’s discussion and analysis of the financial condition and results of operation for such fiscal quarter or fiscal year, as the case may be, as compared to the previous fiscal period; provided that a copy of Holdings’ Form 10-K or Form 10-Q for the applicable period shall be deemed to satisfy such requirement;

(d) as soon as available, but in any event within forty-five (45) days after the end of each of the first 11 months of each fiscal year of Holdings, a monthly summary income statement including revenue, gross profit and EBITDA (calculated in a manner reasonably consistent with the definition of Consolidated EBITDA) of Holdings and its Subsidiaries on a consolidated basis as of the end of such month;

(e) as soon as available, but in any event no later than 60 days after the end of each fiscal year, forecasts prepared by management of Holdings, of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries.  All forecasts delivered hereunder shall be prepared on an annual basis for the fiscal year following such fiscal year then ended);

(f) (i) with respect to the Initial Borrowing Base Certificate calculated utilizing the Borrowing Base Certificate as of December 31, 2010 and reflecting the most recent field examination conducted by the Agents, on or before the Closing Date and (ii) thereafter, on or before the 15th Business Day after the end of each fiscal month of Holdings (which monthly Borrowing Base Certificate shall be furnished regardless of whether weekly Borrowing Base Certificates are required to be furnished pursuant to the second succeeding sentence), the Borrower Agent shall deliver to the Agents (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate in respect of each of the U.S. Borrowing Base and the Canadian Borrowing Base, prepared as of the close of business of the previous month.  All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower, provided that the Agents may from time to time review and adjust any such calculation in their Credit Judgment to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.  Upon the occurrence and during the continuation of a Cash Dominion Event, the Borrowers shall deliver to Agents a weekly Borrowing Base Certificate within three (3) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), updated as of the close of business on the last Business Day of the immediately preceding calendar week (it being understood that inventory amounts shown in such Borrowing Base Certificate will be based on the inventory amount for the most recently ended month) unless the Agents otherwise agree.  Borrowing Base Certificates shall be delivered with such supporting documentation and additional reports with respect to the U.S. Borrowing Base and the Canadian Borrowing Base as the Agents shall reasonably request;

(g) Notwithstanding anything to the contrary contained herein, the deliverables provided for in Sections 6.01(d) above shall not be required after a Qualifying IPO.

SECTION 6.02. Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of U.S. Borrower including, during each Covenant Trigger Event, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(c) promptly after the same are available, (i) copies of each annual report, proxy statement, (ii) copies of all annual, regular, periodic and special reports and registration statements which the Specified U.S. Borrower or Holdings may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and (iii) a copy of any final “management letter” received by any Loan Party from its certified public accountants identifying any significant deficiencies in the design or operation of internal controls which could materially adversely affect Holdings’ ability to record, process, summarize and report financial data, and the management’s responses thereto (provided that such disclosure by Holdings is authorized by such accountants (and Holdings agrees to request that such certified public accountants permit such disclosure));

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statements or reports furnished to, any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation or the Senior Secured Notes in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) promptly after the assertion or occurrence thereof, notice of any occurrence, event or action that could result in a material Environmental Liability on the part of any Loan Party or any of its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit;

(g) concurrently with any delivery of financial statements under Section 6.01(a), a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(h) promptly after U.S. Borrower has notified the Administrative Agent of any intention by U.S. Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(i) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(j) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(k) Notwithstanding anything to the contrary contained herein, the deliverables provided for in Sections 6.02(c) above shall not be required after a Qualifying IPO.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunner will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunner, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Bookrunner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 6.03. Notices.  Promptly after obtaining knowledge thereof notify the Administrative Agent for further distribution to each Lender:

(a) of the occurrence of any Default or Event of Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding materially affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of material IP Rights, or (iv) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan; and

(c) of the entering against any Loan Party or Subsidiary thereof one or more final judgments or orders for the payment of money in the aggregate amount (as to all judgments and orders) exceeding $10,000,000 and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Specified U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the Specified U.S. Borrower or other applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 6.04. Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims would not become a Lien on the Collateral and the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Specified Borrowers or such Subsidiary; and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable (after giving effect to any applicable grace periods), but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 6.05. Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, other than with respect to Holdings’ and the Specified U.S. Borrower’s existence, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks and service marks, the non-preservation of which individually could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. Maintenance of Properties.  (a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance.  Maintain (a) with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Specified U.S. Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (b) without limitation to the foregoing, the insurance arrangements in respect of the Collateral required by the Security Agreements.  If any portion of any real property subject to any Mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Loan Party (or its relevant Subsidiary) shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

SECTION 6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Specified U.S. Borrower or such Subsidiary, as the case may be.

SECTION 6.10. Inspections; Appraisals.

(a) Permit the Agents from time to time, subject (except when an Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the properties of any Borrower or Subsidiary, inspect, audit and make extracts from Holdings’, any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Holdings’ or such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither the Agents nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Agents and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse the Agents for all charges, costs and expenses of the Agents in connection with (i) field examinations, verifications and evaluations of any Loan Party’s books and records or any other financial or Collateral matters as the Agents deem appropriate, up to twice per fiscal year; and (ii) appraisals of Inventory up to twice per fiscal year (or, in each case with respect to clauses (i) and (ii) three times per fiscal year if the third audit and/or appraisal occurs during a period when Excess Availability is less than 15% of the Total Borrowing Base); provided, however, that if a field examination or appraisal is initiated while an Event of Default has occurred and is continuing, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits; provided further that the limitations on the number of examinations and appraisals in a fiscal year shall be without giving effect to examinations and appraisals in connection with the Required Audit and Appraisal.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay any Agent’s then standard charges for each day that an employee of such Agent or its branches or Affiliates is engaged in any examination activities, and shall pay the standard charges of such Agent’s internal appraisal group.  This Section shall not be construed to limit the Agents’ right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

SECTION 6.11. Use of Proceeds.  The Borrowers will use the proceeds of each Credit Extension (i) to refinance Indebtedness of the Loan Parties and their Subsidiaries under the Existing Credit Agreement and to pay any fees, commissions and expenses in connection therewith and (ii) for general corporate purposes not in contravention of any Law or of any Loan Document.

SECTION 6.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries) by any U.S. Loan Party or upon any Domestic Subsidiary ceasing to meet the definition of an Excluded Subsidiary or upon the acquisition of any Material Real Estate, or, subject to the terms of the Intercreditor Agreement, upon the granting of any Lien to secure the Senior Secured Notes (in which case if the assets covered thereby do not constitute ABL Priority Collateral the provisions of this Section shall be deemed to refer to a second-priority security interest junior to the Lien securing the Senior Secured Notes on the terms set forth in the Intercreditor Agreement), the Borrower Agent shall promptly notify the Administrative Agent thereof and if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, then the applicable Loan Parties shall, in each case at the applicable Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary or upon any Domestic Subsidiary which was an Excluded Subsidiary ceasing for any reason to meet the definition thereof, within thirty (30) days after such formation, acquisition, or change of status or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided, that, no Domestic Subsidiary shall become a Borrower hereunder unless the Administrative Agent shall have received at least five (5) Business Days prior written notice thereof and all vetting and “know-your customer” information reasonably requested by the Administrative Agent for such Domestic Subsidiary, and (B) subject to Section 6.12(c), deliver all certificates representing the Pledged Equity of each such Subsidiary owned by a U.S. Loan Party, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and all instruments evidencing the Pledged Debt of each such Subsidiary owned by a U.S. Loan Party, indorsed in blank to the Collateral Agent, together with, if requested by the Administrative Agent, supplements to the U.S. Security Agreement with respect to the pledge of any Equity Interests or Indebtedness; provided that only 65% of Equity Interests of any Foreign Subsidiary owned by a U.S. Loan Party shall be required to be pledged as Collateral if such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes,

(ii) within ten (10) Business Days after such request, formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to the Administrative Agent a Perfection Certificate Supplement,

(iii) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver, to the Collateral Agent Mortgages encumbering Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the U.S. Security Agreement, IP Security Agreement and Mortgages), securing payment of all the Obligations and constituting Liens on all such properties,

(iv) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation, acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to take, whatever action (including, without limitation, the recording of Mortgages on Material Real Estate, the filing of UCC or PPSA financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates and the delivery of fully-executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages on Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent, signed copies of opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request,

(vi) as promptly as practicable after the request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property on which Mortgages on Material Real Estate that is the subject of such request, title insurance in scope, form and substance reasonably satisfactory to the applicable Administrative Agent and, to the extent available, land surveys and environmental assessment reports, and

(b) Upon the formation or acquisition of any new direct or indirect Subsidiaries that are Canadian Subsidiaries (other than Excluded Subsidiaries) by any Canadian Loan Party or upon the acquisition of any Canadian Loan Party of any Material Real Estate, the Canadian Borrower shall promptly notify the Administrative Agent thereof and the Canadian Borrower shall, subject to applicable laws, in each case, at the Canadian Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not an Excluded Subsidiary, within thirty (30) days after such formation, acquisition or change of status or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Canadian Loan Parties’ obligations under the Loan Documents; provided, that, no Foreign Subsidiary shall become a Borrower hereunder unless the Administrative Agent shall have received at least ten (10) Business Days prior written notice thereof and all vetting and “know-your customer” information reasonably requested by the Administrative Agent for such Foreign Subsidiary, and (B) subject to Section 6.12(c), deliver all certificates representing the Pledged Interests of each such Subsidiary owned by a Canadian Loan Party, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and all instruments evidencing the Pledged Debt of each such Subsidiary owned by a Canadian Loan Party, indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Canadian Security Agreement with respect to the pledge of any Equity Interests or Indebtedness,

(ii) within ten (10) days after such request, formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to each Administrative Agent a Perfection Certificate Supplement,

(iii) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver (if it has not already done so), and cause each such Subsidiary that is a Canadian Subsidiary to duly execute and deliver, to the Collateral Agent Mortgages encumbering Material Real Estate, new Canadian Security Agreements and/or Canadian Security Agreement Supplements, IP Security Agreement Supplements and other security agreements charging a Lien in such Subsidiaries’ assets, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Canadian Security Agreement, IP Security Agreement and Mortgages), securing payment of all the Canadian Obligations under the Loan Documents and constituting Liens on all such properties,

(iv) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation, acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is a Canadian Subsidiary or such parent to take (if it has not already done so), whatever action (including, without limitation, the recording of Mortgages on Material Real Estate, the filing of PPSA or UCC financing statements and other similar filings in all applicable jurisdictions, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates and the delivery of fully-executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the assets purported to be subject to the Mortgages on Material Real Estate, the Canadian Security Agreement Supplements, IP Security Agreement Supplements and other security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent signed copies of opinions, addressed to the Administrative Agent and the other Canadian Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request;

(c) At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in their reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

(d) Notwithstanding the foregoing, (x) the Collateral Agent shall not perfect its Lien in any assets (other than (1) ABL Priority Collateral and (2) Noteholder Priority Collateral that secures the Senior Secured Notes) as to which the Administrative Agent and the Borrowers agree that the cost of perfecting such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby and (y) the Loan Parties shall not be required to take any action to pledge any Equity Interests of a Foreign Subsidiary unless such Foreign Subsidiary (i) is pledged to secure the Senior Secured Notes or (ii) has either (A) gross revenues (on a consolidated basis with its Subsidiaries) for the most recently ended period of four consecutive fiscal quarters equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its Subsidiaries for such period or (B) total assets (on a consolidated basis with its Subsidiaries) at the end of the most recently completed fiscal quarter equal to or greater than 2.5% of consolidated total assets of Holdings and its Subsidiaries as at such date (any such Subsidiary, a “Material Foreign Subsidiary”).

SECTION 6.13. Compliance with Environmental Laws.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a material liability, comply, and take all commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

(b) If a Default caused by reason of a breach of Section 5.09 or Section 6.13(a) shall have occurred and be continuing for more than 20 days without the Borrowers and their Subsidiaries commencing activities reasonably appropriate to cure such Default or contest, in good faith, the asserted basis for such Event of Default, at the written request of the Administrative Agent, provide to the Lenders within 45 days after such request, or within 90 days if soil and/or ground water sampling is appropriate, at the expense of the Loan Party, an environmental assessment report for any property owned or operated by any Borrower or any of its Subsidiaries, including, where appropriate, any soil and/or groundwater sampling, reasonably relating to any matters that are the subject of such Default, prepared by an environmental consulting firm of the Borrowers’ reasonable selection and, in form and substance, reasonably acceptable to the Administrative Agent, indicating as relevant the presence or absence of Hazardous Materials and the estimated cost to address any non-compliance with or conduct any response or other corrective action with respect to such Hazardous Material required under any Environmental Law.

SECTION 6.14. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder or (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document, and cause each of its Subsidiaries to do so.

SECTION 6.15. Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property of the Loan Parties material to the business of the Loan Parties, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any receipt of any notice of material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such material default, and cause each of its Subsidiaries to do so, except, in any case, (a) where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect or (b) for terminations, lapses and amendments in the ordinary course of business.

SECTION 6.16. Designation as Senior Debt.  Designate all Obligations as “Designated Senior Debt” or the equivalent designation under, and as defined in, all Junior Financing Documentation.

SECTION 6.17. Collateral Administration.

(a) Administration of Accounts.

(i) Records and Schedules of Accounts.  Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agents sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agents, on such periodic basis as the Agents may reasonably request.  The Borrower Agent shall also provide to the Agents, on or before the 15th Business Day of each month, a detailed aged trial balance of all Loan Party Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agents may reasonably request.  If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Receivables, the Borrower Agent shall notify the Agents of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof.

(ii) Taxes.  If an Account of any Loan Party includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Account Verification.  Upon the occurrence and during the continuation of any Default or Event of Default or a Cash Dominion Event exists, the Agents shall have the right at any time, in the name of such Agent, any designee of such Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise.  The Loan Parties shall cooperate fully with the Agents in an effort to facilitate and promptly conclude any such verification process.

(iv) Maintenance of Accounts.  The Loan Parties shall maintain one or more Dominion Accounts, each pursuant to a lockbox or other arrangement acceptable to the Administrative Agent, with such banks as may be selected by applicable Loan Parties and be reasonably acceptable to Administrative Agent.  The Loan Parties shall enter into Deposit Account Control Agreements with each bank at which a Deposit Account (other than an Excluded Account) is maintained by which such bank shall, upon notice from the Collateral Agent of the occurrence and continuation of a Cash Dominion Event or an Event of Default, immediately transfer to the U.S. Payment Account all monies deposited to a Dominion Account constituting proceeds of U.S. Collateral and to the Canadian Payment Account all monies deposited to a Dominion Account constituting proceeds of Canadian Collateral.  All funds deposited in each Dominion Account shall be subject to the Collateral Agent’s Lien.  The Loan Parties shall obtain the agreement (in favor of and in form and content reasonably satisfactory to the Administrative Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account.  Neither the Administrative Agent nor the Lenders shall assume any responsibility, absent gross negligence and willful misconduct, to any Loan Party for such lockbox arrangement or, upon the occurrence and during the continuation of a Cash Dominion Event or Event of Default, any Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(v) Collection of Accounts; Proceeds of Collateral.  All Payment Items received by any Loan Party in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Loan Party as trustee of an express trust for the Collateral Agent’s benefit; such Loan Party shall immediately deposit same in kind in a Dominion Account for application to the applicable Obligations in accordance with the terms of this Agreement and the applicable Security Agreement.  The Collateral Agent retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Loan Party that Accounts have been assigned to the Collateral Agent and to collect Accounts directly in its own name and to charge to the Borrowers the collection costs and expenses incurred by the Collateral Agent or Lenders, including reasonable attorneys’ fees.  Upon the occurrence and during the continuation of a Cash Dominion Event or an Event of Default, all monies properly deposited in the U.S. Payment Account shall be deemed to be voluntary prepayments of U.S. Obligations and applied to reduce outstanding Obligations and all monies properly deposited in the Canadian Payment Account shall be deemed to be voluntary prepayments of Canadian Obligations and applied to reduce outstanding Canadian Obligations.

(vi) Asset Sales Proceeds Accounts.  None of Holdings, the Specified U.S. Borrower or any of its Subsidiaries shall deposit any funds or credit any amounts into any “Asset Sales Proceeds Account” (as defined in the Intercreditor Agreement), other than proceeds of Noteholder Priority Collateral.

(b) Administration of Inventory.

(i) Records and Reports of Inventory.  Each Loan Party shall keep accurate and complete records of its Inventory, including costs and withdrawals and additions, and shall submit to the Agents inventory and reconciliation reports in form reasonably satisfactory to the Agents, on such periodic basis as the Agents may request.  Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agents when an Event of Default exists) and/or periodic cycle counts consistent with historical practices, and shall provide to the Agents a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Agents may request.  The Agents may participate in and observe each physical count.

(ii) Returns of Inventory.  No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) the Agents are promptly notified if the aggregate value of all Inventory returned in any month exceeds $3,500,000.

(iii) Acquisition, Sale and Maintenance.  The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

SECTION 6.18. Maintenance of Cash Management System.

(a) The applicable schedule to the Perfection Certificate sets forth all Deposit Accounts maintained by the Loan Parties, including all Dominion Accounts.  On or prior to the date that is sixty (60) days after the Closing Date, or up to one hundred twenty (120) days by way of up to two thirty (30) day extensions as may be agreed by the Administrative Agent in its discretion, each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of and Lien on each such Deposit Account (other than an Excluded Account).  Each Loan Party shall be the sole account holder of each Deposit Account (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent) to have control over or a Lien on a Deposit Account (other than an Excluded Account) or any property deposited therein.

(b) On or prior to the date that is sixty (60) days after the Closing Date, or up to one hundred twenty (120) days by way of up to two thirty (30) day extensions as may be agreed by the Administrative Agent in its discretion, the Loan Parties shall have delivered to the Collateral Agent Deposit Account Control Agreements, Securities Account Control Agreements and Commodities Account Control Agreements for all of the Deposit Accounts, Securities Accounts and Commodities Accounts, respectively, of the Loan Parties (other than Excluded Accounts), duly executed by each applicable Loan Party and the applicable depositary bank or securities intermediary.

(c) Upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties shall cause any and all funds and financial assets held in or credited to each deposit account and each securities account to be swept into the Payment Account on a daily basis (or at other frequencies as agreed by the Collateral Agent).

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and each Borrower shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the UCC, the PPSA, the Civil Code of Quebec or similar law of any jurisdiction a financing statement or similar filing or registration that names Holdings, the Borrowers or any of their respective Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or similar filing or registration, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens securing the Senior Secured Notes and any Permitted Refinancing, subject to the terms of the Intercreditor Agreement;

(c) Liens existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the renewal, extension, refinancing or replacements of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(d) Liens for Taxes, assessments or governmental charges which are not required to be paid pursuant to Section 6.04;

(e) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, processors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or in respect of Canadian Pension Plans and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Specified U.S. Borrower or any of its Subsidiaries;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection with Indebtedness for money borrowed;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and not yet required to be paid pursuant to Section 6.04;

(j) Liens securing Indebtedness permitted under Section 7.03(h); provided that (i) such Liens attach concurrently with or within one hundred eighty (180) days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;

(k) leases, licenses, subleases or sublicenses in respect of real property granted to others in the ordinary course of business and not interfering in any material respect with the business of Holdings, the Specified U.S. Borrower or any of its Subsidiaries;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Specified U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Specified U.S. Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Specified U.S. Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(h) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens on property of any Foreign Subsidiary (other than a Canadian Subsidiary) securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(i);

(p) Liens in favor of Holdings, the Specified U.S. Borrower or a Subsidiary of the Specified U.S. Borrower securing Indebtedness permitted under Section 7.03(g); provided that if such Liens are on any property of a U.S. Loan Party, such Liens are in favor of a U.S. Loan Party and if such Liens are on any property of a Canadian Loan Party, such Liens are in favor of a Loan Party;

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(h) or Section 7.03(r) (and is permitted to be secured);

(r) Liens not extending to any ABL Priority Collateral or Canadian Collateral arising from precautionary UCC or PPSA financing statement (or the foreign equivalent thereof) filings regarding operating leases entered into by a U.S. Borrower or any of its Subsidiaries as lessees in the ordinary course of business;

(s) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement in the ordinary course of business permitted by this Agreement;

(t) Liens not extending to any ABL Priority Collateral or Canadian Collateral arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Specified U.S. Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(u) Liens not extending to any ABL Priority Collateral or Canadian Collateral encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Permitted Encumbrances;

(w) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $15,000,000 (none of which Liens shall be on the ABL Priority Collateral or the Canadian Collateral); and

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02.

SECTION 7.02. Investments.  Make or hold any Investments, except:

(a) Investments held by Holdings, the Specified U.S. Borrower or any Subsidiary in Cash Equivalents;

(b) loans or advances to officers, directors and employees of Holdings, the Specified U.S. Borrower and any Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(c) Investments (i) by the Specified U.S. Borrower or any of its Subsidiaries in any U.S. Loan Party, (ii) by any Canadian Loan Party (x) in any other Canadian Loan Party and (y) in any Foreign Subsidiary that is a Subsidiary but not a Loan Party in an amount not to exceed $2,500,000 at any time outstanding, (iii) by any Subsidiary that is not a Loan Party in any other such Subsidiary, (iv) by the Specified U.S. Borrower or any Subsidiary that is a Loan Party in any Subsidiary that is not a U.S. Loan Party in an aggregate amount not to exceed $2,500,000 at any time outstanding and (v) by the Specified U.S. Borrower or any Subsidiary in any Foreign Subsidiary consisting of (A) the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Specified U.S. Borrower or such Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, provided that if such Equity Interests are of a Canadian Loan Party, such contribution is to a Canadian Loan Party; or (B) the exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of such Foreign Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e) Investments by Holdings in Equity Interests of the Specified U.S. Borrower in connection with a Permitted Equity Issuance;

(f) Investments existing on the Closing Date and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or all of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Specified U.S. Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(h) (each, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the applicable requirements of Section 6.12;

(B) the board of directors of such acquired Person or its selling equity holders shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(C) immediately before and immediately after giving effect to any such purchase or other acquisition, (1) no Default shall have occurred and be continuing, (2) Excess Availability shall exceed 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments (or, in the case of a Tuck-in Acquisition, 15% of the lesser of the Total Borrowing Base and the Aggregate Commitments) and (3) unless such acquisition is a Tuck-in Acquisition, the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time);

(D) the Specified U.S. Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one (1) Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(E) except to the extent the purchase price therefor is paid by a Foreign Subsidiary, the fair market value of all property acquired in Permitted Acquisitions which is contributed to or owned by Subsidiaries that are not U.S. Loan Parties shall be deemed to be an Investment permitted only to the extent made pursuant to Section 7.02(c)(iv).

Notwithstanding anything to the contrary herein, unless the Agents shall otherwise agree in their sole discretion, no Inventory or Accounts acquired in a Permitted Acquisition shall be included in the Borrowing Base until the Agents have completed a field audit and inventory appraisal in scope and with results satisfactory to them and until the Collateral Agent shall have received duly executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements with respect to the bank accounts, securities accounts and commodities accounts of the acquired businesses.

(i) Investments that U.S. Borrower has elected to be treated as Restricted Payments that are permitted by Section 7.06;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than Holdings, the Specified U.S. Borrower and its Subsidiaries in the ordinary course of business;

(m) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06;

(n) other Investments so long as immediately before and immediately after giving effect to any such Investment, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall exceed 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments  and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance; and

(o) other Investments in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

SECTION 7.03. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Specified U.S. Borrower and the U.S. Subsidiary Guarantors, (i) the 2014 Senior Subordinated Notes and (ii) any Permitted Refinancings thereof (including any Indebtedness resulting from capitalization or accrual of interest, payment of interest in kind, or accretion of discount), so long as immediately before and immediately after giving effect to such Permitted Refinancing,

(A) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments;

(B) subject to the proviso below, the amount of interest payable in cash (and not in kind or otherwise capitalized or accrued) with respect to the 2014 Senior Subordinated Notes and such Permitted Refinancing Indebtedness in any twelve-month period shall not exceed, in the aggregate, taking into account all interest payable in cash with respect to the 2014 Senior Subordinated Notes (but excluding any defaulted interest pursuant to the 2014 Senior Subordinated Notes Indenture) and any Permitted Refinancing Indebtedness (but excluding any defaulted interest at a rate not in excess of 2.0% per annum) permitted under this clause (ii), $32,400,000; provided that, if at any time (x) the Specified U.S. Borrower shall be in compliance with clause (A) above, calculated on an average basis for the thirty (30) days ended on the date of such payment and on a pro forma basis after giving effect to the making of such payment, (y) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently completed Measurement Period of Holdings for which financial statements have been delivered pursuant to Section 6.01, calculated on a pro forma basis after giving effect to the making of such payment,  shall be equal to or greater than 1.0:1.0, and (z) no Default shall have occurred and be continuing or would result therefrom, this clause (B) shall not limit the payment of interest in cash with respect to any Permitted Refinancing Indebtedness to the extent that such interest would otherwise be payable in kind or otherwise capitalized or accrued and added to the principal balance thereof; and

(C) such Permitted Refinancing Indebtedness otherwise qualifies as “Permitted Subordinated Indebtedness” hereunder;

(b) in the case of the Specified U.S. Borrower and the U.S. Subsidiary Guarantors, the Senior Secured Notes in an aggregate principal amount not to exceed $800,000,000 and any Permitted Refinancings thereof;

(c) in the case of the Loan Parties, Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding; provided that the Loan Parties may incur additional Permitted Subordinated Indebtedness as long as immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) as if such Indebtedness were incurred on the first day of the relevant Measurement Period;

(d) Indebtedness of the Loan Parties under the Loan Documents;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(e) and any modifications, refinancings, refundings, renewals, replacements or extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or as otherwise permitted pursuant to this Section 7.03, and (B) the terms and conditions (including, if applicable, as to collateral and subordination) of any such modified, extending, refunding or refinancing Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, extended, refunded or refinanced;

(f) Guarantees of the Specified U.S. Borrower and its Subsidiaries in respect of Indebtedness of the Specified U.S. Borrower or such Subsidiary otherwise permitted under this Section 7.03(f); provided that (i) if such Guarantee is a Guarantee of Indebtedness of a U.S. Loan Party by any Subsidiary, such Subsidiary is a U.S. Loan Party or such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the U.S. Guaranty, (ii) if such Guarantee is a Guarantee of Indebtedness of a Canadian Loan Party by any Subsidiary, such Subsidiary is a Loan Party or such Subsidiary shall have also provided a Guarantee of the Canadian Obligations substantially on the terms set forth in the Canadian Guarantee, (iii) if such Guarantee is of Indebtedness of a Subsidiary that is not a U.S. Loan Party, such Guarantee shall be deemed to be an Investment under Section 7.02 and (iv) if such Indebtedness is subordinated to the Obligations, such Guarantee shall be also be subordinated to the Obligations on terms no less favorable to the Lenders;

(g) Indebtedness of (A) any U.S. Loan Party owing to any other U.S. Loan Party, (B) any Canadian Loan Party owing to any other Loan Party, (C) any Subsidiary that is not a Loan Party owing to (1) any other Subsidiary that is not a Loan Party or (2) Holdings or a Loan Party in respect of an Investment permitted under Section 7.02(c) or (n), and (D) any Loan Party owing to any Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in this clause (g)(D) must be expressly subordinated to the Obligations or the Canadian Obligations on the terms set forth in the Guaranties, as applicable and be represented by the Intercompany Note;

(h) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(i) Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $2,500,000;

(j) Indebtedness in respect of Swap Contracts designed to hedge against foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes or in respect of interest rates;

(k) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or Ply Gem Prime Holdings, Inc. permitted by Section 7.06;

(l) unsecured Indebtedness incurred by the Specified U.S. Borrower or its Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for customary adjustments of the purchase price;

(m) Cash Management Obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts provided that such Indebtedness is extinguished within ten Business Days after its incurrence;

(n) unsecured Indebtedness of the Specified U.S. Borrower and its Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(o) Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements and (C) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with debt for money borrowed;

(p) Indebtedness incurred by the Specified U.S. Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(q) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Specified U.S. Borrower or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business consistent with past practice and not in connection with debt for money borrowed;

(r) (A) Indebtedness of the Specified U.S. Borrower or a Subsidiary assumed in connection with any Permitted Acquisition (and not created in contemplation thereof) not to exceed $25,000,000 in the aggregate outstanding at any time (which shall not be secured by any ABL Priority Collateral or Canadian Collateral or any other property besides a single asset or group of related assets specifically identified in the documentation for such Indebtedness) (“Permitted Acquired Debt”) and (B) Indebtedness of the Specified U.S. Borrower owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis (on terms no less favorable to the Lenders than the terms of the 2014 Senior Subordinated Notes) not to exceed $30,000,000 in the aggregate outstanding at any time (“Permitted Seller Notes”); and

(s) Indebtedness of Holdings in connection with the Tax Receivables Agreement described in Schedule 7.08(m) in an aggregate principal amount not to exceed $65,000,000 outstanding at any time; provided that, (i) such Indebtedness shall be expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) no payment by Holdings with respect to Indebtedness incurred under this clause (s) shall be made unless before and after giving effect thereto, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance.

SECTION 7.04. Fundamental Changes.  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Specified U.S. Borrower (including a merger, the purpose of which is to reorganize the Specified U.S. Borrower into a new jurisdiction which is a State of the United States of America), provided that the Specified U.S. Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Specified U.S. Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any U.S. Subsidiary Guarantor is merging with another Subsidiary (which is not a U.S. Subsidiary Guarantor), the U.S. Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Canadian Subsidiary may merge or amalgamate with (i) the Canadian Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Canadian Borrower into a new jurisdiction which is a province or territory of Canada), provided that the Canadian Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Canadian Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any Canadian Subsidiary Guarantor is merging or amalgamating with another Subsidiary, a Guarantor shall be the continuing or surviving Person;

(c) (i) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary dissolution, liquidation or otherwise) to the Specified U.S. Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must be a Loan Party and if the transferee is not the Specified U.S. Borrower or a U.S. Subsidiary Guarantor, such transfer must be in the ordinary course of business consistent with past practice, and (ii) any Subsidiary that is not a U.S. Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or another Subsidiary; provided that if the transferor in such transaction is a Canadian Loan Party, then the transferee must be a Loan Party;

(d) any Subsidiary may merge or amalgamate with or Dispose of all or substantially all of its assets to any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that if the continuing or surviving Person shall be a Subsidiary, such Subsidiary and each of its Subsidiaries shall have complied with the applicable requirements of Section 6.12;

(e) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (e) thereof); and

(f) Holdings may merge with Ply Gem Prime Holdings, Inc. in connection with a Qualifying IPO, provided that, Holdings shall be the continuing or surviving Person.

SECTION 7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used in the conduct of the business of the Specified U.S. Borrower and its Subsidiaries;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Specified U.S. Borrower or to a Subsidiary; provided that (A) if the transferor of such property is a U.S. Loan Party either (i) the transferee is a U.S. Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and (B) if the transferor of such property is a Canadian Loan Party either (i) the transferee is a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 (solely with respect to reissuances of Equity Interests of treasury stock of the Specified U.S. Borrower);

(f) Dispositions by the Specified U.S. Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $15,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration (for the avoidance of doubt, it being understood that cash used to prepay or escrow rent shall be cash consideration);

(g) Dispositions of Cash Equivalents;

(h) Dispositions of (i) defaulted Accounts of financially-troubled debtors in connection with the collection or compromise thereof and (ii) with 10 days prior notice to the Administrative Agent, other Accounts as to which the applicable Loan Party has reasonable concerns as to credit quality;

(i) licensing or sublicensing of IP Rights in the ordinary course of business;

(j) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Specified U.S. Borrower and its Subsidiaries;

(k) Dispositions by the Specified U.S. Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) shall not exceed $30,000,000 since the Closing Date (excluding any property Disposed of in a Disposition or series of related Dispositions involving property with an aggregate fair market value of less than $1,500,000), and (iii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration; provided further that, notwithstanding the foregoing, with respect to a one-time sale of non-core assets in an aggregate amount not to exceed $20,000,000 pursuant to this Section 7.05(k), the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 50% cash consideration; and

(l) Dispositions of assets set forth on Schedule 7.05;

provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d)(A)(i), (d)(B)(i), (e), (h) and (j)), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 (other than to a Loan Party), such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Specified U.S. Borrower and to Subsidiaries (and, in the case of a Payment by a non-wholly-owned Subsidiary, to the Specified U.S. Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(b) Holdings, the Specified U.S. Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) to the extent constituting Restricted Payments, Holdings and the Specified U.S. Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 7.04, 7.08, or 7.14;

(d) the Specified U.S. Borrower and any Subsidiary of the Specified U.S. Borrower may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay the tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings attributable to the Specified U.S. Borrower and its Subsidiaries determined as if the U.S. Specified Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used by Holdings to pay its (or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to pay) operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent company of the Specified U.S. Borrower attributable to the ownership or operations of the Specified U.S. Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to pay to enable it to pay) its franchise taxes;

(iv) the proceeds of which will be used to repurchase the Equity Interests of Holdings from, or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to repurchase its Equity Interests from, directors, employees or members of management of Holdings or any direct or indirect parent company of the Specified U.S. Borrower, the Specified U.S. Borrower or any Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of $5,000,000 in any calendar year plus the proceeds of any key-man life insurance maintained by Holdings, the Specified U.S. Borrower or any of its Subsidiaries; provided that the Specified U.S. Borrower may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $15,000,000; or

(v) the proceeds of which shall be used by Holdings or any direct or indirect parent company of the Specified U.S. Borrower to pay fees and expenses (other than to Affiliates) certified to the Administrative Agent by an Officer of the Specified U.S. Borrower and related to any unsuccessful equity or debt offering.

(e) in addition to the foregoing Restricted Payments, the Specified U.S. Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments so long as before and after giving effect thereto (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance; provided, that if the proceeds of such Restricted Payment are to be and are promptly applied to make a payment of the type described in Section 7.14, the Restricted Payment to Holdings under this clause (e) to allow it to make those payments shall be subject only to the criteria for the applicable type of payment set forth in Section 7.14;

(f) repurchases of Equity Interests of the Specified U.S. Borrower deemed to occur upon the non-cash exercise of stock options and warrants; and

(g) so long as no Default shall have occurred and be continuing or would result therefrom, (i) the Specified U.S. Borrower may make Restricted Payments with the net cash proceeds from any Permitted Equity Issuance received since the Closing Date and (ii) Holdings may make Restricted Payments with the net cash proceeds from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings (or capital contributions in respect thereof), in either case, to the extent such proceeds were received within 90 days prior to the date of such Restricted Payment and held in segregated account pending application pursuant to this clause (g).

SECTION 7.07. Change in Nature of Business.

(a) In respect of Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Specified U.S. Borrower and liabilities incidental thereto, including its liabilities as a Guarantor pursuant to the U.S. Guaranty, the Senior Secured Notes Documents and the 2014 Senior Subordinated Notes Indenture and any other Permitted Indebtedness.

(b) In respect of the Specified U.S. Borrower and its Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Specified U.S. Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Specified U.S. Borrower, whether or not in the ordinary course of business, other than (a) transactions (i) between or among Loan Parties, (ii) between or among Subsidiaries that are not Loan Parties and (iii) between or among the Loan Parties, the Subsidiaries and/or any joint venture in which any of them owns an interest, in each case, in the ordinary course of business, (b) on fair and reasonable terms substantially as favorable to the applicable Borrower or such Subsidiary as would be obtainable by the applicable Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, expenses and other payments made in connection with the consummation of the Transactions, (d) so long as no Covenant Trigger Event shall have occurred and be continuing, the payment of fees to the Sponsor pursuant to the Advisory Agreement, (e) equity issuances by Holdings or the Specified U.S. Borrower permitted under Section 7.06, (f) loans and other transactions by the Specified U.S. Borrower and its Subsidiaries to the extent permitted under Section 7.06 or clauses (b), (c) and (m) of Section 7.02, (g) customary fees may be paid to any directors of Holdings and the Specified U.S. Borrower and reimbursement of reasonable out-of-pocket costs of the directors of Holdings and the Specified U.S. Borrower, (h) Holdings and the Specified U.S. Borrower and its Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business, (i) the payment of customary fees and reasonable out-of-pocket cost to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings and the Specified U.S. Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Specified U.S. Borrower and its Subsidiaries, as determined in good faith by the board of directors of Holdings and the Specified U.S. Borrower or senior management thereof, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08(j) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions and repurchases permitted under Section 7.06, (l) payments by the Specified U.S. Borrower and any Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (A) pursuant to the Advisory Agreement as in effect on the Closing Date and (B) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Specified U.S. Borrower, in each case, in good faith, and (m) in connection with the consummation of a Qualifying IPO, the Loan Parties may enter into the agreements described on Schedule 7.08(m) hereto and any of the transactions contemplated in such agreements.

SECTION 7.09. Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of the Specified U.S. Borrower to make Restricted Payments to the Specified U.S. Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (i) (x) on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (iii) representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 7.03, or (iv) in connection with any Disposition permitted by Section 7.05 relating solely to the assets to be disposed of, and (b) of the Specified U.S. Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property subject to a Lien permitted by Section 7.01 or (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto; provided, however, that clauses (a) and (b) shall not prohibit Contractual Obligations that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, or (ii) apply only to the property or assets securing Indebtedness permitted to be secured by such property or assets by Section 7.01 and Section 7.03, (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (v) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

SECTION 7.11. Consolidated Fixed Charge Coverage Ratio.  At any time when a Covenant Trigger Event shall have occurred and be continuing, permit the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently completed Measurement Period of Holdings for which financial statements have been delivered by Holdings pursuant to Section 6.01 and for each Measurement Period thereafter until such Covenant Trigger Event shall cease to be continuing, to be less than 1.0:1.0.

SECTION 7.12. Amendments of Material Documents.  Amend (a) any of its Organization Documents, (b) the Advisory Agreement, (c) the 2014 Senior Subordinated Notes Indenture or any other agreement relating to Junior Financing or (d) the Senior Secured Notes Documents, in each case in a manner materially adverse to the Agents or the Lenders.

SECTION 7.13. Fiscal Year.  Make any change in the periods covered by Holdings’ fiscal year.

SECTION 7.14. Prepayments, Etc. of Indebtedness.

(a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any of the Senior Secured Notes, the 2014 Senior Subordinated Notes, Permitted Seller Notes and any Permitted Subordinated Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except so long as no Default shall have occurred and is continuing or would result therefrom (i) the prepayment, redemption, purchase or defeasance of any such Junior Financing with the net cash proceeds of, or the exchange of such Junior Financing into, any Permitted Refinancing, Permitted Subordinated Indebtedness, or Permitted Equity Issuance to the extent that such proceeds were received within 180 days prior to the date of such prepayment, redemption, purchase or defeasance and held in a segregated account pending application pursuant to this Section 7.14, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) and (iii) the prepayment, redemption, purchase or defeasance of any such Junior Financing, so long as immediately before and immediately after giving effect thereto (A) no Default shall have occurred and be continuing or would result therefrom, (B) Excess Availability shall be at least 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (C) the Specified U.S. Borrower would be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable at such time), provided that in each case such payment is also permitted under the Senior Secured Notes Indenture or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation.

SECTION 7.15. Equity Interests of the Specified U.S. Borrower and Subsidiaries.

(a) (i) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 100% of the Equity Interests of any of the Domestic Subsidiaries and Canadian Subsidiaries except as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02; or

(b) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 80% of the Equity Interests of any of the Foreign Subsidiaries (other than Canadian Subsidiaries) which are Subsidiaries except (A) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition of a Subsidiary permitted by Section 7.04 and 7.05 or an Investment in any Person permitted under Section 7.02; or

(c) Create, incur, assume or suffer to exist any Lien on any Equity Interests of any Borrower (other than Liens pursuant to the Loan Documents and non-consensual Liens arising solely by operation of law and customary restrictions in joint venture agreements).

SECTION 7.16. Designation of Senior Debt.  Designate any other Indebtedness (other than the Senior Secured Notes) of the Specified U.S. Borrower or any of its Subsidiaries as “Designated Senior Debt” (or any comparable term) under, and as defined in, the 2014 Senior Subordinated Notes Indenture or any other applicable Junior Financing Documentation or any Permitted Refinancing.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default.  The occurrence of the following shall constitute an Event of Default:

(a) Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within seven days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i)  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (but only with respect to Holdings’, the Specified U.S. Borrower’s or the Canadian Borrower’s existence), 6.11, 6.17(a)(iv), (v) or (vi), or Article VII (after notice from any Agent), (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Sections 1.05 and 1.06 of the respective Mortgages to which it is a party (after notice from any Agent); or

(c) Other Defaults.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.10 on its part to be performed or observed and such failure continues for two Business Days; (ii) any Loan Party fails to perform or observe any term, covenant, or agreement contained in any of Sections 6.01(f) and 6.17 (other than Sections 6.17(a)(iv), (v), (vi) or (b)(ii)); (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), (b), (c), (d), or (e), 6.02(b), or 6.18, on its part to be performed or observed and such failure continues for five Business Days; (iv) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.04(a) or 6.07 on its part to be performed or observed and such failure continues for 10 Business Days; or (v) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b), (c)(i), (c)(ii) or (c)(iii) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Specified U.S. Borrower; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document or any amendments or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment (after giving effect to any applicable grace periods) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or, to the extent applicable, a Canadian Pension Plan, which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Canadian Pension Plan or the PBGC or other applicable Governmental Authority that could reasonably be expected to result in a Material Adverse Effect, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect or (iii) any Canadian Loan Party fails to make a required contribution in respect of a Canadian Pension Plan and such failure gives rise to a Lien that is not permitted under Section 7.01; or

(j) Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 or the terms of the Loan Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 and the Intercreditor Agreement) on the Collateral purported to be covered thereby; or

(m) Subordination.  (i) The subordination provisions of the 2014 Senior Subordinated Notes Indenture or the documents evidencing or governing any other subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuers or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

SECTION 8.02. Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof).

If any Event of Default occurs and is continuing, the Collateral Agent may, and at the request of the Required Lenders shall, exercise on behalf of itself, the Administrative Agent, the Lenders and the L/C Issuers all rights and remedies available to it, the Administrative Agent, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Specified U.S. Borrower or the Canadian Borrower under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

SECTION 8.03. Application of Funds.  After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied, subject to the Intercreditor Agreement, by the Administrative Agent in the following order:

(a) With respect to amounts received from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,

First, to payment of all costs and expenses incurred by the Administrative Agent and the Collateral Agent (in their respective capacities as such hereunder or under any other U.S. Loan Document) in connection with the collection, sale, foreclosure or realization upon any U.S. Collateral or otherwise in connection with this Agreement, any other U.S. Loan Document or any of the U.S. Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other U.S. Loan Document on behalf of Holdings or any U.S. Subsidiary Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other U.S. Loan Document;

Second, to payment in full of U.S. Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the U.S. Swing Line Lender and the U.S. L/C Issuer pro rata in accordance with the amounts of U.S. Unfunded Advances/Participations owed to them on the date of such distribution);

Third, to payment in full of all other U.S. Obligations other than Excess Bank Product Debt (the amounts so applied to be distributed among the U.S. Secured Parties pro rata in accordance with the amounts of the U.S. Obligations owed to them on the date of any such distribution);

Fourth, to the Canadian Obligations in the order set forth in Section 8.03(b);

Fifth, to payment in full of obligations in respect of Excess Bank Product Debt;

Sixth, as provided for under the Intercreditor Agreement; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

(b) With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral, or, after all of the U.S. Obligations set forth in clauses first through third above have been indefeasibly paid in full in accordance with Section 8.03(a), from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,

First, to payment of that of all costs and expenses incurred by the Administrative Agent and the Collateral Agent (in their respective capacities as such hereunder or under any other Canadian Loan Document) in connection with the collection, sale, foreclosure or realization upon any Canadian Collateral or otherwise in connection with this Agreement, any other Canadian Loan Document or any of the Canadian Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Canadian Loan Document on behalf of any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Canadian Loan Document;

Second, to payment in full of Canadian Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Canadian Swing Line Lender and the Canadian L/C Issuer pro rata in accordance with the amounts of Canadian Unfunded Advances/Participations owed to them on the date of such distribution);

Third, to payment in full of all other Canadian Obligations other than Excess Bank Product Debt (the amounts so applied to be distributed among the Canadian Secured Parties pro rata in accordance with the amounts of the Canadian Obligations owed to them on the date of any such distribution);

Fourth, to payment in full of obligations in respect of Excess Bank Product Debt; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 8.03(a) above, and Section 8.03(b) above, shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.04. Collection Allocation Mechanism.

(a) On the CAM Exchange Date, (i) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(A)(c)(ii)) participations in the U.S. Swing Line Loans in an amount equal to such U.S. Revolving Lender’s Applicable Percentage of each U.S. Swing Line Loan outstanding on such date, (ii) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of U.S. L/C Obligations with respect to each U.S. Letter of Credit in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit, (iii) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(B)(c)(ii)) participations in the Canadian Swing Line Loans in an amount equal to such Canadian Lender’s Applicable Percentage of each Canadian Swing Line Loan outstanding on such date, (iv) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of Canadian L/C Obligations with respect to each Canadian Letter of Credit in an amount equal to such Canadian Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit, (v) simultaneously with the automatic conversions pursuant to clause (vi) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans (other than the Swing Line Loans) and participations in the Swing Line Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, and L/C Obligations in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan and L/C Obligations), such Lender shall hold an interest in every one of the Loans (other than the Swing Line Loans) and a participation in every one of the Swing Line Loans and all of the L/C Obligations (including the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interest in the Loans denominated in Canadian Dollars to be received in such deemed exchange shall be converted into Obligations denominated in Dollars and on and after such date all amounts accruing and owed to Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swing Line Loan or Letter of Credit.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Obligations, and each distribution made by the Administrative Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

ARTICLE IX

The Agents

SECTION 9.01. Appointment and Authority.

(a) Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints the Administrative Agent, the Collateral Agent and the Co-Collateral Agent to act on its behalf as its agents hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for Section 9.06, the provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Administrative Agent and Collateral Agent, on the other hand, each Loan Party and each such Secured Party acknowledges and agrees with the Administrative Agent that such Secured Party and the Administrative Agent and Collateral Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Administrative Agent, Collateral Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Articles 1542 and 1543 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Administrative Agent, Collateral Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent, Collateral Agent and such Secured Party.  As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent, Collateral Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent, Collateral Agent and such Secured Party and the right to give full acquittance for it.  Accordingly, and without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same.  By its execution of the Loan Documents to which it is a party, each such Loan Party and Secured Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided.  The parties further agree and acknowledge that such Liens (hypothecs) under the Collateral Documents and the other Loan Documents shall be granted to the Collateral Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

SECTION 9.02. Rights as a Lender.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03. Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, neither Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders, Required U.S. Lenders or Required Canadian Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have written knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an L/C Issuer.

Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

SECTION 9.04. Reliance by Administrative Agent.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Delegation of Duties.

(a) Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more individual(s) or institution(s) as separate trustee(s), co-trustee(s), collateral agent(s), collateral sub-agent(s) or collateral co-agent(s) (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”) appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agents.

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 10.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

SECTION 9.06. Resignation of Administrative Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with consent of with the Specified U.S. Borrower (so long as no Event of Default has occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and Canada.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07. Non-Reliance on  Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunner or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an L/C Issuer hereunder.

SECTION 9.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

SECTION 9.10. Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranties, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

SECTION 9.11. Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Upon the request of the Administrative Agent at any time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent a summary of outstanding obligations under any Cash Management Agreements or Swap Contracts secured by a Lien on any asset of any Loan Party, as of such date as may be reasonably requested by the Administrative Agent, showing the aggregate amount of such obligations determined on a marked-to-market basis and such other information reasonably requested by the Administrative Agent.  At the request of the Administrative Agent from time to time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent copies of any Cash Management Agreements or Swap Contracts pursuant to which obligations secured by a Lien on any asset of any Loan Party have been incurred.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or the Administrative Agent with the consent of the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) [Intentionally Omitted];

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders and the Administrative Agent shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change (i) any provision of this Section 10.01 or (ii) the definition of “Required Lenders”, “Required U.S. Lenders”, “Required Canadian Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (unless all Obligations have been paid in full in cash and the Commitments terminated);

(h) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from a Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) amend, modify or waive any provision of this Agreement, in each case governing the rights of the Lenders under any Facility, without the written consent of Lenders holding a majority in interest of the obligations under such Facility, if such amendment, modification or waiver, or such provision, by its express terms applies only to such Facility (or only to the Lenders thereunder) and if such amendment, modification or waiver adversely affects the Lenders under such Facility;

(j) increase the advance rates set forth in the definition of the terms “U.S. Borrowing Base” or “Canadian Borrowing Base”, or reduce the amounts set forth in the definition of the terms “Cash Dominion Event” or “Covenant Trigger Event”, without the written consent of the Supermajority Lenders;

(k) change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of any Borrowing Base, or add new asset categories to any Borrowing Base, or otherwise cause any Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased, in each case without the written consent of the Supermajority Lenders; provided that this clause (k) shall not limit the discretion of the Agents to change, establish or eliminate any reserves, to add assets acquired in a Permitted Acquisition to any Borrowing Base or to otherwise exercise their discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Agents in their discretion or Credit Judgment, all to the extent otherwise set forth herein; or

(l) amend, modify or change the provisions of Section 8.04 or the definition of “CAM Percentage” without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of more than the Required Lenders and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Each Loan Party acknowledges the agreements set forth in the Fee Letters and agrees that it will execute and deliver such amendments to the Loan Documents as shall be deemed advisable by the Bookrunner to give effect to the provisions of the Fee Letters.  Notwithstanding anything to the contrary in this Section 10.01, the Administrative Agent and the Loan Parties shall be permitted to execute and deliver such amendments and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Subject to the restrictions set forth in the foregoing subparagraphs 10.01(a) to (j), but notwithstanding anything else to the contrary contained in this Section 10.01, (a) with respect to any provision contained in this Agreement relating to any Facility, the Administrative Agent, the Borrowers and a majority in interest of the Lenders under such Facility shall be permitted to amend such provision, without the consent of any other Lender, solely to the extent reasonably necessary or advisable to (i) comply with Applicable Law relating to such Facility or (ii) better implement the intentions of this Agreement with respect to such Facility, and, in the case of any amendment made pursuant to this clause (ii), solely to the extent that such amendment does not impair the rights, obligations or interests of any other Lender under this Agreement in any material respect and (b) at any time on or before the date that is sixty (60) days after the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the foregoing provisions of this Section 10.01, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Credit Commitments on substantially the same basis as the Revolving Credit Commitments.

SECTION 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Borrower Agent, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the L/C Issuers or the Swing Line Lenders, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

Each Loan Party located outside of the U.S. hereby irrevocably appoints the Borrower Agent as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Borrower Agent at the Borrower Agent’s address specified in this Agreement, and such Loan Party hereby irrevocably authorizes and directs the Borrower Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in this Agreement.

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agents or the Bookrunner or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or any Agent’s or any Arranger’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any other Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each Borrower, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the applicable L/C Issuer and the applicable Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by the Agents, L/C Issuers and Lenders.  The Agents, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower.  All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Bookrunner, Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Bookrunner), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Agents, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify each Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of any Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.05. Payments Set Aside.  To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the applicable Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of the applicable Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the applicable Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) during the primary syndication of the Loans and Commitments;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the applicable Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax form(s).

(v) No Assignment to Borrower.  No such assignment shall be made to a Borrower or any Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).  No assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 3.01 than that to which the assignor would have been entitled to receive had no such assignment occurred.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon the acceptance of any Assignment and Assumption, the Administrative Agent shall promptly record the information contained therein in the Register.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Credit Suisse, Wells Fargo Bank, National Association, UBS Loan Finance LLC, or UBS AG Canada Branch assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Credit Suisse, Wells Fargo Bank, National Association, UBS AG, Stamford Branch, UBS AG Canada Branch or UBS Loan Finance LLC (as applicable) may, (i) upon 30 days notice to the Borrowers and the Lenders, resign as U.S. L/C Issuer and Canadian L/C Issuer and/or (ii) upon 30 days notice to the Borrowers, resign as U.S. Swing Line Lender and Canadian Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Agent shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower Agent to appoint any such successor shall affect the resignation of Credit Suisse, Wells Fargo Bank, National Association, UBS AG, Stamford Branch, UBS AG Canada Branch or UBS Loan Finance LLC (as applicable) as L/C Issuer or Swing Line Lender, as the case may be.  If any of Credit Suisse, Wells Fargo Bank, National Association, UBS AG, Stamford Branch or UBS AG Canada Branch resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Credit Suisse, Wells Fargo Bank, National Association, UBS Loan Finance LLC or UBS AG Canada Branch (as applicable) resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Credit Suisse, Wells Fargo Bank, National Association, UBS AG, Stamford Branch or UBS AG Canada Branch (as applicable) to effectively assume the obligations of Credit Suisse, Wells Fargo Bank, National Association, UBS AG, Stamford Branch or UBS AG Canada Branch (as applicable) with respect to such Letters of Credit.

SECTION 10.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the applicable Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.  In addition, the Administrative Agent, each Joint Bookrunner and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  No Lender shall set off against any Dominion Account without the prior consent of Collateral Agent.

SECTION 10.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  Without limiting the generality of the foregoing, if any provision of any of the Loan Documents would obligate Canadian Loan Parties to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party.  Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 10.09 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Credit Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of payment in full of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive, absent manifest error, for the purposes of such determination.

SECTION 10.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13. Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives a Borrower the right to replace a Lender as a party hereto, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

SECTION 10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) Waiver of Venue.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunner are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Bookrunner on the other hand, (B) each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Agent, nor any Arranger, has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Agents nor any Arranger has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Agent and the Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17. Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.18. USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

SECTION 10.19. Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and the Appropriate Lenders against such loss.  The term “rate of exchange” in this Section 10.19 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 10.20. Language.  The parties have requested that this Agreement and the other documents contemplated hereby or relating hereto be drawn up in the English language.  Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.

SECTION 10.21. Intercreditor Agreement.  Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among Collateral Agent for the Revolving Facility Secured Parties referred to therein; U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Holdings, Inc.; Ply Gem Industries, Inc.; and the other subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.  The Noteholders are intended third party beneficiaries of the foregoing  provisions and the provisions of the Intercreditor Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLY GEM INDUSTRIES, INC., as the Specified U.S. Borrower

By: /s/ Shawn K. Poe_______________
Name: Shawn K. Poe
Title: Vice President

PLY GEM CANADA, INC., as the Canadian Borrower

By: /s/ Shawn K. Poe_______________
Name: Shawn K. Poe
Title: Vice President

PLY GEM HOLDINGS, INC. as Holdings

By: /s/ Shawn K. Poe_______________
Name: Shawn K. Poe
Title: Vice President

[Signature Page – Ply Gem Credit Agreement]

UBS AG, STAMFORD BRANCH, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer

By:
/s/ Mary E. Evans____________________
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, U.S.

By:
/s/ Irja R. Otsa______________________
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, U.S.

UBS LOAN FINANCE LLC, as U.S. Swing Line Lender and as a U.S. Lender

By:
/s/ Mary E. Evans____________________
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, U.S.

By:
/s/ Irja R. Otsa_______________________
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, U.S.

UBS AG CANADA BRANCH, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and Canadian L/C Issuer and as a Canadian Lender

By:
/s/ Mary E. Evans_____________________
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, U.S.

By:
/s/ Irja R. Otsa________________________
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, U.S.

[Signature Page – Ply Gem Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC as Co-Collateral Agent

By:
/s/ Dennis J. Rebman____________________
Name: Dennis J. Rebman
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. L/C Issuer and as a U.S. Lender

By:
/s/ Dennis J. Rebman____________________
Name: Dennis J. Rebman
Title: Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Lender

By:
/s/ Dennis J. Rebman____________________
Name: Dennis J. Rebman
Title: Authorized Signatory

[Signature Page – Ply Gem Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a U.S. L/C Issuer and as a U.S. Lender

By:
/s/ Robert Hetu_________________________
Name: Robert Hetu
Title: Managing Director

By:
/s/ Kevin Buddhew______________________
Name: Kevin Buddhew
Title: Associate

CREDIT SUISSE AG, TORONTO BRANCH, as a Canadian L/C Issuer and as a Canadian Lender

By:
/s/ Alain Daoust________________________
Name: Alain Daoust
Title: Director

By:
/s/ Bruce F. Wetherly____________________
Name: Bruce F. Wetherly
Title: Director and Principal Officer

[Signature Page – Ply Gem Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a U.S. Lender and a Canadian Lender

By:
/s/ Kevin Chichester____________________
Name: Kevin Chichester
Title: Vice President

[Signature Page – Ply Gem Credit Agreement]

Schedule 1.01(a)

Sale-Leaseback Properties

1.
The Deed of Lease Agreement, by and among GP (MULTI) L.P., a Delaware limited partnership as Landlord, and the Specified U.S. Borrower, Great Lakes Window, Inc., Kroy Building Products, Inc., MWM Holding, Inc., MW Manufacturers Inc., Napco, Inc., and Variform, Inc., as Tenant, dated as of August 27, 2004, covering the properties located at:

a)	30499 Tracy Road, Toledo, OH

b)	2719 N. Division Avenue, York, NE

c)	15159 Andrew Jackson Highway, Fair Bluff, NC

d)	125 McFann Road, Valencia, PA (currently subleased to Wismarq Valencia, L.L.C.)

e)	303 W. Major, Kearney, MO

f)	91 Variform Drive, Martinsburg, WV

g)	Rocky Mount Window Plant No. 1, 433 North Main Street, Rocky Mount, VA

h)	Rocky Mount Training Center, 433 North Main Street, Rocky Mount, VA

2.
The Lease Agreement by and between PG-NOM (ALBERTA) INC., an Alberta corporation, as nominee for PG-TRUST (DE), a trust formed under the laws of the State of Delaware, as Landlord and the Canadian Borrower as Tenant, dated as of August 27, 2004, covering the properties located at:

a)	2008 – 48th St. S.E., Calgary, AB

b)	2110 – 48th St. S.E., Calgary, AB

c)	2264 – 48th St. S.E., Calgary, AB

d)	2007 – 48th St. S.E., Calgary, AB

e)	2015 – 48th St. S.E., Calgary, AB

f)	2035 – 48th St. S.E., Calgary, AB

g)	2101 – 50th St. S.E., Calgary, AB

h)	2109/17 – 50th St. S.E., Calgary, AB

i)	2121 – 50th St. S.E., Calgary, AB

j)	2125 – 50th St. S.E., Calgary, AB

k)	2139 – 50th St. S.E., Calgary, AB

Schedule 1.01(b)

Existing Letters of Credit

Issuer	Beneficiary	Letter of Credit No.	Amount	Expiration Date
Credit Suisse First Boston	Tokio Marine	TS – 07004961	60,000.00 $USD	1/21/12 Auto renewal
Credit Suisse First Boston	National Union Fire Insur	TS – 07004963	620,965.00 $USD	4/26/11 Auto renewal
Credit Suisse First Boston	Ohio EPA	TS – 07004979	450,000.00 $USD	3/9/11 Auto renewal
Credit Suisse First Boston	Saint-Gobain Corporation	TS – 07004789	886,000.00 $USD	9/24/11 Auto renewal
Credit Suisse First Boston	Capmark Finance, Inc.	TS – 07005020	1,600,000.00 $USD	3/10/11 Auto renewal
Credit Suisse First Boston	Ohio Bureau of Workers Comp	TS – 07005908	603,104.00 $USD	1/4/12 Auto renewal
Credit Suisse First Boston	Computershare Trust Company of Canada	CWD 0003	1,638,802.00 $CAD	3/26/11 Auto renewal

Schedule 2.01

COMMITMENT AND APPLICABLE PERCENTAGES

U.S. Revolving Credit Facility
Lender	U.S. Revolving Credit Commitment	U.S. Revolving Credit Applicable Percentage
UBS Loan Finance LLC	$54,857,142.86	34.29%
Wells Fargo Bank, National Association	$68,571,428.57	42.86%
Credit Suisse AG, Cayman Islands Branch	$18,285,714.29	11.43%
JPMorgan Chase Bank, N.A.	$18,285,714.29	11.43%
Total	$160,000,000.00	100.00%

Canadian Revolving Credit Facility
Lender	Canadian Revolving Credit Commitment	Canadian Revolving Credit Applicable Percentage
UBS AG Canada Branch	$5,142,857.14	34.29%
Wells Fargo Capital Finance Corporation Canada	$6,428,571.43	42.86%
Credit Suisse AG, Toronto Branch	$1,714,285.71	11.43%
JPMorgan Chase Bank, N.A.	$1,714,285.71	11.43%
Total	$15,000,000.00	100.00%

Schedule 4.01(a)(vi)

Mortgaged Property

Mortgagor	Address	County	State/Province
Ply Gem Industries, Inc., MWM Holding, Inc., Great Lakes Window, Inc., MW Manufactures Inc., Kroy Building Products, Inc., Napco, Inc. and Variform, Inc.	n/a	Clay	Missouri
Ply Gem Industries, Inc., MWM Holding, Inc., Great Lakes Window, Inc., MW Manufactures Inc., Kroy Building Products, Inc., Napco, Inc. and Variform, Inc.	n/a	Columbus	North Carolina
Variform, Inc.	n/a	Marion	Tennessee
Ply Gem Industries, Inc., MWM Holding, Inc., Great Lakes Window, Inc., MW Manufactures Inc., Kroy Building Products, Inc. and Variform, Inc.	n/a	Franklin	Virginia
Ply Gem Canada, Inc.	2008-48 Street SE	N/A	Calgary, Alberta, Canada
Mastic Home Exteriors, Inc.	185 Johnson Drive	Augusta	Stuarts Draft, Virginia
Mastic Home Exteriors, Inc.	2405 Campbell Road	Shelby	Sidney, Ohio
Mastic Home Exteriors, Inc.	100 Cellwood Road	Cherokee	Gaffney, South Carolina

 Schedule 5.05

Supplement to Interim Financial Statements

On January 11, 2010, the Specified U.S. Borrower issued $150.0 million of 2014 Senior Subordinated Notes, which will mature on July 15, 2014 and bear interest at the rate of 13.125% per annum.  Interest will be paid semi-annually on January 15 and July 15 of each year.

Schedule 5.06

Litigation

None.

Schedule 5.08(b)

Owned Real Property

Loan Party	Address
Variform, Inc.	1274 Industrial Blvd. Jasper, TN 37347-5200
Ply Gem Canada, Inc.	331 – 105 St. Saskatoon, SK
MW Manufacturers, Inc.	Fayetteville Cutting Operation 400-408 Pine Street Fayetteville, NC 28302
Storage shed and unimproved land located on noncontiguous parcels, portions of Tracts #1 and #2 as recorded in Deed Book 893, page 547, Beaverdam Township (Hoffman), Richmond County, NC 28347
Alenco Extrusion GA, L.L.C.	407 Dividend Drive Peachtree City, GA 30269-1905
Mastic Home Exteriors, Inc.	185 Johnson Drive Stuarts Draft, VA 24477-3100
100 Cellwood Place Gaffney, SC 29340-4723
2405 Campbell Road Sidney, OH 45365-9529

Schedule 5.08(c)

Material Leased Real Property

Loan Party	Address
Ply Gem Industries, Inc.	5020 Weston Parkway, Suite 400, Cary, NC 27513
Great Lakes Window, Inc.	30499 Tracy Road, Toledo, OH
7131 Reuthinger Road, Perrysburg, OH
7171 Reuthinger Road, Toledo, OH (option)
H Street, Bldg. 3, Perrysburg, OH
Kroy Building Products, Inc.	2719 N. Division Avenue, York, NE (a/k/a 521 W. 26th Street, York, NE)
15159 Andrew Jackson Highway, Fair Bluff, NC
1857 Evans Road, Cary, NC (currently sublet)
Napco, Inc.	125 McFann Road, Valencia, PA (currently subleased to Wismarq Valencia, LLC)
Variform, Inc.	303 W. Major, Kearney, MO
91 Variform Drive, Martinsburg, WV
2600 Manchester, Kansas City, MO
2001 Riverside Drive, Chattanooga, TN
5550 Winchester Ave., Inwood, WV
2600 Grand Blvd., Suite 900, Kansas City, MO
Ply Gem Canada, Inc.	2008 – 48th St. S.E., Calgary, AB
2110 – 48th St. S.E., Calgary, AB
2264 – 48th St. S.E., Calgary, AB
2007 – 48th St. S.E., Calgary, AB
2015 – 48th St. S.E., Calgary, AB
2035 – 48th St. S.E., Calgary, AB
2101 – 50th St. S.E., Calgary, AB
2109/17 – 50th St. S.E., Calgary, AB
2121 – 50th St. S.E., Calgary, AB
2125 – 50th St. S.E., Calgary, AB
2139 – 50th St. S.E., Calgary, AB
18703 111th Ave., Edmonton, AB
Bay 108, 6901—98th St., Clairmont, AB
1889 – 6th Ave., Medicine Hat, AB
8,4622 – 61st St., Red Deer, AB
197 Leonard St. N., Regina, SK
MW Manufacturers, Inc.	Rocky Mount Window Plant No. 1, 433 North Main Street, Rocky Mount, VA 24151
Rocky Mount Training Center, 433 North Main Street, Rocky Mount, VA 24151
Rocky Mount Window Plant No. 3 at 520 Weaver Street, Rocky Mount, VA 24151
2.02 acres of real property located in Fayetteville, North Carolina
0.05 acres of real property located in Rocky Mount, Virginia
0.14 acres of real property located in Rocky Mount, Virginia
Private road in Rocky Mount, Virginia
0.2 acres of real property in Rocky Mount, Virginia
Real property located at the corner of N. Main Street and Southern Railroad in Rocky Mount, Virginia
Real property located at 350 State Street in Rocky Mount, Virginia
Real property located at 315 Pell Avenue in Rocky Mount, Virginia
Real property located at 129 Pell Avenue in Rocky Mount, Virginia
999A Grand Avenue, Hammonton, New Jersey. (Lease of the Patriot facility to terminate 2/28/11)
4415 Pheasant Ridge Rd., Ste. 300, Roanoke, Virginia

Loan Party	Address
Alenco Window GA, L.L.C.	319 Dividend Drive, Peachtree City, Georgia
New Alenco Window, Ltd.	615 Carson Street, Bryan, Texas
New Alenco Extrusion, Ltd.	Northpoint Business Park, 2870 North Harvey Mitchell Parkway, Bryan, Texas
New Glazing Industries, Ltd.	3706 La Reunion Parkway, Dallas, Texas
2104 French Settlement, Dallas, Texas
AWC Arizona, Inc.	3830 E. Wier, Phoenix, Arizona (terminates 4/30/11)
Mastic Home Exteriors, Inc.	4500 Early Road, Harrisonburg, Virginia
149 Keene Lane, Middleburg, PA
2585 Route 522, Sellinsgrove, PA 17842
419 13th St., Gaffney, SC
Ply Gem Pacific Windows Corporation	3010 Ramco Road, West Sacramento, California
5001 D Street NW, Auburn, Washington
235 Radio Road, Corona, California
Building G, Tualatin Corporate Center, Phase III, 20131 SW 95th Place, Tualatin, Oregon

Schedule 5.09

Environmental Matters

Under the stock purchase agreement governing the purchase of the Specified U.S. Borrower by Caxton-Iseman Capital (the “ Ply Gem Acquisition”),  the Specified U.S. Borrower’s former parent, Nortek, agreed to indemnify the Specified U.S. Borrower, subject to certain limitations, for environmental liabilities arising from the Specified U.S. Borrower’s former ownership or operation of subsidiaries or properties where such ownership or operation ceased prior to the completion of the Ply Gem Acquisition and for certain other liabilities.  The Specified U.S. Borrower’s ability to seek indemnification from Nortek is, however, limited by the strength of Nortek’s financial condition, which could change in the future, as well as by specific financial limits for certain aspects of the indemnity.  Nortek has also covenanted that after the Ply Gem Acquisition, it will not dispose of all or substantially all of its property and assets in a single transaction or series of related transactions, unless the acquirer of either its residential building products segment or HVAC segment (whichever is sold first) assumes all of Nortek’s obligations (including Nortek’s indemnification obligations) under the stock purchase agreement.

The Specified U.S. Borrower is currently involved in environmental proceedings involving the Canadian Borrower and Alberta Environment (arising from subsurface contamination discovered at the Canadian Borrower’s Calgary, Alberta property), and the Specified U.S. Borrower may in the future be subject to environmental proceedings involving Thermal-Gard, Inc. (arising from groundwater contamination in Punxsutawney, Pennsylvania) and Kroy Building Products, Inc. (relating to contamination in a drinking water well in York, Nebraska). Under the stock purchase agreement governing the Ply Gem Acquisition, the Specified U.S. Borrower’s former parent, Nortek is to indemnify the Specified U.S. Borrower fully for any liability in connection with the Punxsutawney contamination. Alcan Aluminum Corporation assumed the obligation to indemnify the Specified U.S. Borrower with respect to certain liabilities for environmental contamination of the York property occurring prior to 1994 when it sold the property to us in 1998.  The Specified U.S. Borrower’s former subsidiary, Hoover Treated Wood Products, Inc., is involved in an environmental proceeding with the Georgia Department of Natural Resources in connection with a contaminated landfill site in Thomson, Georgia. While the Specified U.S. Borrower had assumed an obligation to indemnify the purchaser of the Specified U.S. Borrower’s former subsidiary when the Specified U.S. Borrower sold Hoover Treated Wood Products, Inc., the Specified U.S. Borrower’s obligation has been novated and assumed by Nortek.

MW Manufactures Inc.’s Rocky Mount, Virginia property is involved in a corrective action relating to contamination associated with an underground storage tank formerly located at the Rocky Mount, Virginia property.  Liability for this subject contamination has been previously assumed by U.S. Industries, Inc., pursuant to its indemnity obligation under the stock purchase agreement dated August 11, 1995, whereby U.S. Industries, Inc. sold the stock of MW Manufactures Inc. to Fenway Partners.  As the successor in interest of Fenway Partners, the Specified U.S. Borrower is similarly indemnified by U.S. Industries, Inc.  U.S. Industries and MW Manufactures Inc. are working to develop a course of action to address the site contamination that is acceptable to both companies, the U.S. EPA and Virginia regulatory authorities.

Schedule 5.13

Subsidiaries and Other Equity Investments; Loan Parties

Schedule 6.12

Guarantors

Alenco Building Products Management, L.L.C.
Alenco Extrusion GA, L.L.C.
Alenco Extrusion Management, L.L.C.
Alenco Holding Corporation
Alenco Interests, L.L.C.
Alenco Trans, Inc.
Alenco Window GA, L.L.C.
Aluminum Scrap Recycle, L.L.C.
AWC Arizona, Inc.
AWC Holding Company
Glazing Industries Management, L.L.C.
Great Lakes Window, Inc.
Kroy Building Products, Inc.
Mastic Home Exteriors, Inc.
MW Manufacturers Inc.
MWM Holding, Inc.
Napco, Inc.
New Alenco Extrusion, Ltd.
New Alenco Window, Ltd.
New Glazing Industries, Ltd.
Ply Gem Pacific Windows Corporation
Variform, Inc.

 Schedule 6.19

Post-Closing Matters

Schedule 7.01

Existing Liens

None.

Schedule 7.02

Existing Investments

None.

Schedule 7.03(e)

Existing Indebtedness

None.

Schedule 7.05

Dispositions

None.

Schedule 7.08(j)

Transactions with Affiliates

1.
General Advisory Agreement, between Holdings and Caxton-Iseman Capital, LLC, pursuant to which Caxton-Iseman acquisition and financial advisory services in exchange for certain annual and transaction fees.

2.	Debt Financing Advisory Agreement, between Holdings and Caxton-Iseman Capital, LLC.

3.
Amended and Restated Tax Sharing Agreement, dated February 24, 2006, among Ply Gem Prime, Ply Gem Investment Holdings (merged with and into Ply Gem Prime on January 11, 2010), the Specified U.S. Borrower and Holdings, pursuant to which the Specified U.S. Borrower and Holdings make payments to Ply Gem Prime in connection with its filing consolidated federal income tax returns on behalf of the group.  These payments will not be in excess of the tax liabilities of the Specified U.S. Borrower, Holdings and their respective subsidiaries, if these tax liabilities had been computed on a stand-alone basis.

4.
In 2009, affiliates of, and companies managed by, CI Capital Partners LLC purchased approximately $281.4 million aggregate principal amount of 9% Senior Subordinated Notes.  Approximately $218.8 million aggregate principal amount of such 9% Senior Subordinated Notes held by such affiliates were transferred to the Specified U.S. Borrower’s indirect stockholders and ultimately to the Specified U.S. Borrower as a capital contribution and cancelled on February 12, 2010.  In exchange for their contribution of the 9% Senior Subordinated Notes, certain affiliates of CI Capital Partners LLC received equity of Ply Gem Prime Holdings, Inc.  The remaining approximately $62.5 million aggregate principal amount was redeemed by the Specified U.S. Borrower on February 16, 2010.

5.
In January 2010, Ply Gem Prime and CxCIC LLC entered into a Fee Agreement pursuant to which Ply Gem Prime paid CxCIC LLC an advisory fee of $1.6 million in connection with the repurchase and related contribution of the 9% Senior Subordinated Notes due 2012.

6.
During 2006, Holdings received an equity investment of approximately $500,000 million from JPG Investments, LLC, an affiliate of The GeMROI Company, an outside sales agency that represents, among other products and companies, MW Windows for which Holdings pays GeMROI a sales commission for their services.

7.	Indemnification provisions in charter documents regarding the indemnification of officers and directors for liability arising out of their actions.

Schedule 7.08(m)

Specified Permitted Affiliate Transactions in connection with a Qualifying IPO

1.           Agreement and Plan of Merger by and between Holdings and Ply Gem Prime.

2.           Stockholders Agreement by and among Holdings, Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and the other stockholders named therein.

3.           Registration Rights Agreement by and among Holdings, Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and the other stockholders named therein.

4.           Tax Receivable Agreement between Holdings and an entity controlled by Holdings’ pre-IPO stockholders, providing for the payment of a substantial amount of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Holdings actually realizes in periods after the Qualifying IPO as a result of (i) NOL carryovers from periods (or portions thereof) ending before the Qualifying IPO, (ii) deductible expenses attributable to the transactions related to the Qualifying IPO and (iii) deductions related to imputed interest deemed to be paid by Holdings as a result of the agreement.

5.           Second Amended and Restated Tax Sharing Agreement between Holdings and Industries.

6.           Indemnification Agreements by and between Holdings and each executive officer or director of Holdings.

7.           Advisory Termination Agreement providing for payments to Sponsor upon termination of the Advisory Agreement with the proceeds of a Qualifying IPO.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Borrower Agent or any Borrower:
Ply Gem Industries, Inc.
5020 Western Parkway, Suite 400
Cary, NC 27513
Attn:  Chief Financial Officer
Tel: (919) 677-4020

With copy to:

Ply Gem Industries, Inc.
5020 Western Parkway, Suite 400
Cary, NC 27513
Attn:  General Counsel
Tel: (919) 677-4015

U.S. Administrative Agent, U.S. Collateral Agent or U.S. L/C Issuer	c/o UBS AG, Stamford Branch 677 Washington Boulevard Stamford, CT 06901
Co-Collateral Agent	Wells Fargo Capital Finance, LLC 1100 Abernathy Road, Suite 1600 Atlanta, GA 30328

EXHIBIT A
FORM OF
COMMITTED LOAN NOTICE

UBS AG, Stamford Branch,
as Administrative Agent for the Lenders referred to below
677 Washington Boulevard
Stamford, CT 06901

Attention:  Agency Group

 [●], 200[●]1

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of January 26, 2011 among Ply Gem Industries, Inc. a Delaware corporation (the “Specified U.S. Borrower”), Ply Gem Canada, Inc., (the “Canadian Borrower”), Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer, Credit Suisse AG, Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

           ☐ A Borrowing of ___________________________ Revolving Credit Loans
(U.S. or Canadian)

       ☐ A conversion of ___________________________
(Type of Loans)

           ☐ A continuation of ___________________________Rate Loans
  (Eurodollar or BA)

1   Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower) (i) in the case of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or of any conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, not later than 12:00 p.m. three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, not later than 12:00 p.m one (1) Business Day before the date of the proposed Borrowing; provided, however, that if the applicable Borrower wishes to request Eurodollar Rate Loans or BA Rate Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.

1. On _________________________________________________(which shall be a Business Day) (the “Date of Borrowing”).

2. In the principal amount of [$/Cdn.$] _____________________________.

3. Comprised of ____________________________________________.
[Type of Loan Requested]

4. [For Eurodollar Rate Loans and BA Rate Loans] With an Interest Period of __________ months.

5.  Account Number and Location  ______________________________

The [U.S.][Canadian] Revolving Credit Borrowing requested herein complies with the proviso in the first sentence of Section 2.01[(a)][(b)] of the Credit Agreement.

[Insert the following paragraph for new Borrowings only (not conversions orcontinuations)]

The [Specified U.S.][Canadian] Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (d) of the Credit Agreement shall be satisfied on and as of the Date of Borrowing.

[Ply Gem Industries, Inc.] [Ply Gem Canada, Inc.]

By:
_________________________________
Name:
Title:

2

EXHIBIT B

FORM OF
 SWING LINE LOAN NOTICE

UBS AG, Stamford Branch,
as Administrative Agent for the Lenders referred to below
677 Washington Boulevard
Stamford, CT 06901

Attention:  Agency Group

 [●], 200[●]2

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of January 26, 2011 among Ply Gem Industries, Inc. a Delaware corporation (the “Specified U.S. Borrower”), Ply Gem Canada, Inc., (the “Canadian Borrower”), Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer, Credit Suisse AG, Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

1. On __________________________(which shall be a Business Day) (the “Date of Borrowing”).

2. A [U.S.] [Canadian] Swing Line Borrowing.

3 In the amount of [$] [Cdn. $] __________________________________.

The [U.S.][Canadian] Swing Line Borrowing requested herein complies with the proviso in the first sentence of Section 2.04[(A)(a)][(B)(a)] of the Credit Agreement.

2   Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly by delivery to the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower) (i) in the case of a U.S. Swing Line Borrowing, not later than 12:00 p.m. on the date of the proposed Borrowing or (ii) in the case of a Canadian Swing Line Borrowing, not later than 12:00 p.m. on the date of the proposed Borrowing.

EXHIBIT B

The [Specified U.S.][Canadian] Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (d) of the Credit Agreement shall be satisfied on and as of the Date of Borrowing.

[Ply Gem Industries, Inc.] [Ply Gem Canada, Inc.]

By:
_________________________________
Name:
Title:

EXHIBIT C-1

FORM OF
U.S. REVOLVING CREDIT NOTE

$[ ]	New York, New York

                                                      [●], 200[●]

FOR VALUE RECEIVED, the undersigned, PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY TO [     ] (the “Lender”) or its registered assigns, at the office of UBS AG, STAMFORD BRANCH (the “Administrative Agent”) at 677 Washington Boulevard, Stamford, Connecticut 06901, on the dates and in the amounts set forth in the Credit Agreement dated as of January 26, 2011 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Ply Gem Canada, Inc., (the  “Canadian Borrower”), Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, and UBS AG Stamford Branch, as Administrative Agent and as Collateral Agent, in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all U.S. Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such U.S. Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.  Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Except as otherwise provided in Section 2.04(A)(f) of the Credit Agreement with respect to U.S. Swing Line Loans, all payments of principal and interest with respect to the U.S. Loans made by the Lender shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This U.S. Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions therein. This U.S. Revolving Credit Note is also entitled to the benefits of the U.S. Guaranty and is secured by the U.S. Collateral. The Credit Agreement also contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. U.S. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this U.S. Revolving Credit Note and endorse thereon the date, amount and maturity of its U.S. Loans and payments with respect thereto. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

PLY GEM INDUSTRIES, INC.

By:
______________________________
Name:
Title:

EXHIBIT C-2

FORM OF
CANADIAN REVOLVING CREDIT NOTE

$[ ]	New York, New York

                                                      [●], 200[●]

FOR VALUE RECEIVED, the undersigned, PLY GEM CANADA, INC. (the “Borrower”), HEREBY PROMISES TO PAY TO [     ] (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as hereinafter defined) the principal amount of each Canadian Loan from time to time made by the Lender to the Borrower under the Credit Agreement dated as of January 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, Ply Gem Industries, Inc., a Delaware corporation, Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders (as defined in the Credit Agreement) parties thereto, and UBS AG, Stamford Branch, as Administrative Agent and as Collateral Agent, in lawful money of the United States of America, or Canadian dollars, as applicable, in immediately available funds, the aggregate unpaid principal amount of all Canadian Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Canadian Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.  Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Except as otherwise provided in Section 2.04(B)(f) of the Credit Agreement with respect to Canadian Swing Line Loans, all payments of principal and interest with respect to the Canadian Loans made by the Lender shall be made to the Administrative Agent for the account of the Lender in [U.S.][Canadian] Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, demand, nonpayment, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Canadian Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions therein. This Canadian Revolving Credit Note is also entitled to the benefits of the U.S. Guaranty and is secured by the U.S. Collateral and the Canadian Collateral. The Credit Agreement also contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Canadian Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Canadian Revolving Credit Note and endorse thereon the date, amount and maturity of its Canadian Loans and payments with respect thereto. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT C-2

PLY GEM CANADA, INC.

By:
_____________________________
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: UBS AG, Stamford Branch, as Administrative Agent

 Financial Statement Date:  ________________,__________

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of January 26, 2011 among Ply Gem Industries, Inc. a Delaware corporation (the “Borrower”), Ply Gem Canada, Inc., Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer, Credit Suisse AG, Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [The Borrower has delivered the year-end audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of Ernst & Young LLP [an independent certified public accountant of nationally recognized standing] required by such section, prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [The Borrower has delivered the unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

[Add the following statement to paragraph 1 when a Covenant Trigger Event has occurred and is continuing and there has been a change in generally accepted accounting principles used in the preparation of such financial documents]

[There has been a change in the generally accepted accounting principles used in the preparation of such financial statements, and a statement of reconciliation conforming such financial statements to GAAP is attached hereto.]

EXHIBIT D

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and the other Loan Parties performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[Insert the following paragraph for new Borrowings only (not conversions or continuations)]

4. The representations and warranties of the Borrower and the other Loan Parties contained in Article V of the Credit Agreement or any other Loan Document, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. [If applicable] The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _________________,___________.

PLY GEM INDUSTRIES, INC.

By:
________________________________
Name:
Title:

2

SCHEDULE 1 TO EXHIBIT D

For the Quarter/Year ended_________________,_______(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.		Section 7.11 – Consolidated Fixed Charge Coverage Ratio.

	A.	1. Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):	$__________

		2. The aggregate amount of all Capital Expenditures made during Subject Period:	$__________

		3. Taxes paid or payable in cash with respect to the Subject Period:	$__________

		4. Line I.A.1 – (Line 1.A.2 + Line I.A.3)	$__________

	B.	The sum of:

		1. Consolidated Interest Expense for Subject Period paid in cash:	$__________

2.  The aggregate principal amount of all Mandatory Principal Payments made during such period, but excluding (A) any such payments to the extent financed through the incurrence of additional Indebtedness (other than Loans under the Credit Agreement) otherwise expressly permitted under Section 7.02 and (B) Mandatory Principal Payments in respect of the Existing Credit Facility in each case made on or before the Closing Date
$__________

		3. The aggregate principal amount of all Restricted Payments made during the Subject Period pursuant to Section 7.06(e) of the Credit Agreement	$__________

		4. Line II.B.1 + Line II.B.3	$__________

	C.	Consolidated Fixed Charge Coverage Ratio (Line I.A.4 ÷ Line I.B.4):	$__________

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
When a Covenant Trigger Event	1.0 to 1.0
has occurred and is continuing

SCHEDULE 2 TO EXHIBIT D

      For the Quarter/Year ended_________________,_______(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition Consolidated EBITDA as set forth in the Credit Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Net Income Tax Expense
+ Consolidated Amortization Expense (to the extent not included in Consolidated Interest Expense)
+ Consolidated Depreciation Expense
+ Consolidated Interest Expense
+ Restructuring Expenses
+ payments pursuant to the Advisory Agreement
+ Pro Forma Cost Savings
+ net out-of-pocket costs and expenses related to acquiring the inventory of a prior supplier of a company in connection with becoming a provider to such company (not to exceed $15,000,000 for any Measurement Period)

+ fees and expenses payable in connection with the Credit Agreement and costs payable in connection with the establishment of any incremental facilities or any other amendment or waiver thereunder
+ customary costs, fees and expenses (including prepayment premiums) incurred in connection with any equity offering, Permitted Acquisition, Investment, permitted disposition, recapitalization, financing or refinancing and any actual or proposed amendment or modification to the terms of any such transactions in an aggregate amount not to exceed $5,000,000 in any fiscal year

+ all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period and excluding write-down and write-off of current assets)

– the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period3
= Consolidated EBITDA

3 The sum of the Restructuring Expenses and Pro Forma Costs Savings added to the Consolidated Net Income to compute Consolidated EBITA in any Measurement Period shall not exceed 15% of such Consolidated EBITDA for such Measurement Period.

EXHIBIT E-1

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an]4 “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:	_______________________________________

_______________________________________

2. Assignee[s]:	_______________________________________

_______________________________________
              [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

4 Select as applicable.

EXHIBIT E-1

3. Borrower[s]:	_______________________________________

4. Administrative Agent:	UBS AG, Stamford Branch, as administrative agent under the Credit Agreemtn.

5. Credit Agreement:
The Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of January 26, 2011 among Ply Gem Industries, Inc. a Delaware corporation (the “Specified U.S. Borrower”), Ply Gem Canada, Inc., (the “Canadian Borrower”), Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer, Credit Suisse AG, Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner.

6. Assigned Interest:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/Loans for all Lenders8	Amount of Commitment/Loans Assigned9	Percentage Assigned of Commitment/Loans10	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

5 List each Assignor, as appropriate

6 List each Assignee, as appropriate

7 Fill in the appropriate terminology for the types of facilites under the Credit Agreement that are being assigned under this Assignment (e.g. U.S. Revolving Credit Loan, Canadian Revolving Credit Loan etc)

8 Amounts in this column and in the collumn immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimal places, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
_____________________________
Name:
Title:

[NAME OF ASSIGNOR]

By:
_____________________________
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
______________________________
Name:
Title:

[NAME OF ASSIGNEE}

By:
______________________________
Name:
Title:

EXHIBIT E-2

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

PLY GEM INDUSTRIES, INC.

Agent Information	Agent Closing Contact
UBS AG, Stamford Branch	[___________]
677 Washington Boulevard	Tel: [______]
Stamford, CT 06901	Fax: [______] Desktop: [______]
E-Mail: [________]

Agent Wire Instructions
[__________]
ABA [___________]
Account Name:  [__________]
Account Number:  [_____________]

   It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

_______________________________________________________________________________________________

Signature Block Information:  ________________________________________________________________________

  Signing Credit Agreement      ☐  Yes   ☐  No
  Coming in via Assignment      ☐  Yes   ☐  No
Type of Lender:  ___________________________________________________________________________________
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:  ____________________________________________________________________________________

Lender Domestic Address	Lender Eurodollar Address

EXHIBIT E-2

Contacts/Notification Methods: Borrowing, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

EXHIBIT E-2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT F

FORM OF
U.S GUARANTY

U.S. GUARANTY dated as of ________ ___, 2011 (this “Guaranty”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware corporation (“Holdings”), the Subsidiaries of the Specified U.S. Borrower listed on Schedule I hereto (the “Subsidiary Guarantors”) (the Specified U.S. Borrower, Holdings, and the Subsidiary Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) and UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”).PRELIMINARY STATEMENT

Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Specified U.S. Borrower, Holdings, Ply Gem Canada, Inc., the lenders from time to time party thereto (the “Lenders”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), and the Collateral Agent.  Capitalized terms used in this Guaranty and not otherwise defined herein have the meanings set forth in the Credit Agreement.

The Lenders and the L/C Issuers have agreed to extend credit to the Borrowers pursuant to, and upon the terms and conditions specified in, the Credit Agreement.  The obligations of the Lenders and the L/C Issuers to extend credit to the Borrowers, the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into Secured Cash Management Agreements, are conditioned upon, among other things, the execution and delivery of this Guaranty by the Borrowers and each Guarantor.  Each Guarantor is an affiliate of each Borrower, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Guaranty in order to induce the Lenders and the L/C Issuers to extend such credit and the Hedge Banks and the Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements.  Accordingly, the parties hereto agree as follows:

Guarantee

Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.  Each Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Guarantee of Payment.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other person.

No Limitations, Etc.  (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 3.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or  any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  Each Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations.  The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

Reinstatement.  Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article II.

Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Indemnity, Subrogation and Subordination

Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 2.03), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Guaranty, the Borrowers shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Guaranty or any other Collateral Document to satisfy in whole or in part a claim of any Secured Party, the Borrowers shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 2.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 3.14, the date of the supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor under Section 2.01 to the extent of such payment.

Subordination.  i) Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 2.01 and 2.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 2.01 and 2.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

Each Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

2

Miscellaneous

Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of Specified U.S. Borrower as provided in Section 10.02 of the Credit Agreement.

Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty or any other Loan Document shall be considered to have been relied upon by the Lenders and the L/C Issuers and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or L/C Issuer or on their behalf and notwithstanding that the Collateral Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or the aggregate outstanding L/C Obligations do not equal zero and so long as the Commitments have not expired or terminated.

Binding Effect; Several Agreement.  This Guaranty shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Guaranty or the Credit Agreement.  This Guaranty shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Successors and Assigns.  Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Guaranty shall bind and inure to the benefit of their respective successors and assigns.

Collateral Agent’s Fees and Expenses; Indemnification.  ii) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other indemnitees against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities, and related out of pocket expenses, including the fees, charges and disbursements of any counsel for any indemnitee, incurred by or asserted against any indemnitee arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Guaranty or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, regardless of whether any indemnitee is a party thereto or whether initiated by a third party or by a Loan Party or any Affiliate thereof; provided, however, that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnitee.  To the extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof.

Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 3.05 shall remain operative and in full force and effect regardless of the termination of this Guaranty or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Guaranty or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 3.05 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in Section 2.08(a)(iii) of the Credit Agreement.

Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

3

Waivers; Amendment.  iii) No failure or delay by the Collateral Agent, the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 3.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.08.

Severability.  In the event any one or more of the provisions contained in this Guaranty or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 3.03.  Delivery of an executed signature page to this Guaranty by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Guaranty.

Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

Jurisdiction; Consent to Service of Process.  iv) Each of the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that the Collateral Agent, the Administrative Agent, any L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (a) of this Section 3.12.  Each of the Loan Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each of the Loan Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 3.01.  Nothing in this Guaranty or any other Loan Document will affect the right of the Collateral Agent to serve process in any other manner permitted by law.

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Termination or Release.  v) This Guaranty and the guarantees made herein shall terminate upon (i) the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable L/C Issuer shall have been made).

A Guarantor that is a Subsidiary shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary.

In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all such documents that such Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 3.13 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party.  Without limiting the provisions of Section 3.05, the Borrowers shall reimburse the Collateral Agent upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 3.13.

Additional Subsidiaries.  Any Subsidiary that is required to become a party hereto pursuant to Section 6.12 of the Credit Agreement shall enter into this Guaranty as a Guarantor upon becoming such a Subsidiary.  Upon execution and delivery by the Collateral Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a Guarantor  hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Guaranty.

Right of Setoff.  If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured.  The rights of each Secured Party under this Section 3.15 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

[Remainder of page intentionally left blank]

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EXHIBIT F

IN WITNESS WHEREOF, the parties hereto have caused this U.S. Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

[GRANTORS]

By:
______________________________
Name:
Title:

[COLLATERAL AGENT]

By:
______________________________
Name:
Title:

By:
______________________________
Name:
Title:

[Signature Page – Ply Gem U.S. Guaranty Agreement]

Schedule I to the
U.S. Guaranty

Schedule I to U.S. Guaranty

Subsidiary Guarantors

Alenco Building Products Management, L.L.C.
Alenco Extrusion GA, L.L.C.
Alenco Extrusion Management, L.L.C.
Alenco Holding Corporation
Alenco Interests, L.L.C.
Alenco Trans, Inc.
Alenco Window GA, L.L.C.
Aluminum Scrap Recycle, L.L.C.
AWC Arizona, Inc.
AWC Holding Company
Glazing Industries Management, L.L.C.
Great Lakes Window, Inc.
Kroy Building Products, Inc.
Mastic Home Exteriors, Inc.
MW Manufacturers Inc.
MWM Holding, Inc.
Napco, Inc.
New Alenco Extrusion, Ltd.
New Alenco Window, Ltd.
New Glazing Industries, Ltd.
Ply Gem Pacific Windows Corporation
Variform, Inc.

Exhibit A to the
U.S. Guaranty

SUPPLEMENT NO. [●] (this “Supplement”) dated as of [●], 200[●] to the U.S. Guaranty dated as of January 26, 2011 (the “U.S. Guaranty”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware company (“Holdings”), each Subsidiary of the Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Specified U.S. Borrower and Holdings are referred to collectively herein as the “Guarantors”) and UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”).

A.  Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Specified U.S. Borrower, Holdings, Ply Gem Canada, Inc., the lenders from time to time party thereto (the “Lenders”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), and the Collateral Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the U.S. Guaranty, as applicable.

C.  The Guarantors have entered into the U.S. Guaranty in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and the Hedge Banks and the Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements.  Section 3.14 of the U.S. Guaranty provides that additional Subsidiaries of the Specified U.S. Borrower may become Guarantors under the U.S. Guaranty by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the U.S. Guaranty in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 3.14 of the U.S. Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the U.S. Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the U.S. Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary unconditionally guarantees the due and punctual payment and performance of the Obligations.  Each reference to a “Guarantor” in the U.S. Guaranty shall be deemed to include the New Subsidiary.  The U.S. Guaranty is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization.

SECTION 5.  Except as expressly supplemented hereby, the U.S. Guaranty shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the U.S. Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the U.S. Guaranty) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Specified U.S. Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel for the Collateral Agent.

EXHIBIT F

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the U.S. Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
_____________________________
Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation:

UBS AG, STAMFORD BRANCH, as Collateral Agent

By:
___________________________
Name:
Title:

EXHIBIT G-1

FORM OF
U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT, dated as of _______ ___, 2011, among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware corporation (“Holdings”), the other Persons listed on Schedule I hereto (the Specified U.S. Borrower and the Persons so listed being, collectively, the “Grantors”), and UBS AG, STAMFORD BRANCH, as collateral agent and administrative agent under the Credit Agreement referred to herein (in such capacity, the “Administrative Agent” or the “Collateral Agent”).

PRELIMINARY STATEMENTS

(1)  The Specified U.S. Borrower and the other Loan Parties party thereto have entered into a Credit Agreement dated of even date herewith (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders, the L/C Issuers and the agents party thereto.

(2)  Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined) to secure the Obligations, including in the case of each Grantor that is a Guarantor, its Obligations under the U.S. Guaranty.

(3)  It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(4)  Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(5)  Terms defined in the Credit Agreement or the Intercreditor Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement or the Intercreditor Agreement, as applicable.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements and Supporting Obligations).  Additionally, the following terms shall have the following meanings:

“Commodity Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Commodity Account.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Deposit Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Deposit Account.

“Excluded Accounts” shall mean each of the following, but in each case only to the extent that Control of the same has not been provided to or for the benefit of any other creditor or as security for any other obligations:

(i)   all Deposit Accounts maintained by the Grantors solely for the purpose of making current payments of payroll obligations in the ordinary course of business;

(ii)   for a period of not more than 30 days (or such longer period as may be approved by the Collateral Agent in its sole discretion) following any Permitted Acquisition of a new Subsidiary, the Deposit Accounts, Securities Accounts and Commodity Accounts of such new Subsidiary; and

(iii)  any Deposit Accounts, Securities Accounts and Commodity Accounts as to which (A) during the first 90 days following the Closing Date, the aggregate book balances thereof, taken as a whole, do not exceed $5,000,000, and (B) thereafter, the aggregate collected balances thereof, taken as a whole, do not exceed $5,000,000 (or such greater amount as may be agreed from time to time by the Collateral Agent in its discretion).

“Excluded Assets” shall mean (i) Excluded Equity and (ii) Special Property other than the following:

(a)  the right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406, 9-407, 9-408, 9-409 of the UCC to the extent that such sections of the UCC are effective to limit the prohibitions which make such property “Special Property”;

(b)  any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Equity” means Equity Interests solely to the extent:

(a)  in excess of 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; or

(b)  any Equity Interests of any Subsidiary with respect to which the Agents and the Grantors agree that the costs of providing a pledge of such Equity Interests hereunder is excessive in view of the benefits to be provided by such pledge.

“Noteholder Security Agreement” shall have the meaning specified in the Intercreditor Agreement.

“Release Date” shall have the meaning specified in Section 20.

“Securities Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified Securities Account.

“Special Property” shall mean (a) any contract, General Intangible, permit, lease or license held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b) any contract, General Intangible, permit, lease or license held by any Grantor to the extent that any Law applicable thereto prohibits the creation of a security interest therein;

(c) any contract, General Intangible, permit, lease or license held by any Grantor to the extent that the creation by such Grantor of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a purchase money lien or capital lease permitted to be incurred or outstanding pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money lien or capital lease) validly prohibits the creation of any other Lien on such Equipment or requires consent of another party (which requirement is legally enforceable) to create such other Lien, which consent can not be obtained; and

(e) any property owned on the date hereof or acquired after the date hereof by an Grantor that is subject to a Lien permitted by either Section 7.01(c) or (q) of the Credit Agreement if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any other Lien in the relevant permit, lease, license, contract or other agreement or by Law, then in each case described in clauses (a), (b), (c) (d) or (e) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or by Law applicable thereto validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.” In addition, to the extent such property constitutes “Special Property” due to failure of Grantor to obtain consent as described in clauses (c), (d) and (e), such Grantor shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Special Property.”

“Trustee” shall mean the Noteholder Collateral Agent as defined in the Intercreditor Agreement.

“UCC” shall mean the Uniform Commercial Code (as defined in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

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Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

all Accounts;

all cash and Cash Equivalents;

all Chattel Paper;

all Commercial Tort Claims (including, without limitation, the Commercial Tort Claims set forth on Schedule 14 to the Perfection Certificate);

all Deposit Accounts;

all Documents;

all Equipment;

all Farm Products;

all Fixtures;

all General Intangibles;

all Goods;

all Instruments;

all Inventory;

all Letter-of-Credit Rights (together with all Accounts, Chattel Paper, Instruments, Deposit Accounts, General Intangibles  and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, the “Receivables”; and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables, being the “Related Contracts”);

the following (the “Security Collateral”):

all indebtedness from time to time owed to such Grantor, including without limitation, all promissory notes or instruments, if any, evidencing such indebtedness, all indebtedness owed to such Grantor pursuant to the Intercompany Note and the instruments set forth on Schedule 8 to the Perfection Certificate (the “Pledged Debt”), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

all Equity Interests, other than Excluded Equity, from time to time acquired, owned or held by such Grantor in any manner, including, without limitation, the Equity Interests of each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule 7 to the Perfection Certificate, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

all Investment Property and all Financial Assets (including, without limitation, all securities, security entitlements and securities accounts), the certificates or instruments, if any, representing or evidencing such Investment Property or Financial Assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto;

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all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements), the Related Contracts and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

the following (collectively, the “Intellectual Property Collateral”):

all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

all confidential and proprietary information of the Grantor, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule 13 to the Perfection Certificate, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages (the property described in this Section 1(q) is referred to herein as the “Intellectual Property”);

all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

and all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC;

all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (t) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

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Security for Obligations.  This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Delivery and Control of Security Collateral.  a) (i) All certificates representing or evidencing the Pledged Equity and (ii) all instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (unless the Trustee is granted a prior security interest in such certificates and instruments and the same are required to be delivered (and are delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any Securities Account.

Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.  During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest, promptly upon the request of the Collateral Agent, such Grantor will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

Except as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or Chattel Paper, such Instrument, certificated security or Chattel Paper shall be promptly delivered to the Collateral Agent (unless the Trustee is granted a prior security interest in such Collateral and the same is required to be delivered (and is delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement), duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and, if applicable, the Intercreditor Agreement, provided that, unless an Event of Default has occurred and is continuing, the Grantors shall not be required to deliver the same pursuant to this clause (c) to the extent that the aggregate value of the Collateral not so delivered does not exceed $1,000,000.

Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims.  Unless the Release Date shall have occurred:

Each Grantor will maintain Deposit Accounts (other than Excluded Accounts) only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement.  The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will take Control over a Deposit Account, Securities Account or Commodity Account under any Control Agreement unless an Event of Default or Cash Dominion Event has occurred and is continuing.

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The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default or Cash Dominion Event shall have occurred and be continuing.

Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

Upon the occurrence of and during the continuation of an Event of Default, promptly upon the request of the Collateral Agent, each Grantor will maintain (i) all Electronic Chattel Paper with a value individually in excess of $500,000 or in the aggregate in excess of $2,000,000 so that the Collateral Agent has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA” ).

Each Grantor, by granting a security interest in its Receivables consisting of Letter-of-Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the applicable Grantor is required by applicable law to apply such proceeds to a specified purpose).  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, and (i) the face amount of such letter of credit is in excess of $1,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favor of any Grantor in which the Collateral Agent does not have a perfected security interest exceeds $2,500,000 in the aggregate, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

Upon the occurrence of an Event of Default, each Grantor shall, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Each Grantor will give prompt notice in writing (which notice shall reference this Section 5(g) to the Collateral Agent of any Commercial Tort Claim individually valued in excess of $500,000 that may arise in the future and, if requested by the Collateral Agent, will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such Commercial Tort Claim to the first priority security interest created under this Agreement.

Representations and Warranties.  Each Grantor represents and warrants as follows:

All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent (or the Trustee) in accordance herewith.  If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, subject to Liens permitted under Section 7.01 of the Credit Agreement.  To the best knowledge of the Grantors, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule 2 to the Perfection Certificate or at another location as to which such Grantor has complied with the requirements of Sections 8 and 9(b).  Such Grantor has obtained and maintains insurance with respect to its Equipment and Inventory incompliance with Section 8(d).

The Pledged Equity issued by the Company or any of its Subsidiaries hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  The Pledged Debt issued by the Company or any of its Subsidiaries and pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered and is the legal, valid and binding obligation of the issuers thereof and such Pledged Debt is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent unless required to be delivered and so delivered to the Trustee pursuant to the Intercreditor Agreement) and the issuers thereof are not in default under such Pledged Debt.

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As of the Closing Date, the Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 7 to the Perfection Certificate.  As of the Closing Date, no Grantor has any Investment Property or Financial Assets other than the Investment Property and Financial Assets listed on Schedules 7, 8 and 9 to the Perfection Certificate.

Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

The Perfection Certificate has been duly prepared, completed and executed by Holdings and the Specified U.S. Borrower and the information set forth therein, including the exact legal name of each Grantor, its jurisdiction of organization and its organizational number, is true, accurate and complete as of the Closing Date and as of each subsequent delivery required pursuant to Section 6.2(g) of the Credit Agreement.

This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; and (i) when the financing statements set forth in Schedule 5 of the Perfection Certificate are filed or recorded with the appropriate Governmental Authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or control by the Senior Representative pursuant to Article III of the Intercreditor Agreement of the Collateral described in Schedules 7, 8 and 9 of the Perfection Certificate with respect to which a security interest may be perfected only by possession or control, all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is, in the case of ABL Priority Collateral, first priority and, in the case of Noteholder Priority Collateral, second priority.

None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $500,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

As to itself and its Intellectual Property Collateral:

To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted and the use of the Intellectual Property in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

Such Grantor is the exclusive owner of all right, title and interest in and to the material Intellectual Property Collateral owned by such Grantor and is entitled to use all material Intellectual Property Collateral subject only to the terms of the IP Agreements, in each case as used in or necessary to its operations.

The IP Agreements, patents, trademarks, service marks, trade names and all applications for any of the foregoing included in the Intellectual Property Collateral are set forth on Schedule 13 to the Perfection Certificate and such Intellectual Property Collateral constitutes all Intellectual Property and all IP Agreements material to the operations of the Grantors.

None of such Grantor's Intellectual Property material to the operations of the Grantors, has been abandoned or has been adjudged invalid or unenforceable in whole or part.

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Further Assurances.  a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:

mark conspicuously each document included in Inventory and, at the request of the Collateral Agent if an Event of Default has occurred and is continuing, each Chattel Paper, each Related Contract and each Assigned Agreement and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, Chattel Paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder;

execute and deliver to the Collateral Agent an executed Control Agreement with respect to each Deposit Account of any Grantor owned, maintained or established by any Grantor after the Closing Date (other than an Excluded Account), including any such Deposit Account which at any time ceases to be an Excluded Account (it being understood that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account unless an Event of Default or Cash Dominion Event has occurred and is continuing);

if any Grantor shall, following the Closing Date, establish and maintain any Securities Account or Commodity Account (other than an Excluded Account) with any Securities Intermediary or Commodity Intermediary, such Grantor shall, within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) of opening such Securities Account or Commodity Account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Control Agreement with respect to such Securities Account or Commodity Account, as the case may be; and

deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Each Loan Party shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 7.01 of the Credit Agreement.

As to Equipment and Inventory and Insurance.  a) Each Grantor will keep its Equipment and Inventory (other than Inventory sold in the ordinary course of business or pursuant to a disposition in accordance with Section 7.05 of the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as such Grantor may determine from time to time, provided that such Grantor shall give written notice to the Collateral Agent specifying any such other location within  30 days’ after the first date on which any Equipment or Inventory is moved to such location.

Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $1,000,000 to any of the Inventory of such Grantor.

In producing its Inventory, each Grantor will comply in all material respects with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

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Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 6.07 of the Credit Agreement.  Without limitation to the foregoing, each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by the Collateral Agent) reasonably satisfactory to the Collateral Agent.  All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to a Dominion Account.  From time to time upon request, the Loan Parties shall deliver to the Collateral Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements: (i) showing the Collateral Agent (or, in the case of property insurance, the Collateral Agent and the Trustee, as their interests may appear) as sole loss payee; (ii) requiring the insurer to endeavor to provide 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Loan Party fails to provide and pay for any insurance, the Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrowers therefor.  Each Loan Party agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein.  So long as no Event of Default has occurred and is continuing, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Collateral Agent or deposited to a Dominion Account as provided above.  If an Event of Default has occurred and is continuing, only the Collateral Agent shall be authorized to settle, adjust and compromise such claims.  Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Loan Documents and cause the insurers to acknowledge notice of such assignment.

So long as no Event of Default or Cash Dominion Event shall have occurred and be continuing, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent in connection with any loss, damage or destruction of any Collateral shall be transferred to a Dominion Account, and to the extent required to be applied to the Obligations in accordance with Section 2.05(b) of the Credit Agreement, the Collateral Agent may direct the applicable Pledged Account Bank to release to such Grantor any such amount if and to the extent that any prepayment of Obligations is required under the Credit Agreement in connection with the receipt of such amount and such prepayment has been made.  Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts; Assigned Agreements.  a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Schedule 1 to the Perfection Certificate without giving notice thereof to the Collateral Agent within 30 days (or such lesser period of time as the Collateral Agent may agree) of such change and thereafter taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Schedule 2(g) to the Perfection Certificate) or is located at leased premises or mortgaged property, upon the request of the Collateral Agent, such Grantor will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) if at any time the value of the Collateral in the possession or control of such warehouseman, bailee or agent or located at such leased or mortgaged premises exceeds or is reasonably likely to exceed $1,000,000, use commercially reasonable efforts to (A) cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Grantor or any other Person and make such authenticated record available to the Collateral Agent, and (B) obtain a Lien Waiver from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

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Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables, Assigned Agreements and Related Contracts.  In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, may take) such commercially reasonable action as such Grantor (or the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the Obligors under any Receivables, Assigned Agreements and Related Contracts, of the assignment of such Receivables, Assigned Agreements and Related Contracts, to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, Assigned Contracts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC.  Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, all amounts and proceeds (including, without limitation, Instruments) received by such Grantor in respect of the Receivables, Assigned Agreements and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be transferred to the Payment Accounts as set forth in Section 6.18 of the Credit Agreement for application to the Obligations as provided in Section 8.03 of the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, no Grantor will grant any extension with respect to the time of payment of any Receivable or any amount due on any Assigned Agreement or Related Contract, adjust, settle or compromise the amount or payment of any Receivable or any amount due on any Assigned Agreement or Related Contract for less than the full amount thereof, release wholly or partly any Account Debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past practice unless the Collateral Agent shall have notified such Grantor that its right to do so has been terminated) or make any amendment, supplement or modification thereto, in each case in any manner that could adversely affect the value thereof and (ii) the applicable Grantor shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of its then outstanding Accounts.  Except in the ordinary course of business and consistent with past practice, no Grantor will permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements or Related Contracts to any other indebtedness or obligations of the Account Debtor or obligor thereof.

Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Each Grantor will at its expense: (i) maintain the Assigned Agreements to which it is a party in full force and effect and enforce the Assigned Agreements to which it is a party in accordance with the terms thereof, except where the failure to do could not reasonably be expected to have a Material Adverse Effect; and (ii) if reasonably requested by the Collateral Agent following the occurrence and continuation of a Cash Dominion Event, furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to any material Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) upon the reasonable request of the Collateral Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.  Each Grantor agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

As to Intellectual Property Collateral.  a) With respect to material Intellectual Property Collateral owned by each Grantor, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) if consistent with the reasonable business judgment of such Grantor, pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral owned by such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its material Intellectual Property Collateral, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

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Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware that any item of Intellectual Property Collateral material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

In the event that any Grantor becomes aware that any material item of its Intellectual Property Collateral is being infringed or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

No Grantor shall do or permit any act or knowingly omit to do any act whereby any Intellectual Property Collateral material to the conduct of its business may lapse or become invalid or unenforceable or placed in the public domain, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

Each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of its material Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(q) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  Each Grantor shall, concurrently with the delivery of financial statements under Section 6.01(a) of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Nothing in this Agreement prevents any Grantor from discontinuing the use or maintenance of any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Voting Rights; Dividends; Etc.  a) So long as no Event of Default shall have occurred and be continuing:

Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Loan Documents; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action could materially and adversely affect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

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The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

Upon the occurrence and during the continuance of an Event of Default:

All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent (or the Trustee, if required pursuant to the Intercreditor Agreement), which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, the Collateral Agent shall be authorized to exercise exclusive control over all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts).

Transfers and Other Liens; Additional Shares.  a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor that is Controlled by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or another Loan Party, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests (other than Excluded Equity) or other securities.

Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but at the cost and expense of the Grantors).  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon and the occurrence and during the continuance of an Event of Default:

to endorse a Grantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control;

to obtain and adjust insurance required to be paid to the Collateral Agent; and, upon the occurrence and during the continuance of an Event of Default:

to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper;

to (i) notify any Account Debtors of the assignment of any Grantor’s Accounts, demand and enforce payment of any Grantor’s Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to any Grantor’s Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; or (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; and

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to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill any Grantor’s obligations under the Loan Documents.

Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 17.

The Collateral Agent’s Duties.  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the Grantors.  The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Grantors’ sole risk.

Remedies.  If any Event of Default shall have occurred and be continuing:

The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or to the extent lawful and permitted leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, Assigned Agreements, Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds and all other property held in or credited to any Deposit Account, Securities Account or Commodity Account and (C) exercise all other rights and remedies with respect to the Receivables, Assigned Agreements, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 17) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, as set forth in Section 8.03 of the Credit Agreement.  Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account.

In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and, upon the Collateral Agent’s reasonable request, such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, such Grantor’s documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 16, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 17, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in subsection (d) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (d) above.

For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 17 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive license does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property Collateral.  If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made in accordance with the terms hereof and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interest so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

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Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, so long as such private sale is made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

Indemnity and Expenses.  a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Amendments; Waivers; Additional Grantors; Etc.  a) Subject to Section 10.01 of the Credit Agreement and Section 2.11(b) of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) each Grantor (other than the Specified U.S. Borrower) to which such amendment or waiver is to apply, (ii) the Specified U.S. Borrower and (iii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor.  Concurrently with the delivery or authentication by such Additional Grantor of a Security Agreement Supplement, such Additional Grantor shall deliver a supplement to the Perfection Certificate attaching supplemental schedules 1 through 14 to the Perfection Certificate and each reference in this Agreement and in the other Loan Documents to the Perfection Certificate shall mean and be a reference to the Perfection Certificate as supplemented thereby.

Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Specified U.S. Borrower at the Specified U.S. Borrower’s address specified in Section 10.02 of the Credit Agreement and if to the Collateral Agent, at its address specified in Section 10.02 of the Credit Agreement.  All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement.

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Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of (i) the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable L/C Issuer shall have been made), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.06 of the Credit Agreement.

Release; Termination.  a) Upon (x) any sale, lease, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.10 of the Credit Agreement, (y) the release of any Grantor from its obligations under the applicable Guaranty, if any, in accordance with the terms of the Loan Documents or (z) the release of a Lien in any Collateral of any Grantor required by Section 2.05 of the Intercreditor Agreement, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing and (ii) such Grantor shall have delivered to the Collateral Agent, at least ten  Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral or Grantor and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement.

Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement, or of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement, by telecopier or in “pdf” or similar format by electronic mail, shall be effective as delivery of an original executed counterpart thereof.

The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLY GEM INDUSTRIES, INC.

By:
__________________________________
Name:
Title:

PLY GEM HOLDINGS, INC.,

By:
__________________________________
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,

By:
__________________________________
Name:
Title:

NEW ALENCO EXTRUSION, LTD.

By: Alenco Extrusion Management; L.L.C., its General Partner,

By:
___________________________________
Name:
Title:

NEW ALENCO WINDOW, LTD.

By: Alenco Building Products Management, L.L.C., its General Partner,

By:
___________________________________
Name:
Title:

[Signature Page – Ply Gem Security Agreement]

NEW GLAZING INDUSTRIES, LTD.

By: Glazing Industries Management, L.L.C., its General Partner,

By:
__________________________________
Name:
Title:

[Signature Page – Ply Gem Security Agreement]

UBS AG, STAMFORD BRANCH, AS COLLATERAL AGENT AND ADMINISTRATIVE AGENT

By:
_______________________________
Name:
Title:

[Signature Page – Ply Gem Security Agreement]

Schedule I to the
Security Agreement

Schedule I to U.S. Security Agreement

Ply Gem Holdings, Inc.
Alenco Building Products Management, L.L.C.
Alenco Extrusion GA, L.L.C.
Alenco Extrusion Management, L.L.C.
Alenco Holding Corporation
Alenco Interests, L.L.C.
Alenco Trans, Inc.
Alenco Window GA, L.L.C.
Aluminum Scrap Recycle, L.L.C.
AWC Arizona, Inc.
AWC Holding Company
Glazing Industries Management, L.L.C.
Great Lakes Window, Inc.
Kroy Building Products, Inc.
Mastic Home Exteriors, Inc.
MW Manufacturers Inc.
MWM Holding, Inc.
Napco, Inc.
New Alenco Extrusion, Ltd.
New Alenco Window, Ltd.
New Glazing Industries, Ltd.
Ply Gem Pacific Windows Corporation
Variform, Inc.

Exhibit A to the
Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO. [●] (this “Supplement”) dated as of [●], 200[●] to the Security Agreement dated as of January 26, 2011 (the “Security Agreement”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware company (“Holdings”), each Subsidiary of the Specified U.S. Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, the Specified U.S. Borrower and Holdings are referred to collectively herein as the “Grantors”), and UBS AG, STAMFORD BRANCH, as collateral agent and administrative agent under the Credit Agreement referred to herein (in such respective capacities, “Administrative Agent” and the “Collateral Agent”) for the Secured Parties.

Reference is made to the Credit Agreement, dated as of January 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Specified U.S. Borrower, the other Loan Parties party thereto, the Lenders party thereto, the Collateral Agent and the Administrative Agent.  Terms defined in the Security Agreement or the Credit Agreement and not otherwise defined herein are used herein as defined in the Security Agreement or the Credit Agreement, as applicable.

The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit.  Section 18(b) of the Security Agreement provides that additional Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

SECTION 1.  In accordance with Section 18(b) of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance for the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary has delivered concurrently herewith a supplement to the Perfection Certificate attaching supplemental schedules 1 through 14 to the Perfection Certificate.  Such supplemental Perfection Certificate has been duly prepared, completed and executed by the undersigned and the information set forth therein, including the exact legal name of the undersigned, its jurisdiction of organization and its organizational number, is true, accurate and complete.

SECTION 3.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of an particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  This New Subsidiary agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other chargers and disbursements of counsel for the Collateral Agent.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Supplement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

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IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
______________________________
Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation

UBS AG, STAMFORD BRANCH, AS COLLATERAL AGENT AND ADMINISTRATIVE AGENT

By:
_______________________________
Name:
Title:

[Signature Page – Ply Gem Security Agreement Supplement]

Exhibit B to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated January 26, 2011, is made by Ply Gem Industries, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ply Gem Holdings, Inc., a Delaware Corporation (“Holdings”) and the Subsidiaries of the Specified U.S. Borrower listed on the Annex hereto (the “Subsidiaries”, and together with the Specified U.S. Borrower and Holdings, the “Grantors”) in favor of UBS AG, Stamford Branch, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, The Specified U.S. Borrower and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with UBS AG, Stamford Branch, as Collateral Agent and Administrative Agent, and the Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, each Grantor has executed and delivered that certain Security Agreement dated January 26, 2011, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.  Grant of Security.  Each Grantor hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(a)   the patents and patent applications set forth in Schedule A hereto (the "Patents");

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(d)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(e)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(f)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Secured Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Recordation.  Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this IP Security Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this IP Security Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

 [Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM INDUSTRIES, INC.,

By:
______________________________
Name:
Title:

PLY GEM HOLDINGS, INC.,

By:
______________________________
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,

By:
______________________________
Name:
Title:

[Signature Page – Ply Gem Intellectual Property Security Agreement]

Exhibit C to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated __________, 200_, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of UBS AG, Stamford Branch, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation (the “Specified U.S. Borrower”) and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with UBS AG, Stamford Branch, as Collateral Agent and Administrative Agent, and the Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated January 26, 2011, made by the Grantor and such other Persons to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1 . Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(d)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(e)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(f)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Additional Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Secured Obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents.

SECTION 3.  Recordation.  The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement Supplement.

SECTION 4.  Grants, Rights and Remedies.  This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.  The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5.  Governing Law.  This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this IP Security Agreement Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this IP Security Agreement Supplement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

[Remainder of Page Intentionally Blank]

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EXHIBIT G-1

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By: ____________________________
Name:
Title:

Address for Notices:

____________________________

____________________________

____________________________

 EXHIBIT G-2

FORM OF

CANADIAN SECURITY AGREEMENT

CANADIAN SECURITY AGREEMENT, dated as of _______, ___, 2011, made by PLY GEM CANADA, INC., a Canada corporation (together with its successors and assigns, the “Canadian Borrower”) to UBS AG CANADA BRANCH, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

(1)   The Specified U.S. Borrower and the other Loan Parties party thereto have entered into a Credit Agreement dated of even date herewith (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders, the L/C Issuers and the agents party thereto.

(2)    Pursuant to the Credit Agreement, the Canadian Borrower is entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Canadian Secured Parties a security interest in the Collateral (as hereinafter defined) to secure the Canadian Obligations.

(3)    It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Canadian Borrower shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(4)    The Canadian Borrower will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(5)    Terms defined in the Credit Agreement or the Intercreditor Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement or the Intercreditor Agreement, as applicable.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the PPSA and/or STA (each as defined below) or any regulation issued pursuant thereto and grammatical variations thereof are used in this Agreement as such terms are defined in the PPSA and/or STA (each as defined below) or any regulation issued pursuant thereto.  Additionally, the following terms shall have the following meanings:

“Accounts” means all accounts, and (where the context so admits) any item or part thereof, including rights to receive royalties or license fees, which are now owned by or are due, owing or accruing due to the Canadian Borrower or which may hereafter be owned by or become due, owing or accruing due to the Canadian Borrower or in which the Canadian Borrower now or hereafter has any other rights, including all debts, claims and demands of any kind whatever, claims against the Crown and claims under insurance policies.

“Chattel Paper” means all chattel paper in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Control” means (i) in the case of each Deposit Account, if the deposit taking institution at which such Deposit Account is maintained will transfer any amounts on deposit in the Deposit Account as directed by the Collateral Agent without further consent by the Canadian Borrower, (ii) in the case of any security entitlement, “control”, as such term is defined in the STA and (iii) in the case of any Futures Contract, “control”, as such term is defined in Subsection 1(1.1)(d) and (e) of the PPSA.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Futures Account Control Agreements.

“Deposit Account” means an account maintained with a bank, foreign bank, trust company, credit union or other deposit-taking institution in which the Canadian Borrower now or hereafter has rights.

“Deposit Account Control Agreement” shall mean an agreement  in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Deposit Account.

“Documents of Title” means all documents of title, whether negotiable or non-negotiable, including all warehouse receipts and bills of lading, in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Equipment” means all goods in which the Canadian Borrower now or hereafter has rights, other than Inventory or consumer goods, and (as the context so admits) any item or part thereof.

“Excluded Accounts” shall mean each of the following, but in each case only to the extent that Control of the same has not been provided to or for the benefit of any other creditor or as security for any other obligations:

                (i)  all Deposit Accounts maintained by the Canadian Borrower solely for the purpose of making current payments of payroll obligations in the ordinary course of business;

                (ii)  for a period of not more than 30 days (or such longer period as may be approved by the Collateral Agent in its sole discretion) following any Permitted Acquisition of a new Subsidiary, the Deposit Accounts, Securities Accounts and Futures Accounts of such new Subsidiary; and

                (iii) any Deposit Accounts, Securities Accounts and Futures Accounts as to which (A) during the first 90 days following the Closing Date, the aggregate book balances thereof, taken as a whole, do not exceed $5,000,000, and (B) thereafter, the aggregate collected balances thereof, taken as a whole, do not exceed $5,000,000 (or such greater amount as may be agreed from time to time by the Collateral Agent in its discretion).

“Excluded Assets” shall mean (i) Excluded Equity and (ii) Special Property other than the following:

(a)  the right to receive any payment of money (including Accounts and Intangibles) or any other rights referred to in Section 4 of the PPSA to the extent that such section of the PPSA is effective to limit the prohibitions which make such property “Special Property”;

(b)  any proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Equity” shall mean each of the following, but in each case only to the extent that the same has not been pledged to or for the benefit of any other creditor or as security for any other obligations:

(i)   Equity Interests in Foreign Subsidiaries that are not Material Foreign Subsidiaries; and

(ii)  any Equity Interests of any Subsidiary with respect to which the Agents and the Canadian Borrower agree that the costs of providing a pledge of such Equity Interests hereunder is excessive in view of the benefits to be provided by such pledge.

“Financial Assets” means financial assets in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Fixtures” means fixtures in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Futures Account” means a futures account in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Futures Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Futures Account.

“Futures Intermediary” is used with the defined meaning assigned to “futures intermediary” in the PPSA.

“Goods” means goods in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Instruments” means all letters of credit, advices of credit and all other instruments in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Intangibles” means all intangibles, all permits, licences and authorizations of whatever kind in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof, including all of the Canadian Borrower’s choices in action, contractual rights, goodwill and Intellectual Property.

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“Inventory” means all inventory of whatever kind in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof, including all goods, wares, merchandise, materials, supplies, raw materials, goods in process, finished goods and other tangible personal property, including all goods, wares, materials and merchandise used or procured for packing or storing thereof, now or hereafter held for sale, lease, resale or exchange or that are to be furnished or have been furnished under a contract of service or that are used or consumed in the business of the Canadian Borrower.

“Investment Property” means investment property in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“letter of credit” means any credit (as defined in  Uniform Customs and Practice for Documentary Credits, ICC Publications 600) or standby (as defined in the International Standby Practices - ISP98, ICC Publication No. 590).

“Letter of Credit Rights” means all rights in which the Canadian Borrower now or hereafter has in any letter of credit.

“Money” means all money in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Noteholder Security Agreement” shall mean have the meaning specified in the Intercreditor Agreement.

“PPSA” means the Personal Property Security Act (Alberta).

“Receiver” means any receiver for the Collateral or any of the business, undertakings, property and assets of the Canadian Borrower appointed by the Collateral Agent pursuant to this Agreement or by a court on application by the Collateral Agent.

“Release Date” shall have the meaning specified in Section 20.

“Securities” means all shares, stock, warrants, bonds, debentures, debenture stock, bills, notes and other securities in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Securities Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified Securities Account.

“Securities Act” means the Securities Act (Alberta).

“Security Entitlement” means all security entitlements in which the Canadian Borrower now or hereafter has rights, and (as the context so admits), any item or part thereof.

“Special Property” shall mean:

(a) any contract, Intangible, permit, lease or license held by the Canadian Borrower that validly prohibits the creation by the Canadian Borrower of a security interest therein;

(b) any contract, Intangible, permit, lease or license held by the Canadian Borrower to the extent that any Law applicable thereto prohibits the creation of a security interest therein;

(c) any contract, Intangible, permit, lease or license held by the Canadian Borrower to the extent that the creation by the Canadian Borrower of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d) Equipment owned by the Canadian Borrower on the date hereof or hereafter acquired that is subject to a purchase money lien or capital lease permitted to be incurred or outstanding pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money lien or capital lease) validly prohibits the creation of any other Lien on such Equipment or requires consent of another party (which requirement is legally enforceable) to create such other Lien, which consent can not be obtained;

(e) any property owned on the date hereof or acquired after the date hereof by the Canadian Borrower that is subject to a Lien permitted by either Section 7.01(c) or (g) of the Credit Agreement if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

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provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any other Lien in the relevant permit, lease, license, contract or other agreement or by Law, then in each case described in clauses (a), (b), (c), (d), or (e) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or by Law applicable thereto validly prohibits the creation of a Lien on such property in favour of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.” In addition, to the extent such property constitutes “Special Property” due to failure of the Canadian Borrower to obtain consent as described in clauses (c), (d), and (e), the Canadian Borrower shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Special Property.”

“STA” means the Securities Transfer Act (Alberta).

“Trustee” shall mean the Noteholder Collateral Agent as defined in the Intercreditor Agreement.

“Unlimited Company” means any unlimited company incorporated or otherwise constituted under the laws of the Province of Alberta or any similar body corporate formed under the laws of any other jurisdiction whose members may at any time become responsible for any of the obligations of that body corporate.

“Unlimited Liability Shares” means member or shareholder interests in an Unlimited Company in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, the Canadian Borrower hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.               Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Borrower’s present and after-acquired personal property, including without limitation, each type of property described below and all of the Canadian Borrower’s right, title and interest therein and thereto, whether now owned or hereafter acquired by the Canadian Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents of Title;

(e) all Equipment;

(f)  all Fixtures;

(g) all Futures Accounts;

(h) all Goods;

(i)  all Instruments;

(j)  all Inventory;

(k) all Letter of Credit Rights (together with all Accounts, Chattel Paper, Instruments, Deposit Accounts, Intangibles  and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, the “Receivables”; and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables, being the “Related Contracts”);

(l)  all Money;

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(m) the following (the “Security Collateral”):

                (i) all indebtedness from time to time owed to the Canadian Borrower, including without limitation, all promissory notes or instruments, if any, evidencing such indebtedness, all indebtedness owed to the Canadian Borrower pursuant to the Intercompany Note and the instruments set forth on Schedule 8 to the Perfection Certificate (the “Pledged Debt”), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

                (ii) all Equity Interests, other than Excluded Equity, from time to time acquired, owned or held by the Canadian Borrower in any manner, including, without limitation, the Equity Interests of the Canadian Borrower set forth opposite the Canadian Borrower’s name on and otherwise described on Schedule 7  to the Perfection Certificate, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

                (iii) all Investment Property and all Financial Assets (including, without limitation, all securities, security entitlements and securities accounts), the certificates or instruments, if any, representing or evidencing such Investment Property or Financial Assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto;

(n) all contracts and agreements between the Canadian Borrower and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements), the Related Contracts and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of the Canadian Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Canadian Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of the Canadian Borrower for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(o) the following (collectively, the “Intellectual Property Collateral”):

                  (i)  all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto;

                 (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together, in each case, with the goodwill symbolized thereby;

                (iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered;

                (iv) all industrial designs, whether registered or unregistered;

                (v) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

               (vi) all confidential and proprietary information of the Canadian Borrower, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

               (vii) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule 13 to the Perfection Certificate, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

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              (viii)  all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

                (ix)  all agreements, permits, consents, orders and franchises relating to the licence, development, use or disclosure of any of the foregoing to which the Canadian Borrower, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

                 (x)  any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages (the property described in this Section 1(o) is referred to herein as the “Intellectual Property”);

(p) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Canadian Borrower pertaining to any of the Collateral;

(q) and all other tangible and intangible personal property of whatever nature whether or not covered by the PPSA;

(r) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (q) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

Section 2.               Security for Obligations.  This Agreement secures, in the case of the Canadian Borrower, the payment of all Obligations of the Canadian Borrower now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest and fees that accrue after the commencement by or against the Canadian Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

Section 3.                Canadian Borrower Remains Liable.  Anything herein to the contrary notwithstanding, (a) the Canadian Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Canadian Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Canadian Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                Delivery and Control of Security Collateral.  (a) (i) All certificates representing or evidencing the Pledged Equity and (ii) all instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (unless the Trustee is granted a prior security interest in such certificates and instruments and the same are required to be delivered (and are delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Canadian Borrower, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any Securities Account.

(b) The Canadian Borrower acknowledges and agrees that (i) to the extent each interest in any Unlimited Liability Company, limited liability company or limited partnership controlled now or in the future by the Canadian Borrower and pledged hereunder is a Security, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a Security and represented by such certificate.  The Canadian Borrower further acknowledges and agrees that with respect to any interest in any Unlimited Liability Company, limited liability company or limited partnership controlled now or in the future by the Canadian Borrower and pledged hereunder that is not a “Security” the Canadian Borrower shall at no time elect to treat any such interest as a “Security”, nor shall such interest be represented by a certificate, unless the Canadian Borrower provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

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(c) With respect to any Security Collateral in which the Canadian Borrower has any right, title or interest and that constitutes an uncertificated security, the Canadian Borrower will promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of the Canadian Borrower, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities.  During the continuation of an Event of Default, with respect to any Security Collateral in which the Canadian Borrower has any right, title or interest, promptly upon the request of the Collateral Agent, the Canadian Borrower will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

(d) Except as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or Chattel Paper, such Instrument, certificated security or Chattel Paper shall be promptly delivered to the Collateral Agent (unless the Trustee is granted a prior security interest in such Collateral and the same is required to be delivered (and is delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement), duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and, if applicable, the Intercreditor Agreement, provided that, unless an Event of Default has occurred and is continuing, the Canadian Borrower shall not be required to deliver the same pursuant to this clause (d) to the extent that the aggregate value of the Collateral not so delivered does not exceed $1,000,000.

(e) Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Canadian Borrower is the sole registered and beneficial owner of each Unlimited Liability Share pledged hereunder and will remain so until such time as such pledged Unlimited Liability Shares are effectively transferred into the name of the Collateral Agent or another person on the books and records of the Unlimited Company issuer thereof.  Accordingly, the Canadian Borrower shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such pledged Unlimited Liability Shares (except insofar as the Canadian Borrower has granted a security interest in such dividend or other distribution in favour of the Collateral Agent hereunder, and any Securities which constitute Collateral shall be delivered forthwith upon receipt by the Canadian Borrower to the Collateral Agent to hold as Collateral hereunder) and shall have the right to vote such Unlimited Liability Shares and to control the direction, management and policies of the issuer Unlimited Company to the same extent as the Canadian Borrower would if such Unlimited Liability Shares were not pledged to the Collateral Agent pursuant hereto.  Nothing in this Agreement shall, constitute any Secured Party or any person other than the Canadian Borrower, a member of any Unlimited Company for the purposes of its applicable governing statute until such time as notice is given to the Canadian Borrower (and not revoked) as provided herein and further steps are taken thereunder so as to register any Secured Party or such other person as holder of such pledged Unlimited Liability Shares.  Except upon the exercise of rights to sell or otherwise dispose of pledged Unlimited Liability Shares following the occurrence of an Event of Default and while it is continuing, the Canadian Borrower shall not cause, permit or enable any Unlimited Company issuer to cause, permit, or enable the Collateral Agent to:

(i)  be registered as a shareholder or member of the Unlimited Company;

(ii)  have any notation entered in its favour in the share register in respect of Unlimited Liability Shares;

(iii) hold any Secured Party out as a shareholder or member of an Unlimited Company;

(iv) act or purport to act as a member of an Unlimited Company, or obtain, exercise or attempt to exercise any rights of a shareholder or member, of the Unlimited Company;

(v)  be held out as shareholder or member of the Unlimited Company;

(vi) receive, directly or indirectly, any dividends, property or other distributions from the Unlimited Company by reason of the Collateral Agent holding a security interest in the pledged Unlimited Liability Shares; or

(vii) act as a shareholder or member of the Unlimited Company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, an Unlimited Company or to be entitled to receive or receive any distribution in respect of Unlimited Liability Shares.

The foregoing limitation shall not restrict the Collateral Agent from exercising the rights which it is entitled to exercise hereunder in respect of any Collateral constituting Unlimited Liability Shares or Security Entitlements in Unlimited Liability Shares at any time that the Collateral Agent shall be entitled to enforce the Security and realize on all or any portion of the Collateral pursuant to the Security.

Section 5.                Maintaining Deposit Accounts and Letter of Credit Rights.  Unless the Release Date shall have occurred:

(a)  The Canadian Borrower will maintain Deposit Accounts (other than Excluded Accounts) only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement.  The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will exercise exclusive Control over a Deposit Account, Securities Account or Futures Account under any Control Agreement unless an Event of Default or Cash Dominion Event has occurred and is continuing.

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(b)  The Collateral Agent may, at any time and without notice to, or consent from, the Canadian Borrower, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Canadian Borrower’s obligations under the Loan Documents if an Event of Default or Cash Dominion Event shall have occurred and be continuing.

(c)  Upon any termination by the Canadian Borrower of any Pledged Deposit Account, the Canadian Borrower will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(d) The Canadian Borrower, by granting a security interest in its Receivables consisting of Letter of Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the Canadian Borrower is required by applicable law to apply such proceeds to a specified purpose).  If the Canadian Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favour of the Canadian Borrower, and (i) the face amount of such letter of credit is in excess of $1,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favour of the Canadian Borrower in which the Collateral Agent does not have a perfected security interest exceeds $2,500,000 in the aggregate, the Canadian Borrower shall promptly notify the Collateral Agent thereof and the Canadian Borrower shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

(e) Upon the occurrence of an Event of Default, the Canadian Borrower shall, promptly upon request by the Collateral Agent, (i) notify (and the Canadian Borrower hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 6.               Representations and Warranties.  The Canadian Borrower represents and warrants as follows:

(a) All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent (or the Trustee in accordance with the Intercreditor Agreement) in accordance herewith.  If the Canadian Borrower is an issuer of Security Collateral, the Canadian Borrower confirms that it has received notice of the security interest granted hereunder.

(b) The Canadian Borrower is the legal and beneficial owner of the Collateral granted or purported to be granted by the Canadian Borrower free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, subject to Liens permitted under Section 7.01 of the Credit Agreement.  To the best knowledge of the Canadian Borrower, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing the Canadian Borrower or any trade name of the Canadian Borrower as debtor is on file in any recording office, except such as may have been filed in favour of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory of the Canadian Borrower are located at the places specified therefor in Schedule 2 to the Perfection Certificate or at another location as to which the Canadian Borrower has complied with the requirements of Sections 8 and 9(b).  The Canadian Borrower has obtained and maintains insurance with respect to its Equipment and Inventory in compliance with Section 8(d).

(d) The Pledged Equity issued by the Canadian Borrower or any of its Subsidiaries hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  The Pledged Debt issued by the Specified U.S. Borrower or any of its Subsidiaries and pledged by the Canadian Borrower hereunder has been duly authorized, authenticated or issued and delivered and  is the legal, valid and binding obligation of the issuers thereof.  The Pledged Debt  is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent (unless required to be delivered and so delivered to the Trustee pursuant to the Intercreditor Agreement) and is not in default.

(e) As of the Closing Date, the Pledged Equity pledged by the Canadian Borrower constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 7 to the Perfection Certificate.  As of the Closing Date, the Canadian Borrower does not have any Investment Property or Financial Assets other than the Investment Property and Financial Assets listed on Schedules 7, 8 and 9 to the Perfection Certificate.

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(f)  The Canadian Borrower has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(g) The Perfection Certificate has been duly prepared, completed and executed by Holdings and the Specified U.S. Borrower and the information set forth therein, including the exact legal name of the Canadian Borrower, its jurisdiction of organization, its organizational number and its location (within the meaning of section 7 of the PPSA) is true, accurate and complete as of the Closing Date and as of each subsequent delivery required pursuant to Section 6.2(g) of the Credit Agreement.

(h) This Agreement creates in favour of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by the Canadian Borrower, securing the payment of the Secured Obligations; and (i) when the financing statements set forth in Schedule 5 of the Perfection Certificate are filed or recorded with the appropriate Governmental Authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or control by the Senior Representative pursuant to Article III of the Intercreditor Agreement of the Collateral described in Schedules 7, 8 and 9 of the Perfection Certificate with respect to which a security interest may be perfected only by possession or control, all filings and other actions necessary to perfect the security interest in the Collateral granted by the Canadian Borrower have been duly made or taken and are in full force and effect; and such security interest is, in the case of ABL Priority Collateral, first priority and, in the case of Term Priority Collateral, second priority.

(i)  The Canadian Borrower has not filed or consented to the filing of (i) any financing statement or analogous document under the PPSA or any other applicable laws covering any Collateral, (ii) any assignment in which the Canadian Borrower assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which the Canadian Borrower assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(j)  The Inventory that has been produced or distributed by the Canadian Borrower has been produced in compliance with all requirements of applicable law.

(k) No amount payable to the Canadian Borrower under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $500,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

(l)  As to itself and its Intellectual Property Collateral:

(i)  To the Canadian Borrower’s knowledge, the operation of the Canadian Borrower’s business as currently conducted and the use of the Intellectual Property in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii) The Canadian Borrower is the exclusive owner of all right, title and interest in and to the material Intellectual Property Collateral owned by the Canadian Borrower, and is entitled to use all material Intellectual Property Collateral subject only to the terms of the IP Agreements, in each case as used in or necessary to its operations.

(iii) The IP Agreements, patents, trademarks, industrial designs, copyrights, service marks, trade names and all applications for any of the foregoing included in the Intellectual Property Collateral are set forth on Schedule 13 to the Perfection Certificate and such Intellectual Property Collateral constitutes all Intellectual Property and all IP Agreements material to the operations of the Canadian Borrower.

(iv) None of the Canadian Borrower’s Intellectual Property material to the operations of the Canadian Borrower, has been abandoned or has been adjudged invalid or unenforceable in whole or part.

(m)  The Collateral does not include consumer goods.

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Section 7.               Further Assurances.  (a)  The Canadian Borrower agrees that from time to time, at the expense of the Canadian Borrower, the Canadian Borrower will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Canadian Borrower hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of the Canadian Borrower.  Without limiting the generality of the foregoing, the Canadian Borrower will promptly:

(i) mark conspicuously each document included in Inventory and, at the request of the Collateral Agent if an Event of Default has occurred and is continuing, each Chattel Paper, each Instrument, each Related Contract and each Assigned Agreement and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, Chattel Paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby;

(ii) execute or authenticate and file such financing or renewal statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by the Canadian Borrower hereunder;

(iii) execute and deliver to the Collateral Agent an executed Control Agreement with respect to each Deposit Account of the Canadian Borrower owned, maintained or established by the Canadian Borrower after the Closing Date (other than an Excluded Account), including any such Deposit Account which at any time ceases to be an Excluded Account (it being understood that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from the Canadian Borrower with respect to funds from time to time credited to any Deposit Account unless an Event of Default or Cash Dominion Event has occurred and is continuing);

(iv) if the Canadian Borrower shall, following the Closing Date, establish and maintain any Securities Account or Futures Account (other than an Excluded Account) with any Securities Intermediary or Futures Intermediary, the Canadian Borrower shall, within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) of opening such Securities Account or Futures Account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Control Agreement with respect to such Securities Account or Futures Account, as the case may be; and

(v) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by the Canadian Borrower under this Agreement has been taken.

(b) The Canadian Borrower hereby authorizes the Collateral Agent to file one or more financing or renewal statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of the Canadian Borrower, in each case without the signature of the Canadian Borrower, and regardless of whether any particular asset described in such financing statements falls within the scope of the PPSA or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  The Canadian Borrower ratifies its authorization for the Collateral Agent to have filed such financing statements, renewal statements or amendments filed prior to the date hereof.

(c)  The Canadian Borrower will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of the Canadian Borrower and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)  The Canadian Borrower shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 7.01 of the Credit Agreement.

(e)   The Collateral will not include consumer goods.

Section 8.               As to Equipment and Inventory and Insurance.  (a) The Canadian Borrower will keep its Equipment and Inventory (other than Inventory sold in the ordinary course of business or pursuant to a disposition in accordance with Section 7.05 of the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as the Canadian Borrower may determine from time to time, provided that the Canadian Borrower shall give written notice to the Collateral Agent specifying any such other location no less than 10 Business Days before the first date on which any Equipment or Inventory is moved to such location.

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(b)  The Canadian Borrower will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $1,000,000 to any of the Inventory of the Canadian Borrower.

(c)   In producing its Inventory, the Canadian Borrower will comply in all material respects with all requirements of applicable law.

(d)  The Canadian Borrower will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 6.07 of the Credit Agreement.  Without limitation to the foregoing, the Canadian Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by the Collateral Agent) reasonably satisfactory to the Collateral Agent.  All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to a Dominion Account.  From time to time upon request, the Canadian Borrower shall deliver to the Collateral Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements: (i) showing the Collateral Agent (or, in the case of property insurance, the Collateral Agent and the Trustee, as their interests may appear) as sole loss payee; (ii) requiring the insurer to endeavor to provide 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of the Canadian Borrower  or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If the Canadian Borrower fails to provide and pay for any insurance, the Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Canadian Borrower therefor.  The Canadian Borrower agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein.  So long as no Event of Default has occurred and is continuing, the Canadian Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Collateral Agent or deposited to a Dominion Account as provided above.  If an Event of Default has occurred and is continuing, only the Collateral Agent shall be authorized to settle, adjust and compromise such claims.  Further, the Canadian Borrower will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Loan Documents and cause the insurers to acknowledge notice of such assignment.

(e)  So long as no Event of Default or Cash Dominion Event shall have occurred and be continuing, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent in connection with any loss, damage or destruction of any Collateral shall be transferred to a Dominion Account, and to the extent required to be applied to the Obligations in accordance with Section 2.05(b) of the Credit Agreement, the Collateral Agent may direct the applicable Pledged Account Bank to release to the Canadian Borrower any such amount if and to the extent that any prepayment of Obligations is required under the Credit Agreement in connection with the receipt of such amount and such prepayment has been made.  Reimbursement under any liability insurance maintained by the Canadian Borrower pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Section 9.               Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts; Assigned Agreements.  (a)  The Canadian Borrower will not change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in 1 to the Perfection Certificate, or its location within the meaning of section 7 of the PPSA, without giving notice thereof to the Collateral Agent at least 30 days (or such lesser period of time as the Collateral Agent may agree) in advance of such change and thereafter taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  The Canadian Borrower will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

(b)  If any Collateral of the Canadian Borrower  is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Schedule 2(e) to the Perfection Certificate) or is located at leased premises or mortgaged property, upon the request of the Collateral Agent, the Canadian Borrower will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) if at any time the value of the Collateral in the possession or control of such warehouseman, bailee or agent or located at such leased or mortgaged premises exceeds or is reasonably likely to exceed $1,000,000, use commercially reasonable efforts to (A) cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Canadian Borrower or any other Person and make such authenticated record available to the Collateral Agent, and (B) obtain a Lien Waiver from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

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(c)  Except as otherwise provided in this subsection (c), the Canadian Borrower will continue to collect, at its own expense, all amounts due or to become due the Canadian Borrower under the Receivables, Assigned Agreements and Related Contracts.  In connection with such collections, the Canadian Borrower may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as the Canadian Borrower (or the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the Obligors under any Receivables, Assigned Agreements and Related Contracts, of the assignment of such Receivables, Assigned Agreements and Related Contracts, to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to the Canadian Borrower thereunder directly to the Collateral Agent and, upon such notification and at the expense of the Canadian Borrower, to enforce collection of any such Receivables, Assigned Contracts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts, including, without limitation, those set forth set forth in Part V of the PPSA.  Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, all amounts and proceeds (including, without limitation, Instruments) received by the Canadian Borrower in respect of the Receivables, Assigned Agreements and Related Contracts of the Canadian Borrower shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Canadian Borrower and shall be transferred to the Dominion Accounts as set forth in Section 6.17 of the Credit Agreement for application to the Obligations as provided in Section 8.03 of the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, the Canadian Borrower will not grant any extension with respect to the time of payment of any Receivable or any amount due on any Assigned Agreement or Related Contract, adjust, settle or compromise the amount or payment of any Receivable or any amount due on any Assigned Agreement or Related Contract for less than the full amount thereof, release wholly or partly any Account Debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past practice unless the Collateral Agent shall have notified the Canadian Borrower that its right to do so has been terminated) or make any amendment, supplement or modification thereto, in each case in any manner that could adversely affect the value thereof and (ii) the Canadian Borrower shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of its then outstanding Accounts.  Except in the ordinary course of business and consistent with past practice, the Canadian Borrower will not permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements or Related Contracts to any other indebtedness or obligations of the Account Debtor or obligor thereof.

(d)  Anything herein to the contrary notwithstanding, the Canadian Borrower shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of the Canadian Borrower under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e)  The Canadian Borrower will at its expense: (i) maintain the Assigned Agreements to which it is a party in full force and effect and enforce the Assigned Agreements to which it is a party in accordance with the terms thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) if reasonably requested by the Collateral Agent following the occurrence of a Cash Dominion Event, furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by the Canadian Borrower under or pursuant to any material Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of the Canadian Borrower as the Collateral Agent may reasonably request and (B) upon the reasonable request of the Collateral Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as the Canadian Borrower is entitled to make thereunder.

(f)  The Canadian Borrower hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Loan Party.  The Canadian Borrower agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

Section 10.            As to Intellectual Property Collateral.  (a)  With respect to material Intellectual Property Collateral owned by the Canadian Borrower, the Canadian Borrower agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) if consistent with the reasonable business judgment of the Canadian Borrower, pursue the registration and maintenance of each patent, trademark, industrial design, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral owned by the Canadian Borrower, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under the Trade-Marks Act (Canada), the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  The Canadian Borrower shall not, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its material Intellectual Property Collateral, unless the Canadian Borrower shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

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(b)  The Canadian Borrower agrees promptly to notify the Collateral Agent if the Canadian Borrower becomes aware that any item of Intellectual Property Collateral material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding the Canadian Borrower’s ownership of any of such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

(c)   In the event that the Canadian Borrower becomes aware that any material item of its Intellectual Property Collateral is being infringed or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, the Canadian Borrower shall promptly notify the Collateral Agent and shall take such actions, at its expense, as the Canadian Borrower or the Collateral Agent reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)  The Canadian Borrower shall not do or permit any act or knowingly omit to do any act whereby any Intellectual Property Collateral material to the conduct of its business may lapse or become invalid or unenforceable or placed in the public domain, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

(e)   The Canadian Borrower shall take all commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of its material Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licenced users of any of the Trademarks use such consistent standards of quality.

(f)   With respect to its Intellectual Property Collateral, the Canadian Borrower agrees to execute or otherwise authenticate an acknowledgement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Acknowledgement”) and an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g)  The Canadian Borrower agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(o) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  The Canadian Borrower shall, concurrently with the delivery of financial statements under Section 6.01(a) of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an Intellectual Property Security Acknowledgement or an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the United States Patent and Trademark Office, the United States Copyright Office, Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h)  Nothing in this Agreement prevents the Canadian Borrower from discontinuing the use or maintenance of any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if the Canadian Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 11.                      Voting Rights; Dividends; Etc.  (a)  So long as no Event of Default shall have occurred and be continuing:

                (i)  The Canadian Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of the Canadian Borrower or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Loan Documents; provided however, that the Canadian Borrower will not exercise or refrain from exercising any such right if such action could materially and adversely affect the  rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

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    (ii) The Canadian Borrower shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of the Canadian Borrower if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) to hold as Security Collateral and shall, if received by the Canadian Borrower, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Canadian Borrower and be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary endorsement).

                (iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to the Canadian Borrower all such proxies and other instruments as the Canadian Borrower may reasonably request for the purpose of enabling the Canadian Borrower to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)  Upon the occurrence and during the continuance of an Event of Default:

                 (i) All rights of the Canadian Borrower (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to the Canadian Borrower by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent (or the Trustee, if required pursuant to the Intercreditor Agreement), which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

                (ii) All dividends, interest and other distributions that are received by the Canadian Borrower contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Canadian Borrower and shall be forthwith paid over to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary endorsement).

(c)  Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, the Collateral Agent shall be authorized to exercise exclusive control over all Deposit Accounts, Securities Accounts and Futures Accounts (other than Excluded Accounts).

Section 12.             Transfers and Other Liens; Additional Shares.  (a)  The Canadian Borrower agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Canadian Borrower except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)  The Canadian Borrower agrees that it will (i) cause each issuer of the Pledged Equity pledged by the Canadian Borrower that is Controlled by the Canadian Borrower not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to the Canadian Borrower or another Loan Party, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests (other than Excluded Equity) or other securities.

Section 13.             Collateral Agent Appointed Attorney-in-Fact.  The Canadian Borrower hereby irrevocably appoints the Collateral Agent the Canadian Borrower’s attorney-in-fact, with full authority in the place and stead of the Canadian Borrower and in the name of the Canadian Borrower or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but at the cost and expense of the Canadian Borrower).  Without limiting the generality of  foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default:

(a)  to endorse the Canadian Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control;

(b)  to obtain and adjust insurance required to be paid to the Collateral Agent; and,

upon the occurrence and during the continuance of an Event of Default:

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(a)  to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)  to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper;

(c)  to (i) notify any Account Debtors of the assignment of the Canadian Borrower’s Accounts, demand and enforce payment of the Canadian Borrower’s Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to the Canadian Borrower’s Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign the Canadian Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to the Canadian Borrower, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use the Canadian Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; or (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which the Canadian Borrower is a beneficiary; and

(d)  to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill the Canadian Borrower’s obligations under the Loan Documents.

Section 14.              Collateral Agent May Perform.  If the Canadian Borrower fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Canadian Borrower under Section 17.

Section 15.              The Collateral Agent’s Duties.  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)  Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by the Canadian Borrower hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of the Canadian Borrower, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c)   All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the Canadian Borrower.  The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Canadian Borrower’s sole risk.

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Section 16.              Remedies.  If any Event of Default shall have occurred and be continuing:

(a)  The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the PPSA (whether or not the PPSA applies to the affected Collateral) and also may:  (i) require the Canadian Borrower to, and the Canadian Borrower hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or to the extent lawful and permitted leased by the Canadian Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Canadian Borrower in respect of such occupation; and (iv) exercise any and all rights and remedies of the Canadian Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Canadian Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, Assigned Agreements, Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds and all other property held in or credited to any Deposit Account, Securities Account or Futures Account and (C) exercise all other rights and remedies with respect to the Receivables, Assigned Agreements, the Related Contracts and the other Collateral, including, without limitation, those set forth in Part V of the PPSA.  The Canadian Borrower agrees that, to the extent notice of sale shall be required by law, at least fifteen (15) days’ notice to the Canadian Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)  Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 17) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, as set forth in Section 8.03 of the Credit Agreement.  Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Canadian Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(c)  All payments received by the Canadian Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Canadian Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d)  The Collateral Agent may, without notice to the Canadian Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account.

(e)   In the event of any sale or other disposition of any of the Intellectual Property Collateral of the Canadian Borrower, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and, upon the Collateral Agent’s reasonable request,  the Canadian Borrower shall supply to the Collateral Agent or its designee the Canadian Borrower’s know-how and expertise, and the Canadian Borrower’s documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and the Canadian Borrower’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of the Canadian Borrower.

(f)   If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of the Canadian Borrower pursuant to this Section 16, the Canadian Borrower agrees that, upon request of the Collateral Agent, the Canadian Borrower will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g)  The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

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(h)  The Canadian Borrower acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by the Canadian Borrower to perform any of the covenants contained in subsection (f) above and, consequently, agrees that, if the Canadian Borrower shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (f) above.

(i)   For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 16 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Canadian Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive licence to use, licence or sublicence any of the Intellectual Property Collateral now owned or hereafter acquired by the Canadian Borrower, wherever the same may be located.  Such licence shall include access to all media in which any of the licenced items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive licence does not violate the express terms of any agreement between the Canadian Borrower and a third party governing the Canadian Borrower’s use of such Intellectual Property Collateral.  If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made in accordance with the terms hereof and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to the Canadian Borrower, at the Canadian Borrower’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to the Canadian Borrower any such rights, title and interests as may have been assigned to the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interest so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(j)   The Canadian Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable provincial or territorial securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  The Canadian Borrower acknowledges that any such private sales may be at prices and on terms less favourable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, so long as such private sale is made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable provincial or territorial securities laws, even if such issuer would agree to do so.

(k)  In addition to its other enforcement rights expressed herein or otherwise at law, the Collateral Agent may appoint by instrument in writing one or more Receivers of any Collateral.  Any such Receiver shall have the rights set out in paragraph (l) below.  In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of the Canadian Borrower and no Secured Party shall be responsible for any act or default of any Receiver.  The Collateral Agent may remove any Receiver and appoint another from time to time.  No Receiver appointed by the Collateral Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.  If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally.  The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting any Secured Party a mortgagee in possession in respect of the Collateral.

(l)   Any Receiver appointed by the Collateral Agent shall have such of the following rights, powers, authorities and remedies as the Collateral Agent shall grant to such Receiver in the instrument appointing such Receiver:

(i)   Any Receiver may exercise any rights, powers and remedies to which the Collateral Agent is entitled, save that only the Collateral Agent, and not the Receiver, shall have the right to exercise any rights or remedies with respect to Unlimited Liability Shares.

(ii)  Any Receiver may at any time enter upon any premises owned, leased or otherwise occupied by the Canadian Borrower or where any Collateral is located to take possession of, disable or remove any Collateral, and may use whatever means the Receiver considers advisable to do so.

(iii) Any Receiver shall be entitled to immediate possession of Collateral and the Canadian Borrower shall forthwith upon demand by any Receiver deliver up possession to a Receiver of any Collateral.

17

(iv) Any Receiver may carry on, or concur in the carrying on of, any of the business or undertaking of the Canadian Borrower and may, to the exclusion of all others, including the Canadian Borrower, enter upon, occupy and use any of the premises, buildings, plant and undertaking of or occupied or used by the Canadian Borrower and may use any of the Equipment and Intangibles of the Canadian Borrower for such time and such purposes as the Receiver sees fit.  No Receiver shall be liable to the Canadian Borrower for any negligence in so doing or in respect of any rent, charges, costs, depreciation or damages in connection with any such action.

(v)  Any Receiver may have, enjoy and exercise all of the rights of and enjoyed by the Canadian Borrower with respect to the Collateral or incidental, ancillary, attaching or deriving from the ownership by the Canadian Borrower of the Collateral, including the right to enter into agreements pertaining to Collateral, the right to commence or continue proceedings to preserve or protect Collateral and the right to grant or agree to Liens and grant or reserve profits à prendre, easements, rights of ways, rights in the nature of easements and licenses over or pertaining to the whole or any part of the Collateral.

(m) The Collateral Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Collateral Agent pursuant to this  Agreement.

Section 17.             Indemnity and Expenses.  (a)  The Canadian Borrower agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates, each Receiver and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

(b)  The Canadian Borrower will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Canadian Borrower, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by the Canadian Borrower to perform or observe any of the provisions hereof.

Section 18.             Amendments; Waivers; Etc.  Subject to Section 10.01 of the Credit Agreement and Section 2.11(b) of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Canadian Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Canadian Borrower and (ii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 19.              Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to the Canadian Borrower, addressed to it in care of the Specified U.S. Borrower at the Specified U.S. Borrower’s address specified in Section 10.02 of the Credit Agreement and if to the Collateral Agent, at its address specified in Section 10.02 of the Credit Agreement.  All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement.

Section 20.             Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of (i) the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable L/C Issuer shall have been made), (b) be binding upon the Canadian Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.06 of the Credit Agreement.

18

Section 21.             Release; Termination.  (a)  Upon (y) any sale, lease, transfer or other disposition of any item of Collateral of the Canadian Borrower permitted by, and in accordance with, the terms of the Loan Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.10 of the Credit Agreement, or (z) the release of a Lien in any Collateral of the Canadian Borrower required by Section 2.05 of the Intercreditor Agreement, the Collateral Agent will, at the Canadian Borrower’s expense, execute and deliver to the Canadian Borrower such documents as the Canadian Borrower shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing and (ii) the Canadian Borrower shall have delivered to the Collateral Agent, at least ten Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of the Canadian Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement.

(b) Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Canadian Borrower.  Upon any such termination, the Collateral Agent will, at the Canadian Borrower’s expense, execute and deliver to the Canadian Borrower such documents as the Canadian Borrower shall reasonably request to evidence such termination.

Section 22.            Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement, or of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement, by telecopier or in “pdf” or similar format by electronic mail, shall be effective as delivery of an original executed counterpart thereof.

Section 23.             The Mortgages.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licences of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 24.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada applicable therein, but excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January ●, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

 [Remainder of Page Intentionally Blank]

Canadian Security Agreement

19

IN WITNESS WHEREOF, the Canadian Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

Canadian Security Agreement

UBS AG CANADA BRANCH, as Collateral Agent

By:
_______________________________
Name:
Title:

By:
_______________________________
Name:
Title:

Canadian Security Agreement

Exhibit A to the
Security Agreement

PLY GEM CANADA, INC.

CONFIRMATION OF SECURITY INTEREST IN INTELLECTUAL PROPERTY

RECITALS:

A.
Ply Gem Canada, Inc. (the “Obligor”), a Canada corporation, is the owner of (i) the trade marks and trade mark registrations set forth in Exhibit A, and the underlying goodwill of said trade marks (collectively, the “Trade Marks”), (ii) the copyright and copyright registrations set forth in Exhibit A (the “Copyrights”), (iii) the patent application(s) and/or issued patent(s) set forth in Exhibit A, (the “Patents”), and (iv) the industrial design application(s) and/or issued industrial design(s) set forth in Exhibit A (the “Designs” and together with the Trade Marks, the Copyrights, and the Patents, collectively the “Intellectual Property”).

B.
The Obligor has entered into a security agreement dated January ●, 2011 in favour of UBS AG Canada Branch (the “Collateral Agent”) (as amended, modified, supplemented or restated from time to time, the “Security Agreement”) under which, among other things, the Obligor granted to the Collateral Agent a security interest in certain property, including the Intellectual Property, as security, inter alia, for its obligations under a certain credit agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and in accordance with the terms and obligations set forth in the Security Agreement, the Obligor confirms the grant to the Collateral Agent under the Security Agreement of a security interest in and to the Intellectual Property.

[Remainder of Page Intentionally Blank]

 Canadian Security Agreement

DATED this           day of ______________, 2011.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

Exhibit A to
Confirmation of Security Interest in Intellectual Property

INTELLECTUAL PROPERTY

TRADEMARKS

Registration Number	Trademark	Registration Date

COPYRIGHTS

Registration Number	Title	Registration Date

PATENTS

Patent or Patent Application No.	Title	Owner	Status	Filing Date

INDUSTRIAL DESIGNS

Design or Design Application No.	Title	Owner	Status	Filing Date

EXHIBIT G-2

Exhibit B to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated January ●, 2011, is made by Ply Gem Canada, Inc. (together with its successors and assigns, the “Canadian Borrower”) in favour of UBS AG Canada Branch, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January ●, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with, inter alia, the Collateral Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders and L/C Issuers under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, the Canadian Borrower has executed and delivered that certain Security Agreement dated January ●, 2011 made by the Canadian Borrower to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Canadian Borrower has granted to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in, among other property, certain intellectual property of the Canadian Borrower, and has agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Canadian Borrower agrees as follows:

SECTION 1.  Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent for the ratable benefit of the Canadian Secured Parties a security interest in each type of property described below, and all of the Canadian Borrower’s right, title and interest therein and thereto, (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby;

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the copyright registrations and applications and exclusive copyright licences set forth in Schedule C hereto;

(d)
all industrial designs, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the industrial design registrations and applications set forth in Schedule D hereto;

(e)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

(f)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(g)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by the Canadian Borrower under this IP Security Agreement secures the payment of all Secured Obligations (as defined in the Security Agreement) of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to the Canadian Borrower, the payment of all amounts that constitute part of such Secured Obligations and that would be owed by the Canadian Borrower to any Canadian Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Recordation.  The Canadian Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Execution in Counterparts; Assignment and Enurement.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. All of Collateral Agent’s rights under this IP Security Agreement shall enure to the benefit of its successors and assigns and all of the Canadian Borrower’s obligations under this IP Security Agreement shall bind the Canadian Borrower and its successors and assigns.

SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  The Canadian Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada, but excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among Collateral Agent (as defined in the Credit Agreement) for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[Remainder of Page Intentionally Blank]

2

IN WITNESS WHEREOF, the Canadian Borrower has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

UBS AG CANADA BRANCH, as Collateral Agent

By:
_______________________________
Name:
Title:

By:
_______________________________
Name:
Title:

 Canadian Security Agreement

Exhibit C to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “IP Security Agreement”) dated ●, 201●, is made by Ply Gem Canada, Inc. (together with its successors and assigns, the “Canadian Borrower”) in favour of UBS AG Canada Branch, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January ●, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with, inter alia, the Collateral Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Canadian Borrower has executed and delivered that certain Security Agreement dated January ●, 2011 made by the Canadian Borrower to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Canadian Borrower has granted to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Canadian Borrower and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Canadian Borrower agrees as follows:

SECTION 1.  Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in each type of property described below, and all of the Canadian Borrower’s right, title and interest therein and thereto, (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby;

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the copyright registrations and applications and exclusive copyright licences set forth in Schedule C hereto

(d)
all industrial designs, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the industrial design registrations and applications set forth in Schedule D hereto;

(e)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

(f)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(g)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Additional Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in the Additional Collateral by the Canadian Borrower under this IP Security Agreement Supplement secures the payment of all Secured Obligations (as defined in the Security Agreement) of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents.

SECTION 3.  Recordation.  The Canadian Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement Supplement.

SECTION 4.  Grants, Rights and Remedies.  This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.  The Canadian Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. All of Collateral Agent’s rights under this IP Security Agreement Supplement shall enure to the benefit of its successors and assigns and all of the Canadian Borrower’s obligations under this IP Security Agreement Supplement shall bind the Canadian Borrower and its successors and assigns.

SECTION 5.  Governing Law.  This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada applicable therein, excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among Collateral Agent (as defined in the Credit Agreement) for the Secured Parties referred to therein, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, Ply Gem Holdings, Inc. Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[Remainder of Page Intentionally Blank]

 Canadian Security Agreement

2

IN WITNESS WHEREOF, the Canadian Borrower has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

UBS AG CANADA BRANCH, as Collateral Agent

By:
_______________________________
Name:
Title:

By:
_______________________________
Name:
Title:

 Canadian Security Agreement

EXHIBIT I

FORM OF
INTERCOMPANY NOTE

                                                                                      __________, __________[●], 200[●]

Each of the parties identified on the signature page(s) hereto (each a “Note Party”) hereby promises to pay, on demand, to the order of each applicable Obligee (as defined below), in lawful money of [the United States of America][Canada], at such location in [the United States of America][Canada] as the applicable Obligee shall from time to time designate, all amounts as may be owing from time to time by each such Note Party (in such capacity, an “Obligor”) to each other Note Party (in such capacity, an “Obligee”) in respect of Indebtedness (as such term is defined in the Credit Agreement dated January 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Ply Gem Industries, Inc. a Delaware corporation (the “Specified U.S. Borrower”), Ply Gem Canada, Inc., (the “Canadian Borrower”), Ply Gem Holdings, Inc., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, Canadian Collateral Agent, Canadian Swing Line Lender and a Canadian L/C Issuer, Credit Suisse AG, Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner), together with interest thereon at such rate as may be agreed upon from time to time. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Each Obligor promises to pay interest on the unpaid principal amount of any Indebtedness evidenced hereby until paid at such rate per annum as shall be agreed upon from time to time by each applicable Obligor and Obligee.

Each Obligee is hereby authorized to record all amounts owing by the Obligors to such Obligee, all of which shall be evidenced by this Note, and all repayments thereof, in its books and records in according with its usual practice, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of any Obligee to record such information shall not affect any Obligor’s obligations.

Each Obligor hereby waives diligence, presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against any Note Party unless the same shall be in writing and signed and delivered by such Note Party. This Note shall be construed as a separate agreement with respect to each Note Party and may be amended, modified, supplemented, waived or released with respect to any Note Party without the approval of any Note Party and without affecting the obligations of any Note Party hereunder.

This Note may be pledged by any of the Note Parties to secure the payment and performance of obligations of such Note Party to any person or entity (each such person or entity, a “Secured Party”). Each Note Party hereby acknowledges and agrees that any Secured Party may, pursuant to such agreement as in effect between any Note Party and any Secured Party from time to time, exercise all rights provided in such agreements with respect to this Note.

EXHIBIT I

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By:
__________________________
Name:
Title:

By:
__________________________
Name:
Title:

By:
__________________________
Name:
Title:

EXHIBIT J-1

Form of Opinion (U.S. Counsel)

See Attached.

EXHIBIT J-2

Form of Opinion (Canadian Counsel)

See Attached.

EXHIBIT J-3

Form of Opinion (Local Counsel)

See Attached.

EXHIBIT K

Form of Borrowing Base Certificate

See Attached.

EXHIBIT L

FORM OF

PERFECTION CERTIFICATE

Reference is made to the Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”) dated as of [●], 2008 among Ply Gem Industries, Inc., a Delaware corporation (the “Issuer”), Ply Gem Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Issuer and the Subsidiary Guarantors, the “Grantors”), and [●], as trustee and collateral agent (in such capacity, the “Collateral Agent”) and as collateral agent.  Capitalized terms used but not defined herein have the meanings set forth in either the Indenture or the Collateral Agreement referred to therein, as applicable.

The undersigned Responsible Officers of Holdings and the Issuer hereby certify to the Administrative Agent and each other Secured Party as follows:

1.  Names.  (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

Exact Legal Name of Each Grantor

(b)  Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

Grantor	Other Legal Name in Past 5 Years	Date of Name Change

(c)  Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

Grantor	Other Name Used

(e)  Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

Grantor	Organizational Identification Number

(f)  Set forth below is the Federal Taxpayer Identification Number of each Grantor11:

Grantor	Federal Taxpayer Identification Number

11	Only necessary for filing in North Dakota and South Dakota.

2.  Current Locations.  (a)  The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b)  Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c)  The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor	Jurisdiction

(d)  Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified above:

Grantor	Mailing Address	County	State

(e)  Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b), (c) or (d) above:

Grantor	Mailing Address	County	State

(f)  Set forth below is a list of all real property held by each Grantor, whether owned or leased, the name of the Grantor that owns or leases said property and the fair market value apportioned to each site:

Address	Owned/Leased	Entity	Value

(g) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor:

Grantor	Mailing Address	County	State

3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4.  File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Indenture.

5.  UCC Filings.  Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6.  Schedule of Filings.  Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7.  Stock Ownership and other Equity Interests.  Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held by, directly or indirectly, Holdings, the Issuer or any Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests. Also set forth on Schedule 7 is each equity investment held by, directly or indirectly, Holdings, the Issuer or any Subsidiary that represents 50% or less of the Equity Interests of the entity in which such investment was made.

8.  Debt Instruments.  Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by Holdings, the Issuer and each Subsidiary that are required to be pledged under the Guarantee and Collateral Agreement, including all intercompany notes between Holdings and any subsidiary of Holdings and any subsidiary of Holdings and any other such subsidiary.

9.  Deposit Accounts.  Attached hereto as Schedule 9 is a true and correct list of deposit accounts, brokerage accounts or securities investment accounts maintained by any Grantor, including the name and address of the depositary institution, the type of account, and the account number.

10.  Assignment of Claims Act.  Attached hereto as Schedule 10 is a true and correct list of all written contracts between the Issuer or any Subsidiary and the United States government or any department or agency thereof that have a remaining value of at least $5,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date and end date, agency with which the contract was entered into, and a description of the contract type.

11.  Advances.  Attached hereto as Schedule 11 is (a) a true and correct list of all advances made by Holdings to any subsidiary of Holdings or made by any subsidiary of Holdings to Holdings or to any other subsidiary of Holdings (other than those identified on Schedule 8), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Guarantee and Collateral Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Grantor.

12.  Mortgage Filings.  Attached hereto as Schedule 12 is a schedule setting forth, with respect to each mortgaged property, (a) the exact name of the person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

13.  Intellectual Property.  Attached hereto as Schedule 13A in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner, the registration number and the expiration date of each Patent, Patent License, Trademark and Trademark License owned by any Grantor. Attached hereto as Schedule 13B in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights and Copyright Licenses, including the name of the registered owner, the registration number and the expiration date of each Copyright or Copyright License owned by any Grantor.

14.  Commercial Tort Claims.  Attached hereto as Schedule 14 is a true and correct list of commercial tort claims in excess of $500,000 held by any Grantor, including a brief description thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [●] day of [●].

Ply Gem Industries, Inc.,

By:
__________________________
Name:
Title:

Ply Gem Holdings, Inc.,

By:
__________________________
Name:
Title:

SCHEDULE 1

Changes in Identity or Corporate Structure Within Past Five Years

SCHEDULE 5

UCC Financing Statements

SCHEDULE 6

UCC Filings and Filing Offices

SCHEDULE 7

Stock Ownership and Other Equity Interests

SCHEDULE 8

Debt Instruments

SCHEDULE 9

Deposit Accounts

SCHEDULE 10

Government Contracts

SCHEDULE 11

Advances

SCHEDULE 12

Mortgage Filings

SCHEDULE 13A

Patents, Patent Licenses, Trademarks and Trademark Licenses

SCHEDULE 13B

Copyrights and Copyright Licenses

SCHEDULE 14

Commercial Tort Claims